TRUST INDENTURE AND SECURITY AGREEMENT

                (Federal Express Corporation Trust No. N670FE)

                            Dated as of May 1, 1997


                                    between


              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                             Not in its Individual
                             Capacity, but solely
                               As Owner Trustee,
                                 Owner Trustee


                                      and


                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Not in its Individual
                             Capacity, but solely
                             As Indenture Trustee,
                               Indenture Trustee



                   COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 777, REGISTRATION NO. N670FE




                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    6


                                   ARTICLE I

                                  DEFINITIONS

   Section 1.01.  Definitions..............................................  8

                                  ARTICLE II

                          ISSUE, EXECUTION, FORM AND
                         REGISTRATION OF CERTIFICATES;
                              COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  8
   Section 2.02.  Execution of Certificates................................  9
   Section 2.03.  Certificate of Authentication............................  9
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                    Make-Whole Premium and Interest........................  9
   Section 2.05.  Payments from Trust Indenture Estate Only................ 12
   Section 2.06.  Registration, Transfer and Exchange...................... 13
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                    Certificates........................................... 14
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 15
   Section 2.09.  Temporary Certificates................................... 15
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 16
   Section 2.11.  Certificates in Respect of Replacement Aircraft.......... 16
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                    Operative Agreements................................... 16
   Section 2.13.  Establishment of Collateral Account...................... 16
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 17
   Section 2.15.  Release of Debt Portion and Lien on the Collateral Account
                    and the Liquid Collateral on Delivery Date............. 18
   Section 2.16.  Cut-Off Date............................................. 19
   Section 2.17.  Subordination............................................ 19

                                  ARTICLE III

                                   COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 19
   Section 3.02.  Offices for Payments, etc................................ 20
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                    Trustee................................................ 20
   Section 3.04.  Paying Agents............................................ 20
   Section 3.05.  Covenants of SSB and the Owner Trustee................... 20
   Section 3.06.  [Reserved]............................................... 21
   Section 3.07.  Disposal of Trust Indenture Estate....................... 21
   Section 3.08.  No Representations or Warranties as to Aircraft or
                    Documents.............................................. 22
   Section 3.09.  Further Assurances; Financing Statements................. 22

                                  ARTICLE IV

                                 HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 23

                                   ARTICLE V

                   RECEIPT, DISTRIBUTION AND APPLICATION OF
                    INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 23
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 24
   Section 5.03.  Payment After Indenture Event of Default, etc............ 25
   Section 5.04.  Certain Payments......................................... 27
   Section 5.05.  Other Payments........................................... 28
   Section 5.06.  Payments to Owner Trustee................................ 28
   Section 5.07.  Application of Payments.................................. 28
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 29
   Section 5.09.  Withholding Taxes........................................ 30

                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 30
   Section 6.02.  Prepayment of Certificates............................... 30
   Section 6.03.  Notice of Prepayment to Holders.......................... 32
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                    Price.................................................. 33
   Section 6.05.  Certificates Payable on Prepayment Date.................. 33
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 33


                                  ARTICLE VII

                     INDENTURE EVENTS OF DEFAULT; REMEDIES
                       OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 35
   Section 7.02.  Remedies................................................. 38
   Section 7.03.  Return of Aircraft, etc.................................. 40
   Section 7.04.  Indenture Trustee May Prove Debt......................... 42
   Section 7.05.  Remedies Cumulative...................................... 44
   Section 7.06.  Suits for Enforcement.................................... 44
   Section 7.07.  Discontinuance of Proceedings............................ 45
   Section 7.08.  Limitations on Suits by Holders.......................... 45
   Section 7.09.  Unconditional Right of Holders to  Receive Principal,
                    Interest and Make-Whole Premium, and to Institute Certain
                    Suits.................................................. 45
   Section 7.10.  Control by Holders....................................... 46
   Section 7.11.  Waiver of Past Indenture Default......................... 46
   Section 7.12.  Notice of Indenture Default.............................. 47

                                 ARTICLE VIII

                          RIGHTS OF THE OWNER TRUSTEE
                           AND THE OWNER PARTICIPANT

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.... 47
   Section 8.02.  Owner Participant's Right to Elect to Prepay or Purchase
                    the Certificates....................................... 50
   Section 8.03.  Certain Rights of Owner Participant...................... 52

                                  ARTICLE IX

                       CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 53
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee; During
                    an Indenture Event of Default; Prior to an Indenture
                    Event of Default....................................... 54
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 56
   Section 9.04.  Indenture Trustee Not Responsible for Recitals, Disposition
                    of Certificates or Application of Proceeds
                    Thereof................................................ 57
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                    Collections, etc....................................... 57
   Section 9.06.  Moneys Held by Indenture Trustee......................... 57
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's Certificate,
                    etc.................................................... 57
   Section 9.08.  Replacement Airframes and Replacement Engines............ 58
   Section 9.09.  Indenture and Security Agreement Supplement for
                    Replacements........................................... 61
   Section 9.10.  Effect of Replacement.................................... 61
   Section 9.11.  Compensation............................................. 61

                                   ARTICLE X

                            CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 62
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                     Certificates.......................................... 62
   Section 10.03.  Holders to Be Treated as Owners......................... 63
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                     Not Outstanding....................................... 63
   Section 10.05.  Right of Revocation of Action Taken..................... 64
   Section 10.06.  ERISA................................................... 64

                                  ARTICLE XI

                         INDEMNIFICATION OF INDENTURE
                           TRUSTEE BY OWNER TRUSTEE

                                  ARTICLE XII

                              SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 66
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                     Appointment Successor................................. 66
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 67
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 67
   Section 12.05.  Merger, Conversion, Consolidation or Succession to Business
                     of Indenture Trustee.................................. 68
   Section 12.06.  Appointment of Separate Trustees........................ 69

                                 ARTICLE XIII

                      SUPPLEMENTS AND AMENDMENTS TO THIS
                      TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 71
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 72
   Section 13.03.  Effect of Supplemental Indenture........................ 74
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 74
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                     Indentures............................................ 74
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture and
                     Security Agreement Supplement......................... 74
   Section 13.07.  Notices to Liquidity Providers.......................... 74

                                  ARTICLE XIV

                   SATISFACTION AND DISCHARGE OF INDENTURE;
                               UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                     Indenture............................................. 75
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                     Payment of Certificates............................... 76
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 76
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                     Agent Unclaimed for Two Years and Eleven
                     Months................................................ 76

                                  ARTICLE XV

                                 MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 77
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 77
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                     Binding............................................... 77
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture Trustee,
                     Owner Participant, Holders and Liquidity
                     Providers............................................. 77
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                     Lease................................................. 78
   Section 15.06.  Notices................................................. 78
   Section 15.07.  Officer's Certificates and Opinions of Counsel; Statements
                     to Be Contained Therein............................... 79
   Section 15.08.  Severability............................................ 80
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 80
   Section 15.10.  Successors and Assigns.................................. 80
   Section 15.11.  Headings................................................ 80
   Section 15.12.  Normal Commercial Relations............................. 80
   Section 15.13.  Governing Law; Counterparts............................. 80


Exhibit A      --    Form of Indenture and Security Agreement Supplement
Exhibit B      --    Form of Certificate

Schedule I     --    [Reserved]
Schedule II    --    Definitions


                    TRUST INDENTURE AND SECURITY AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE) dated as of May 1, 1997 (the "Indenture"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "SSB"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:


         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participant and SSB have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N670FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, SSB has declared a certain trust for the use and benefit of the Owner Participant, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;

         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                                GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture
Estate, subject always to the rights granted to the Owner Trustee or the Owner Participant hereunder and to the other terms and conditions of this
Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Purchase Agreement, the Purchase Agreement Assignment, the AVSA Consent and Agreement, the Consent and Agreement, the Consent and Guaranty, the GTA, the Engine Warranty Assignment and the Engine Consent, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         EXCLUDING, HOWEVER, from the foregoing grant of the Lien and security interest of this Indenture and from the Trust Indenture Estate, (i) all Excepted Payments, including without limitation all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and any moneys due or to become due under the Tax Indemnity Agreement and all rights to collect and enforce Excepted Payments and (ii) rights granted to or retained by the Owner Trustee or the Owner Participant hereunder and SUBJECT TO the following provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Owner Participant shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain or otherwise demand, sue for or receive and enforce the payment of such Excepted Payments, (B) to exercise any election or option or make any decision or determination or to give or receive any notice (including notice of Default), consent, waiver or approval in respect of any such Excepted Payment, (C) to adjust (and make any decision or determination or give any notice or consent with respect to) Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the FPO Price as provided in Section 3.04 of the Lease and
Section 15.01 of the Participation Agreement, (D) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments
(except for, in respect of any portion of Basic Rent constituting an Excepted Payment, any action changing the manner by which such Basic Rent is to be paid), (E) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to
Article 10 of the Lease, (F) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to Article 4 of the Lease, (G) to exercise all other rights of the Lessor under Articles 4 and 10 of the Lease with respect to the retention or purchase by the Lessee or the Lessor of the Aircraft or the exercise by the Lessee of the Lessee's renewal or purchase options, (H) to retain all rights with respect to insurance maintained for its own account which Section 13.05 of the Lease specifically confers on the "Lessor", (I) to approve appraisers, lawyers and other professionals and receive notices, certificates, reports, filings, opinions and other documents, in each case with respect to matters relating to the Owner Participant's tax position, (J) to approve any accountants to be used in the verification of any Rent adjustment, and (K) to exercise, to the extent necessary to enable it to exercise its rights under Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) subject to the last sentence of this clause (a), (A) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee (or, if an Indenture Event of Default that is also an Event of Default shall have occurred and be continuing, acting jointly with and not to the exclusion of the Indenture Trustee), to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft under
Article 12 of the Lease (but not Article 17 thereof, it being understood that the Indenture Trustee shall have the exclusive right to exercise remedies pursuant to such Article 17, including in respect of any related return of the Aircraft pursuant to Article 12 of the Lease), including the right to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft pursuant to the express provisions of the Operative Agreements, and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments) and under the Purchase Agreement;

         (iv) subject to the last sentence of this clause (a), at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participant shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

Notwithstanding the foregoing, but subject always to the provisions of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) (other than with respect to Excepted Payments) declare the Lease to be in default under
Article 17 thereof or any statute (including, without limitation, Article 2-A of the Uniform Commercial Code) and (B) subject only to the provisions of this Indenture, (other than in connection with Excepted Payments) exercise the remedies set forth in such Article 17 of the Lease any statute (including without limitation Article 2-A of the Uniform Commercial Code), at law and in
Article 7 hereof.

         (b) The foregoing provisions in paragraph (a) above shall be equally applicable to all rights of the Indenture Trustee in respect of Ancillary Agreement I and Ancillary Agreement II, whether such rights are granted directly to the Indenture Trustee under such agreements or are granted under the Granting Clause of this Indenture.

         (c) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                                HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture and the rights of the Owner Trustee and the Owner Participant under this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will, at the expense of the Lessee, promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or the Owner Participant or would result in a burden on the Owner Participant's business activities, unless the Owner Trustee or the Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, enter into an agreement amending or supplementing any of the Indenture Documents, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Indenture Documents, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Indenture Documents, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                  ARTICLE II

                          ISSUE, EXECUTION, FORM AND
                         REGISTRATION OF CERTIFICATES;
                              COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of SSB. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of SSB who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by SSB, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of SSB; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of SSB, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of SSB at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity (subject to Section 15.01(d) of the Participation Agreement) and as to other terms.
The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificate) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificate), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificate) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificate) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof (but only to the extent actually received by the Indenture Trustee) and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof but only to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participant, the Owner Trustee, SSB nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of SSB, the Owner Trustee or the Indenture Trustee.

         SSB is not personally liable to any Holder, the Lessee, the Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of SSB's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to the Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Participant under the Participation Agreement, or from retaining any amount paid by the Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and (except in the case of transfers pursuant to Section 15.01 of the Participation Agreement) the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of SSB, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of SSB, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Aircraft. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except for any recourse obligations of the Owner Participant or the Owner Trustee in its individual capacity with respect to matters arising out of events occurring prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on June 2, 1997. If the Delivery Date is postponed pursuant to Section 3.02(c) or Section 3.05 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral, subject to the proviso in Section
3.02(a)(C) of the Participation Agreement, equal to the lesser of (A) the Debt Portion and (B) the amount actually in the Collateral Account on the Delivery Date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price payable by (x) the Owner Trustee as contemplated by Section 3.02(a) of the Participation Agreement or (y) if the fifth sentence of Section 3.05(a) of the Participation Agreement shall be applicable, by the Lessee as contemplated by such sentence. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(C) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a)(C) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.


                                  ARTICLE III

                                   COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of SSB and the Owner Trustee.

         (a) SSB hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participant;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice from an insurer or an insurance broker received pursuant to Article 13 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NEITHER THE INDENTURE TRUSTEE NOR THE OWNER TRUSTEE NOR SSB NOR THE OWNER PARTICIPANT MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that SSB warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by AVSA, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to SSB. Neither SSB, the Indenture Trustee nor the Owner Participant makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of SSB and the Indenture Trustee made under this Indenture or in the Participation Agreement or of the Owner Participant made under the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, at the expense of the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                  ARTICLE IV

                                 HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                   ARTICLE V

                   RECEIPT, DISTRIBUTION AND APPLICATION OF
                    INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be distributed by the Indenture Trustee no later than the time herein provided in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates;

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of
Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Payment Default, Bankruptcy Default or Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Certificates shall have become due and payable as provided in Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity,
(ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of
Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority:

   first, in the manner provided in clause "first" of Section 5.03 hereof and

   second,   in the manner provided in clause "third" of Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of the Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied,

   first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate,

   third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participant or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the amounts the Lessee shall have so paid in respect of any such Tax shall have been recovered in full by the Lessee.


                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and Section 2.12 hereof shall not be applicable in connection with such purchase), but subject to Section 6.02(c) below.

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof (unless such notice is revoked in accordance with such Section).

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a refinancing of the Certificates, but subject to Section 6.02(c) below.

         (vi) As contemplated by Section 2.16 hereof and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (v) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1)  (i) if such prepayment is made under any provision of Section
   6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i), 6.02(a)(iii) (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable) or 6.02(a)(vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, or if no refinancing shall occur pursuant to Section 15.01 of the Participation Agreement, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and

         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):


                               Principal Amount


                               Series A Certificates    Series B Certificates    Series C Certificates
Sinking Fund                      with a Maturity of       with a Maturity of       with a Maturity of
Redemption Date                     January 15, 2017         January 15, 2018         January 15, 2014
---------------------------    ---------------------    ---------------------    ---------------------
January 15, 1998                             292,850                  250,140                  190,520
July 15, 1998                                374,190                        0                        0
January 15, 1999                             155,254                  250,140                  333,520
July 15, 1999                                511,786                        0                        0
January 15, 2000                             149,287                  250,140                  333,520
July 15, 2000                                517,753                        0                        0
January 15, 2001                             245,388                  250,140                  333,520
July 15, 2001                                421,652                        0                        0
January 15, 2002                             447,707                  250,140                  333,520
July 15, 2002                                219,333                        0                        0
January 15, 2003                             667,040                  250,140                  427,042
July 15, 2003                                      0                        0                        0
January 15, 2004                             667,040                  250,140                  757,173
July 15, 2004                                      0                        0                        0
January 15, 2005                             667,040                  250,140                  865,719
July 15, 2005                                      0                        0                        0
January 15, 2006                             667,040                  250,140                  835,803
July 15, 2006                                      0                        0                        0
January 15, 2007                             667,040                  250,140                3,783,765
July 15, 2007                                      0                        0                        0
January 15, 2008                             667,040                  250,140                  676,225
July 15, 2008                                      0                        0                        0
January 15, 2009                             667,040                  250,140                1,788,770
July 15, 2009                                      0                        0                        0
January 15, 2010                             667,040                  250,140                1,742,978
July 15, 2010                                      0                        0                        0
January 15, 2011                             667,040                2,179,510                  758,530
July 15, 2011                                      0                        0                        0
January 15, 2012                             667,040                3,178,951                        0
July 15, 2012                                      0                        0                        0
January 15, 2013                           2,910,012                2,059,773                        0
July 15, 2013                                      0                        0                        0
January 15, 2014                           1,987,488                        0                3,372,395
July 15, 2014                                      0                        0                        0
January 15, 2015                           5,780,164                        0                        0
July 15, 2015                                      0                        0                        0
January 15, 2016                           6,230,567                        0                        0
July 15, 2016                                      0                        0                        0
January 15, 2017                           6,438,169                  277,926                        0
January 15, 2018                                   0                1,559,020                        0



                                  ARTICLE VII

                     INDENTURE EVENTS OF DEFAULT; REMEDIES
                       OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Participant shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participant shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by SSB, the Owner Trustee, the Owner Participant or the Owner Participant Guarantor or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of SSB, the Owner Trustee, the Owner Participant, or the Owner Participant Guarantor furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or Section 7.02(b) or 7.12 of the Participation Agreement shall be breached in any respect, (y) covenant made by the Owner Participant in Section 7.02(c) or the last sentence of Section 7.13 of the Participation Agreement shall be breached in any respect or (z) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor, or by the Owner Participant or the Owner Participant Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty (30) days after there has been given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate, any Owner Trustee Guarantor, the Owner Participant or the Owner Participant Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate in any proceeding referred to in clause (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty or the Owner Participant Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or the Owner Participant Guarantor, as the case may be, or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee and the Owner Participant such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may (subject to the provisions of the next succeeding paragraph) take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Participant, the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may (subject to the provisions of the next succeeding paragraph) exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion) for the purpose of recovering the Aircraft. It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of
(i) 60 days from the date of any such stay or applicable order under
Section 1110 of the Bankruptcy Code plus any extension consented to by the Indenture Trustee or the Holders of Certificates of such period as permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease pursuant to Section 365 or 1110 of the Bankruptcy Code and no Event of Default (other than as specified in Section 16.01(e), (f) or (g) of the Lease, or other Event of Default in respect of which the 30-day period referred to in clause
(a)(1)(B)(ii)(I) of Section 1110 of the Bankruptcy Code shall not yet have expired) shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee, the Owner Participant and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Participant and the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

          (c) Subject to Section 7.02 hereof, if an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 30 days prior written notice by registered mail to the Owner Trustee and the Owner Participant will be provided, for cash or, with the consent of the Owner Trustee and the Owner Participant, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this
Section 7.03(c) and to effectuate the transfer or conveyance referred to in
the first sentence of this Section 7.03(c).   Notwithstanding any other
provision of this Indenture, the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d)  To the extent permitted by applicable law, and subject to
Section 7.02 hereof, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participant in respect of the property so purchased.

         (e) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;

and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, the Owner Participant, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participant notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participant promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.


                                 ARTICLE VIII

                          RIGHTS OF THE OWNER TRUSTEE
                           AND THE OWNER PARTICIPANT

         Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.
(a) Subject to Section 13.01 hereof and the provisions of paragraph (a) immediately following the Granting Clause hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the Lessor and the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (except in respect of the Term, if the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate),
   Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section 3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee), Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act),
   Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01,
   Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participant's or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of any portion of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not materially adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Article 6 and Section 10.01(b) (insofar as such Article 6 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05, 15.01, 17.02 and 17.11 and Articles 8 and 9 (insofar as such Articles relate to the Indenture Trustee; it being understood that only the Indenture Trustee's consent in respect thereof need be obtained) and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Stipulated Loss Value or Supplemental Rent payable to the Holders or any Liquidity Provider or any other amounts payable for the account of the Holders or any Liquidity Provider (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participant) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participant or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participant's Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a Prepayment Date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price (determined in accordance with Section 6.02(b) hereof) of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause
   (a)(ii) above (but not if such purchase is pursuant to clause (a)(i) above), plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participant shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participant (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participant shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participant in such authorized denominations as the Owner Participant shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participant.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         (c)  Any election to prepay or purchase the Certificates under this
Section 8.02 shall be irrevocable, provided that if on the specified date for prepayment or purchase, the Event of Default giving rise to such election shall no longer be continuing under the Lease such election shall be deemed to be automatically withdrawn.

         Section 8.03. Certain Rights of Owner Participant. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after the Owner Participant's receipt of written notice of such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law or equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participant and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after the Owner Participant's receipt of the written notice of such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or the Owner
Participant to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law or in equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law or in equity against the Lessee pursuant to Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                  ARTICLE IX

                       CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will, at the expense of the Lessee, file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Aviation Act (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease and will otherwise conform to the requirements set forth in the definition of "Replacement Engine";

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, SSB or the Owner Participant for any fee as compensation for its services as trustee under this Indenture.


                                   ARTICLE X

                            CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, the Owner Participant, SSB, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, SSB or the Owner Participant or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participant, SSB or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, SSB, or the Owner Participant are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participant, SSB and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participant, SSB or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Department and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                  ARTICLE XI

                         INDEMNIFICATION OF INDENTURE
                           TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture and any taxes excluded from the Lessee's indemnity obligation under Section 8.01(b) of the Participation Agreement), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other
Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Article; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this Article XI shall survive the termination of this Indenture and the resignation or
removal of the Indenture Trustee.   Upon payment in full by the Owner Trustee
of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                  ARTICLE XII

                              SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participant, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participant, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participant, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03. Persons Eligible for Appointment as Indenture Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                                 ARTICLE XIII

                      SUPPLEMENTS AND AMENDMENTS TO THIS
                      TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participant;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement; and

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participant or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participant (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participant) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participant pursuant to Section
13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                  ARTICLE XIV

                   SATISFACTION AND DISCHARGE OF INDENTURE;
                               UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participant) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participant) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                  ARTICLE XV

                                 MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of SSB (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of SSB (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participant and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participant, Holders and Liquidity Providers.   Nothing in this
Indenture, whether express or implied, shall be construed to give to any person other than SSB, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participant, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110 (telephone: (617) 664-5526, facsimile: (617) 664-5371), Attention: Corporate Trust Department (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile:
(801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of SSB may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or SSB, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or SSB, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or SSB or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participant, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By_____________________________________________
                               Name:  Paul D. Allen
                               Title: Vice President



                           FIRST SECURITY BANK,
                           NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By_____________________________________________
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


              Indenture and Security Agreement Supplement No. ___


         Indenture and Security Agreement Supplement No. ___ (Federal Express Corporation Trust No. N670FE) dated ________, ____, of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between State Street Bank and Trust Company of Connecticut, National Association and the Owner Participant named therein.


                             W I T N E S S E T H :


         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.

--------------
(1)This recital is to be included only in the first Indenture Supplement.

         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

--------------
(2)This recital is to be included only in the first Indenture Supplement.


         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                   Airframe

                    One (1) Airframe identified as follows:

                                 FAA               Manufacturer's
                                 Registration      Serial
Manufacturer         Model       Number            Number
------------         -----       ------------      ---------------





together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                               AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                         Manufacturer's
                                                         Serial
Manufacturer                     Model                   Number
------------                     -----                   --------------





together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By_____________________________________________
                               Name:  Paul D. Allen
                               Title: Vice President





                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                             [Form of Certificate]


                THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
                THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
         NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                          EQUIPMENT TRUST CERTIFICATE
                (Federal Express Corporation Trust No. N670FE)

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION
                 not in its individual capacity but solely as
                      OWNER TRUSTEE UNDER TRUST AGREEMENT
                (Federal Express Corporation Trust No. N670FE)
                            dated as of May 1, 1997

                                  SERIES ___

Interest Rate                                                         Maturity




         State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997, between the Owner Participant named therein and State Street Bank and Trust Company of Connecticut, National Association (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January 15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July 15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January
15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July 15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         State Street Bank and Trust Company of Connecticut, National Association and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N670FE) limited in aggregate initial principal amount to $62,392,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
   Series      Maturity                Amount            Interest Rate
   ------      --------                ---------         -------------

     A         January 15, 2017        $33,352,000       7.50%
     B         January 15, 2018        $12,507,000       7.52%
     C         January 15, 2014        $16,533,000       7.65%


         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participant, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as follows. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth below, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.


                               Principal Amount


                               Series A Certificates    Series B Certificates    Series C Certificates
Sinking Fund                      with a Maturity of       with a Maturity of       with a Maturity of
Redemption Date                     January 15, 2017         January 15, 2018         January 15, 2014
---------------------------    ---------------------    ---------------------    ---------------------
January 15, 1998                             292,850                  250,140                  190,520
July 15, 1998                                374,190                        0                        0
January 15, 1999                             155,254                  250,140                  333,520
July 15, 1999                                511,786                        0                        0
January 15, 2000                             149,287                  250,140                  333,520
July 15, 2000                                517,753                        0                        0
January 15, 2001                             245,388                  250,140                  333,520
July 15, 2001                                421,652                        0                        0
January 15, 2002                             447,707                  250,140                  333,520
July 15, 2002                                219,333                        0                        0
January 15, 2003                             667,040                  250,140                  427,042
July 15, 2003                                      0                        0                        0
January 15, 2004                             667,040                  250,140                  757,173
July 15, 2004                                      0                        0                        0
January 15, 2005                             667,040                  250,140                  865,719
July 15, 2005                                      0                        0                        0
January 15, 2006                             667,040                  250,140                  835,803
July 15, 2006                                      0                        0                        0
January 15, 2007                             667,040                  250,140                3,783,765
July 15, 2007                                      0                        0                        0
January 15, 2008                             667,040                  250,140                  676,225
July 15, 2008                                      0                        0                        0
January 15, 2009                             667,040                  250,140                1,788,770
July 15, 2009                                      0                        0                        0
January 15, 2010                             667,040                  250,140                1,742,978
July 15, 2010                                      0                        0                        0
January 15, 2011                             667,040                2,179,510                  758,530
July 15, 2011                                      0                        0                        0
January 15, 2012                             667,040                3,178,951                        0
July 15, 2012                                      0                        0                        0
January 15, 2013                           2,910,012                2,059,773                        0
July 15, 2013                                      0                        0                        0
January 15, 2014                           1,987,488                        0                3,372,395
July 15, 2014                                      0                        0                        0
January 15, 2015                           5,780,164                        0                        0
July 15, 2015                                      0                        0                        0
January 15, 2016                           6,230,567                        0                        0
July 15, 2016                                      0                        0                        0
January 15, 2017                           6,438,169                  277,926                        0
January 15, 2018                                   0                1,559,020                        0


         Except as expressly provided in the Indenture, all payments of
principal,   Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that neither the Owner Participant, the Owner Trustee, State Street Bank and Trust Company of Connecticut, National Association nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of State Street Bank and Trust Company of Connecticut, National Association, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and the Lessee shall not have revoked such notice or effected an assumption of the Certificates as provided in
   Section 2.12 of the Indenture).

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (v) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses (ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to clause (vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i), (iii) (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable) or (vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall (except for prior acts) be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or the Owner Participant may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participant, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or the Owner Participant may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture but not in the case of clause (i) of
         Section 8.02(a) of the Indenture) any Make-Whole Premium applicable to each Outstanding Certificate, plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture
Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

--------------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A
    Certificate.

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.


         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N670FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997       STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee



                           By _____________________________________________
                                Name: Paul D. Allen
                                Title: Vice President





          [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N670FE) referred to in the within mentioned Indenture.


Dated: May ___, 1997       FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By ____________________________________
                                Name: Greg A. Hawley
                                Title: Vice President


                                SCHEDULE I

                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N670FE and Manufacturer's serial number 777, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N670FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N670FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on September 2, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N670FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  September 1, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N670FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N670FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N671FE, N672FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. September 2, 2020 and each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2016, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


                  TRUST INDENTURE AND SECURITY AGREEMENT

              (Federal Express Corporation Trust No. N671FE)

                          Dated as of May 1, 1997


                                  between


            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                             As Owner Trustee,
                               Owner Trustee


                                    and


                FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                           As Indenture Trustee,
                             Indenture Trustee



                 COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                  SERIAL NO. 778, REGISTRATION NO. N671FE


==============================================================================

                             TABLE OF CONTENTS


                                                                          Page

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    6

                                 ARTICLE I

                                DEFINITIONS

   Section 1.01.  Definitions..............................................  8

                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  8
   Section 2.02.  Execution of Certificates................................  9
   Section 2.03.  Certificate of Authentication............................  9
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  9
   Section 2.05.  Payments from Trust Indenture Estate Only................ 12
   Section 2.06.  Registration, Transfer and Exchange...................... 13
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 14
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 15
   Section 2.09.  Temporary Certificates................................... 15
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 16
   Section 2.11.  Certificates in Respect of Replacement Aircraft.......... 16
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 16
   Section 2.13.  Establishment of Collateral Account...................... 16
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 17
   Section 2.15.  Release of Debt Portion and Lien on the Collateral Account
                  and the Liquid Collateral on Delivery Date............... 18
   Section 2.16.  Cut-Off Date............................................. 19
   Section 2.17.  Subordination............................................ 19

                                ARTICLE III

                                 COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 19
   Section 3.02.  Offices for Payments, etc................................ 20
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 20
   Section 3.04.  Paying Agents............................................ 20
   Section 3.05.  Covenants of SSB and the Owner Trustee................... 21
   Section 3.06.  [Reserved]............................................... 21
   Section 3.07.  Disposal of Trust Indenture Estate....................... 22
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 22
   Section 3.09.  Further Assurances; Financing Statements................. 22

                                ARTICLE IV

                               HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 23

                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 23
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 24
   Section 5.03.  Payment After Indenture Event of Default, etc............ 25
   Section 5.04.  Certain Payments......................................... 27
   Section 5.05.  Other Payments........................................... 28
   Section 5.06.  Payments to Owner Trustee................................ 28
   Section 5.07.  Application of Payments.................................. 28
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 29
   Section 5.09.  Withholding Taxes........................................ 30

                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 30
   Section 6.02.  Prepayment of Certificates............................... 30
   Section 6.03.  Notice of Prepayment to Holders.......................... 32
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 33
   Section 6.05.  Certificates Payable on Prepayment Date.................. 33
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 33

                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 35
   Section 7.02.  Remedies................................................. 38
   Section 7.03.  Return of Aircraft, etc.................................. 40
   Section 7.04.  Indenture Trustee May Prove Debt......................... 42
   Section 7.05.  Remedies Cumulative...................................... 44
   Section 7.06.  Suits for Enforcement.................................... 44
   Section 7.07.  Discontinuance of Proceedings............................ 45
   Section 7.08.  Limitations on Suits by Holders.......................... 45
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 45
   Section 7.10.  Control by Holders....................................... 46
   Section 7.11.  Waiver of Past Indenture Default......................... 46
   Section 7.12.  Notice of Indenture Default.............................. 47

                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.... 47
   Section 8.02.  Owner Participant's Right to Elect to Prepay or Purchase the
                  Certificates............................................. 50
   Section 8.03.  Certain Rights of Owner Participant...................... 52

                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 53
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default; Prior to an
                  Indenture Event of Default............................... 54
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 56
   Section 9.04.  Indenture Trustee Not Responsible for Recitals, Disposition
                  of Certificates or Application of Proceeds Thereof....... 57
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 57
   Section 9.06.  Moneys Held by Indenture Trustee......................... 57
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 57
   Section 9.08.  Replacement Airframes and Replacement Engines............ 58
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 61
   Section 9.10.  Effect of Replacement.................................... 61
   Section 9.11.  Compensation............................................. 61

                                 ARTICLE X

                          CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 62
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 62
   Section 10.03.  Holders to Be Treated as Owners......................... 63
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                   Not Outstanding......................................... 63
   Section 10.05.  Right of Revocation of Action Taken..................... 64
   Section 10.06.  ERISA................................................... 64

                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

                                ARTICLE XII

                            SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 66
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 66
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 67
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 67
   Section 12.05.  Merger, Conversion, Consolidation or Succession to Business
                   of Indenture Trustee.................................... 68
   Section 12.06.  Appointment of Separate Trustees........................ 69

                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 71
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 72
   Section 13.03.  Effect of Supplemental Indenture........................ 74
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 74
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 74
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture and
                   Security Agreement Supplement........................... 74
   Section 13.07.  Notices to Liquidity Providers.......................... 74

                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 75
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 76
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 76
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 76

                                ARTICLE XV

                               MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 77
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 77
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 77
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture Trustee,
                   Owner Participant, Holders and Liquidity Providers...... 77
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 78
   Section 15.06.  Notices................................................. 78
   Section 15.07.  Officer's Certificates and Opinions of Counsel; Statements
                   to Be Contained Therein................................. 79
   Section 15.08.  Severability............................................ 80
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 80
   Section 15.10.  Successors and Assigns.................................. 80
   Section 15.11.  Headings................................................ 80
   Section 15.12.  Normal Commercial Relations............................. 80
   Section 15.13.  Governing Law; Counterparts............................. 80


Exhibit A      -- Form of Indenture and Security Agreement Supplement
Exhibit B      -- Form of Certificate

Schedule I     -- [Reserved]
Schedule II    -- Definitions


                  TRUST INDENTURE AND SECURITY AGREEMENT
              (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE) dated as of May 1, 1997 (the "Indenture"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "SSB"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:
                             -------------------

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participant and SSB have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N671FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, SSB has declared a certain trust for the use and benefit of the Owner Participant, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;

         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                              GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding
Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or the Owner Participant hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Purchase Agreement, the Purchase Agreement Assignment, the AVSA Consent and Agreement, the Consent and Agreement, the Consent and Guaranty, the GTA, the Engine Warranty Assignment and the Engine Consent, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         EXCLUDING, HOWEVER, from the foregoing grant of the Lien and security interest of this Indenture and from the Trust Indenture Estate, (i) all Excepted Payments, including without limitation all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and any moneys due or to become due under the Tax Indemnity Agreement and all rights to collect and enforce Excepted Payments and (ii) rights granted to or retained by the Owner Trustee or the Owner Participant hereunder and SUBJECT TO the following provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Owner Participant shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain or otherwise demand, sue for or receive and enforce the payment of such Excepted Payments, (B) to exercise any election or option or make any decision or determination or to give or receive any notice (including notice of Default), consent, waiver or approval in respect of any such Excepted Payment, (C) to adjust (and make any decision or determination or give any notice or consent with respect to) Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the FPO Price as provided in Section 3.04 of the Lease and Section
15.01 of the Participation Agreement, (D) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of any portion of Basic Rent constituting an Excepted Payment, any action changing the manner by which such Basic Rent is to be paid), (E) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to Article 10 of the Lease, (F) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to Article 4 of the Lease, (G) to exercise all other rights of the Lessor under Articles 4 and 10 of the Lease with respect to the retention or purchase by the Lessee or the Lessor of the Aircraft or the exercise by the Lessee of the Lessee's renewal or purchase options, (H) to retain all rights with respect to insurance maintained for its own account which Section 13.05 of the Lease specifically confers on the "Lessor", (I) to approve appraisers, lawyers and other professionals and receive notices, certificates, reports, filings, opinions and other documents, in each case with respect to matters relating to the Owner Participant's tax position, (J) to approve any accountants to be used in the verification of any Rent adjustment, and (K) to exercise, to the extent necessary to enable it to exercise its rights under
Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) subject to the last sentence of this clause (a), (A) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee (or, if an Indenture Event of Default that is also an Event of Default shall have occurred and be continuing, acting jointly with and not to the exclusion of the Indenture Trustee), to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft under
Article 12 of the Lease (but not Article 17 thereof, it being understood that the Indenture Trustee shall have the exclusive right to exercise remedies pursuant to such Article 17, including in respect of any related return of the Aircraft pursuant to Article 12 of the Lease), including the right to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft pursuant to the express provisions of the Operative Agreements, and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments) and under the Purchase Agreement;

         (iv) subject to the last sentence of this clause (a), at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participant shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

Notwithstanding the foregoing, but subject always to the provisions of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) (other than with respect to Excepted Payments) declare the Lease to be in default under
Article 17 thereof or any statute (including, without limitation, Article 2-A of the Uniform Commercial Code) and (B) subject only to the provisions of this Indenture, (other than in connection with Excepted Payments) exercise the remedies set forth in such Article 17 of the Lease any statute (including without limitation Article 2-A of the Uniform Commercial Code), at law and in
Article 7 hereof.

         (b) The foregoing provisions in paragraph (a) above shall be equally applicable to all rights of the Indenture Trustee in respect of Ancillary Agreement I and Ancillary Agreement II, whether such rights are granted directly to the Indenture Trustee under such agreements or are granted under the Granting Clause of this Indenture.

         (c) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                              HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture and the rights of the Owner Trustee and the Owner Participant under this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will, at the expense of the Lessee, promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or the Owner Participant or would result in a burden on the Owner Participant's business activities, unless the Owner Trustee or the Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, enter into an agreement amending or supplementing any of the Indenture Documents, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Indenture Documents, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Indenture Documents, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                 ARTICLE I

                                DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of SSB. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of SSB who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by SSB, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of SSB; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of SSB, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of SSB at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity (subject to Section 15.01(d) of the Participation Agreement) and as to other terms.
The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof (but only to the extent actually received by the Indenture Trustee) and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof but only to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participant, the Owner Trustee, SSB nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of SSB, the Owner Trustee or the Indenture Trustee.

         SSB is not personally liable to any Holder, the Lessee, the Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of SSB's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to the Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Participant under the Participation Agreement, or from retaining any amount paid by the Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and (except in the case of transfers pursuant to Section 15.01 of the Participation Agreement) the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of SSB, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of SSB, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Aircraft. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except for any recourse obligations of the Owner Participant or the Owner Trustee in its individual capacity with respect to matters arising out of events occurring prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on or prior to June 20, 1997. If the Delivery Date is postponed pursuant to Section 3.02(c) or Section 3.05 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date, subject to the proviso to Section 3.02(a) of the Participation Agreement, the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral, equal to the lesser of (A) the Debt Portion and
(B) the amount actually in the Collateral Account on the Delivery Date. Subject to the proviso to Section 3.02(a) of the Participation Agreement, such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price payable by (x) the Owner Trustee as contemplated by Section 3.02(a) of the Participation Agreement or
(y) if the fifth sentence of Section 3.05(a) of the Participation Agreement shall be applicable, by the Lessee as contemplated by such sentence. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(C) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the 15th day following the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.


                                ARTICLE III

                                 COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of SSB and the Owner Trustee.

         (a) SSB hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participant;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice from an insurer or an insurance broker received pursuant to Article 13 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NEITHER THE INDENTURE TRUSTEE NOR THE OWNER TRUSTEE NOR SSB NOR THE OWNER PARTICIPANT MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that SSB warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by AVSA, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to SSB. Neither SSB, the Indenture Trustee nor the Owner Participant makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of SSB and the Indenture Trustee made under this Indenture or in the Participation Agreement or of the Owner Participant made under the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, at the expense of the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                ARTICLE IV

                               HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be distributed by the Indenture Trustee no later than the time herein provided in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates;

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said
Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Payment Default, Bankruptcy Default or Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Certificates shall have become due and payable as provided in Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority:

   first, in the manner provided in clause "first" of Section 5.03 hereof and

   second,   in the manner provided in clause "third" of Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of the Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied,

   first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate,

   third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participant or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the amounts the Lessee shall have so paid in respect of any such Tax shall have been recovered in full by the Lessee.


                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and Section 2.12 hereof shall not be applicable in connection with such purchase), but subject to Section 6.02(c) below.

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof (unless such notice is revoked in accordance with such Section).

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a refinancing of the Certificates, but subject to Section 6.02(c) below.

         (vi) As contemplated by Section 2.16 hereof and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (v) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section 6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i), 6.02(a)(iii) (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable) or 6.02(a)(vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment
   Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, or if no refinancing shall occur pursuant to Section 15.01 of the Participation Agreement, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and

         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund
Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):

                               Principal Amount


                           Series A             Series B             Series C
                       Certificates         Certificates         Certificates
Sinking Fund with a Maturity of with a Maturity of with a Maturity of Redemption Date January 15, 2017 January 15, 2018 January 15, 2014
---------------- ------------------   ------------------   ------------------

July 15, 1997                     0                    0                    0
January 15, 1998            251,178              250,140              115,520
July 15, 1998               415,862                    0                    0
January 15, 1999            131,798              250,140              333,520
July 15, 1999               535,242                    0                    0
January 15, 2000            121,651              250,140              333,520
July 15, 2000               545,389                    0                    0
January 15, 2001            213,402              250,140              333,520
July 15, 2001               453,638                    0                    0
January 15, 2002            411,194              250,140              333,520
July 15, 2002               255,846                    0                    0
January 15, 2003            667,040              250,140              385,819
July 15, 2003                     0                    0                    0
January 15, 2004            667,040              250,140              754,137
July 15, 2004                     0                    0                    0
January 15, 2005            667,040              250,140              859,087
July 15, 2005                     0                    0                    0
January 15, 2006            667,040              250,140              829,358
July 15, 2006                     0                    0                    0
January 15, 2007            667,040              250,140            3,774,211
July 15, 2007                     0                    0                    0
January 15, 2008            667,040              250,140              670,131
July 15, 2008                     0                    0                    0
January 15, 2009            667,040              250,140            1,727,695
July 15, 2009                     0                    0                    0
January 15, 2010            667,040              250,140            1,745,042
July 15, 2010                     0                    0                    0
January 15, 2011            667,040            2,755,586              169,963
July 15, 2011                     0                    0                    0
January 15, 2012            667,040            3,067,959                    0
July 15, 2012                     0                    0                    0
January 15, 2013          3,511,558            1,433,450                    0
July 15, 2013                     0                    0                    0
January 15, 2014          1,240,715                    0            4,092,957
July 15, 2014                     0                    0                    0
January 15, 2015          5,752,472                    0                    0
July 15, 2015                     0                    0                    0
January 15, 2016          6,200,717                    0                    0
July 15, 2016                     0                    0                    0
January 15, 2017          6,640,938               42,957                    0
January 15, 2018                  0            1,955,228                    0



                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Participant shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participant shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by SSB, the Owner Trustee, the Owner Participant or the Owner Participant Guarantor or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of SSB, the Owner Trustee, the Owner Participant, or the Owner Participant Guarantor furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or
   Section 7.02(b) or 7.12 of the Participation Agreement shall be breached in any respect, (y) covenant made by the Owner Participant in Section 7.02(c) or the last sentence of Section 7.13 of the Participation Agreement shall be breached in any respect or (z) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor, or by the Owner Participant or the Owner Participant Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty (30) days after there has been given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate, any Owner Trustee Guarantor, the Owner Participant or the Owner Participant Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate in any proceeding referred to in clause
   (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty or the Owner Participant Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or the Owner Participant Guarantor, as the case may be, or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee and the Owner Participant such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may (subject to the provisions of the next succeeding paragraph) take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Participant, the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may (subject to the provisions of the next succeeding paragraph) exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under
Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion) for the purpose of recovering the Aircraft. It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code plus any extension consented to by the Indenture Trustee or the Holders of Certificates of such period as permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease pursuant to Section 365 or 1110 of the Bankruptcy Code and no Event of Default (other than as specified in Section 16.01(e), (f) or (g) of the Lease, or other Event of Default in respect of which the 30-day period referred to in clause (a)(1)(B)(ii)(I) of Section 1110 of the Bankruptcy Code shall not yet have expired) shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee, the Owner Participant and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Participant and the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

          (c) Subject to Section 7.02 hereof, if an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 30 days prior written notice by registered mail to the Owner Trustee and the Owner Participant will be provided, for cash or, with the consent of the Owner Trustee and the Owner Participant, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this
Section 7.03(c) and to effectuate the transfer or conveyance referred to in
the first sentence of this Section 7.03(c).   Notwithstanding any other
provision of this Indenture, the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d)  To the extent permitted by applicable law, and subject to
Section 7.02 hereof, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participant in respect of the property so purchased.

         (e) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;

and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, the Owner Participant, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participant notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participant promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.


                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

         Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.
(a) Subject to Section 13.01 hereof and the provisions of paragraph (a) immediately following the Granting Clause hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the Lessor and the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (except in respect of the Term, if the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate),
   Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section 3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee), Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act),
   Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01,
   Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participant's or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of any portion of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not materially adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Article 6 and Section 10.01(b) (insofar as such Article 6 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05, 15.01, 17.02 and 17.11 and Articles 8 and 9 (insofar as such Articles relate to the Indenture Trustee; it being understood that only the Indenture Trustee's consent in respect thereof need be obtained) and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Stipulated Loss Value or Supplemental Rent payable to the Holders or any Liquidity Provider or any other amounts payable for the account of the Holders or any Liquidity Provider (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participant) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participant or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participant's Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a Prepayment Date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price (determined in accordance with Section 6.02(b) hereof) of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause
   (a)(ii) above (but not if such purchase is pursuant to clause (a)(i) above), plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participant shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participant (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participant shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participant in such authorized denominations as the Owner Participant shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participant.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         (c)  Any election to prepay or purchase the Certificates under this
Section 8.02 shall be irrevocable, provided that if on the specified date for prepayment or purchase, the Event of Default giving rise to such election shall no longer be continuing under the Lease such election shall be deemed to be automatically withdrawn.

         Section 8.03. Certain Rights of Owner Participant. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after the Owner Participant's receipt of written notice of such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law or equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participant and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after the Owner Participant's receipt of the written notice of such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or the Owner Participant to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law or in equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law or in equity against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner
Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will, at the expense of the Lessee, file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Aviation Act (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease and will otherwise conform to the requirements set forth in the definition of "Replacement Engine";

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, SSB or the Owner Participant for any fee as compensation for its services as trustee under this Indenture.


                                 ARTICLE X

                          CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, the Owner Participant, SSB, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, SSB or the Owner Participant or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participant, SSB or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, SSB, or the Owner Participant are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participant, SSB and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participant, SSB or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Department and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture and any taxes excluded from the Lessee's indemnity obligation under Section 8.01(b) of the Participation Agreement), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other
Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Article; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this Article XI shall survive the termination of this Indenture and the resignation or
removal of the Indenture Trustee.   Upon payment in full by the Owner Trustee
of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                ARTICLE XII

                            SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participant, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participant, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participant, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03.  Persons Eligible for Appointment as Indenture
Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participant;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement; and

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participant or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participant (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participant) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participant pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture
Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participant) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participant) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                ARTICLE XV

                               MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of SSB (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of SSB (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participant and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participant, Holders and Liquidity Providers.   Nothing in this
Indenture, whether express or implied, shall be construed to give to any person other than SSB, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participant, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110 (telephone: (617) 664-5526, facsimile: (617) 664-5371), Attention: Corporate Trust Department (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile:
(801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of SSB may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or SSB, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or SSB, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or SSB or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participant, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President



                           FIRST SECURITY BANK,
                           NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


              Indenture and Security Agreement Supplement No. ___


         Indenture and Security Agreement Supplement No. ___ (Federal Express Corporation Trust No. N671FE) dated ________, ____, of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between State Street Bank and Trust Company of Connecticut, National Association and the Owner Participant named therein.


                             W I T N E S S E T H :
                             -------------------

         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.

------------
(1) This recital is to be included only in the first Indenture Supplement.

         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

------------
(2) This recital is not to be included in the first Indenture Supplement.

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                 Airframe

                  One (1) Airframe identified as follows:

                                 FAA               Manufacturer's
                                 Registration      Serial
Manufacturer         Model       Number            Number
------------         -----       ------------      --------------



together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                             AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                         Manufacturer's
                                                         Serial
Manufacturer                     Model                   Number
------------                     -----                   --------------



together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President





                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                           [Form of Certificate]


              THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
              THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
       NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                        EQUIPMENT TRUST CERTIFICATE
              (Federal Express Corporation Trust No. N671FE)

            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION
               not in its individual capacity but solely as
                    OWNER TRUSTEE UNDER TRUST AGREEMENT
              (Federal Express Corporation Trust No. N671FE)
                          dated as of May 1, 1997

                                SERIES ___

Interest Rate                                                         Maturity
-------------                                                         --------



         State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation
Trust No. N671FE) dated as of May 1, 1997, between the Owner Participant named therein and State Street Bank and Trust Company of Connecticut, National Association (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January 15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July 15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July 15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         State Street Bank and Trust Company of Connecticut, National Association and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N671FE) limited in aggregate initial principal amount to $62,317,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
   Series      Maturity                Amount            Interest Rate
   ------      --------                -----------       -------------

     A         January 15, 2017        $33,352,000       7.50%
     B         January 15, 2018        $12,507,000       7.52%
     C         January 15, 2014        $16,458,000       7.65%

         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participant, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as follows. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth below, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.


                               Principal Amount


                           Series A             Series B             Series C
                       Certificates         Certificates         Certificates
Sinking Fund with a Maturity of with a Maturity of with a Maturity of Redemption Date January 15, 2017 January 15, 2018 January 15, 2014
---------------- ------------------   ------------------   ------------------

July 15, 1997                     0                    0                    0
January 15, 1998            251,178              250,140              115,520
July 15, 1998               415,862                    0                    0
January 15, 1999            131,798              250,140              333,520
July 15, 1999               535,242                    0                    0
January 15, 2000            121,651              250,140              333,520
July 15, 2000               545,389                    0                    0
January 15, 2001            213,402              250,140              333,520
July 15, 2001               453,638                    0                    0
January 15, 2002            411,194              250,140              333,520
July 15, 2002               255,846                    0                    0
January 15, 2003            667,040              250,140              385,819
July 15, 2003                     0                    0                    0
January 15, 2004            667,040              250,140              754,137
July 15, 2004                     0                    0                    0
January 15, 2005            667,040              250,140              859,087
July 15, 2005                     0                    0                    0
January 15, 2006            667,040              250,140              829,358
July 15, 2006                     0                    0                    0
January 15, 2007            667,040              250,140            3,774,211
July 15, 2007                     0                    0                    0
January 15, 2008            667,040              250,140              670,131
July 15, 2008                     0                    0                    0
January 15, 2009            667,040              250,140            1,727,695
July 15, 2009                     0                    0                    0
January 15, 2010            667,040              250,140            1,745,042
July 15, 2010                     0                    0                    0
January 15, 2011            667,040            2,755,586              169,963
July 15, 2011                     0                    0                    0
January 15, 2012            667,040            3,067,959                    0
July 15, 2012                     0                    0                    0
January 15, 2013          3,511,558            1,433,450                    0
July 15, 2013                     0                    0                    0
January 15, 2014          1,240,715                    0            4,092,957
July 15, 2014                     0                    0                    0
January 15, 2015          5,752,472                    0                    0
July 15, 2015                     0                    0                    0
January 15, 2016          6,200,717                    0                    0
July 15, 2016                     0                    0                    0
January 15, 2017          6,640,938               42,957                    0
January 15, 2018                  0            1,955,228                    0


         Except as expressly provided in the Indenture, all payments of
principal,   Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that neither the Owner Participant, the Owner Trustee, State Street Bank and Trust Company of Connecticut, National Association nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of State Street Bank and Trust Company of Connecticut, National Association, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and the Lessee shall not have revoked such notice or effected an assumption of the Certificates as provided in
   Section 2.12 of the Indenture).

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (v) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses (ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to clause (vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i), (iii) (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable) or (vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall (except for prior acts) be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or the Owner Participant may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participant, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or the Owner Participant may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture but not in the case of clause (i) of
         Section 8.02(a) of the Indenture) any Make-Whole Premium applicable to each Outstanding Certificate, plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

------------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A Certificate.

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N671FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997       STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                                Name:  Paul D. Allen
                                Title: Vice President





        [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N671FE) referred to in the within mentioned Indenture.


Dated: May ___, 1997       FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                                Name:  Greg A. Hawley
                                Title: Vice President


                                SCHEDULE I


                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N671FE and Manufacturer's serial number 778, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N671FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N671FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on September 20, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N671FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  September 18, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N671FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N671FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N672FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. September 20, 2020 and each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2015, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


------------------------------------------------------------------------------

                  TRUST INDENTURE AND SECURITY AGREEMENT

              (Federal Express Corporation Trust No. N672FE)

                          Dated as of May 1, 1997


                                  between


            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                             As Owner Trustee,
                               Owner Trustee


                                    and


                FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                           As Indenture Trustee,
                             Indenture Trustee



                 COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                  SERIAL NO. 779, REGISTRATION NO. N672FE


==============================================================================

                             TABLE OF CONTENTS


                                                                          Page

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    6

                                 ARTICLE I

                                DEFINITIONS

   Section 1.01.  Definitions..............................................  8

                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  8
   Section 2.02.  Execution of Certificates................................  9
   Section 2.03.  Certificate of Authentication............................  9
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  9
   Section 2.05.  Payments from Trust Indenture Estate Only................ 12
   Section 2.06.  Registration, Transfer and Exchange...................... 13
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 14
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 15
   Section 2.09.  Temporary Certificates................................... 15
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 16
   Section 2.11.  Certificates in Respect of Replacement Aircraft.......... 16
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 16
   Section 2.13.  Establishment of Collateral Account...................... 16
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 17
   Section 2.15.  Release of Debt Portion and Lien on the Collateral Account
                  and the Liquid Collateral on Delivery Date............... 18
   Section 2.16.  Cut-Off Date............................................. 19
   Section 2.17.  Subordination............................................ 19

                                ARTICLE III

                                 COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 19
   Section 3.02.  Offices for Payments, etc................................ 20
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 20
   Section 3.04.  Paying Agents............................................ 20
   Section 3.05.  Covenants of SSB and the Owner Trustee................... 21
   Section 3.06.  [Reserved]............................................... 21
   Section 3.07.  Disposal of Trust Indenture Estate....................... 22
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 22
   Section 3.09.  Further Assurances; Financing Statements................. 22

                                ARTICLE IV

                               HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 23

                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 23
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 24
   Section 5.03.  Payment After Indenture Event of Default, etc............ 25
   Section 5.04.  Certain Payments......................................... 27
   Section 5.05.  Other Payments........................................... 28
   Section 5.06.  Payments to Owner Trustee................................ 28
   Section 5.07.  Application of Payments.................................. 28
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 29
   Section 5.09.  Withholding Taxes........................................ 30

                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 30
   Section 6.02.  Prepayment of Certificates............................... 30
   Section 6.03.  Notice of Prepayment to Holders.......................... 32
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 33
   Section 6.05.  Certificates Payable on Prepayment Date.................. 33
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 33

                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 35
   Section 7.02.  Remedies................................................. 38
   Section 7.03.  Return of Aircraft, etc.................................. 40
   Section 7.04.  Indenture Trustee May Prove Debt......................... 42
   Section 7.05.  Remedies Cumulative...................................... 44
   Section 7.06.  Suits for Enforcement.................................... 44
   Section 7.07.  Discontinuance of Proceedings............................ 45
   Section 7.08.  Limitations on Suits by Holders.......................... 45
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 45
   Section 7.10.  Control by Holders....................................... 46
   Section 7.11.  Waiver of Past Indenture Default......................... 46
   Section 7.12.  Notice of Indenture Default.............................. 47

                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.... 47
   Section 8.02.  Owner Participant's Right to Elect to Prepay or Purchase the
                  Certificates............................................. 50
   Section 8.03.  Certain Rights of Owner Participant...................... 52

                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 53
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default; Prior to an
                  Indenture Event of Default............................... 54
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 56
   Section 9.04.  Indenture Trustee Not Responsible for Recitals, Disposition
                  of Certificates or Application of Proceeds Thereof....... 57
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 57
   Section 9.06.  Moneys Held by Indenture Trustee......................... 57
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 57
   Section 9.08.  Replacement Airframes and Replacement Engines............ 58
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 61
   Section 9.10.  Effect of Replacement.................................... 61
   Section 9.11.  Compensation............................................. 61

                                 ARTICLE X

                          CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 62
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 62
   Section 10.03.  Holders to Be Treated as Owners......................... 63
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                   Not Outstanding......................................... 63
   Section 10.05.  Right of Revocation of Action Taken..................... 64
   Section 10.06.  ERISA................................................... 64

                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

                                ARTICLE XII

                            SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 66
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 66
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 67
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 67
   Section 12.05.  Merger, Conversion, Consolidation or Succession to Business
                   of Indenture Trustee.................................... 68
   Section 12.06.  Appointment of Separate Trustees........................ 69

                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 71
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 72
   Section 13.03.  Effect of Supplemental Indenture........................ 74
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 74
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 74
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture and
                   Security Agreement Supplement........................... 74
   Section 13.07.  Notices to Liquidity Providers.......................... 74

                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 75
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 76
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 76
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 76

                                ARTICLE XV

                               MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 77
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 77
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 77
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture Trustee,
                   Owner Participant, Holders and Liquidity Providers...... 77
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 78
   Section 15.06.  Notices................................................. 78
   Section 15.07.  Officer's Certificates and Opinions of Counsel; Statements
                   to Be Contained Therein................................. 79
   Section 15.08.  Severability............................................ 80
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 80
   Section 15.10.  Successors and Assigns.................................. 80
   Section 15.11.  Headings................................................ 80
   Section 15.12.  Normal Commercial Relations............................. 80
   Section 15.13.  Governing Law; Counterparts............................. 80


Exhibit A      -- Form of Indenture and Security Agreement Supplement
Exhibit B      -- Form of Certificate

Schedule I     -- [Reserved]
Schedule II    -- Definitions


                  TRUST INDENTURE AND SECURITY AGREEMENT
              (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE) dated as of May 1, 1997 (the "Indenture"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "SSB"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:
                             -------------------

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participant and SSB have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N672FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, SSB has declared a certain trust for the use and benefit of the Owner Participant, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;

         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                              GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding
Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or the Owner Participant hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Purchase Agreement, the Purchase Agreement Assignment, the AVSA Consent and Agreement, the Consent and Agreement, the Consent and Guaranty, the GTA, the Engine Warranty Assignment and the Engine Consent, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         EXCLUDING, HOWEVER, from the foregoing grant of the Lien and security interest of this Indenture and from the Trust Indenture Estate, (i) all Excepted Payments, including without limitation all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and any moneys due or to become due under the Tax Indemnity Agreement and all rights to collect and enforce Excepted Payments and (ii) rights granted to or retained by the Owner Trustee or the Owner Participant hereunder and SUBJECT TO the following provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Owner Participant shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain or otherwise demand, sue for or receive and enforce the payment of such Excepted Payments, (B) to exercise any election or option or make any decision or determination or to give or receive any notice (including notice of Default), consent, waiver or approval in respect of any such Excepted Payment, (C) to adjust (and make any decision or determination or give any notice or consent with respect to) Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the FPO Price as provided in Section 3.04 of the Lease and Section
15.01 of the Participation Agreement, (D) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of any portion of Basic Rent constituting an Excepted Payment, any action changing the manner by which such Basic Rent is to be paid), (E) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to Article 10 of the Lease, (F) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to Article 4 of the Lease, (G) to exercise all other rights of the Lessor under Articles 4 and 10 of the Lease with respect to the retention or purchase by the Lessee or the Lessor of the Aircraft or the exercise by the Lessee of the Lessee's renewal or purchase options, (H) to retain all rights with respect to insurance maintained for its own account which Section 13.05 of the Lease specifically confers on the "Lessor", (I) to approve appraisers, lawyers and other professionals and receive notices, certificates, reports, filings, opinions and other documents, in each case with respect to matters relating to the Owner Participant's tax position, (J) to approve any accountants to be used in the verification of any Rent adjustment, and (K) to exercise, to the extent necessary to enable it to exercise its rights under
Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) subject to the last sentence of this clause (a), (A) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee (or, if an Indenture Event of Default that is also an Event of Default shall have occurred and be continuing, acting jointly with and not to the exclusion of the Indenture Trustee), to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft under
Article 12 of the Lease (but not Article 17 thereof, it being understood that the Indenture Trustee shall have the exclusive right to exercise remedies pursuant to such Article 17, including in respect of any related return of the Aircraft pursuant to Article 12 of the Lease), including the right to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft pursuant to the express provisions of the Operative Agreements, and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments) and under the Purchase Agreement;

         (iv) subject to the last sentence of this clause (a), at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participant shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

Notwithstanding the foregoing, but subject always to the provisions of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) (other than with respect to Excepted Payments) declare the Lease to be in default under
Article 17 thereof or any statute (including, without limitation, Article 2-A of the Uniform Commercial Code) and (B) subject only to the provisions of this Indenture, (other than in connection with Excepted Payments) exercise the remedies set forth in such Article 17 of the Lease any statute (including without limitation Article 2-A of the Uniform Commercial Code), at law and in
Article 7 hereof.

         (b) The foregoing provisions in paragraph (a) above shall be equally applicable to all rights of the Indenture Trustee in respect of Ancillary Agreement I and Ancillary Agreement II, whether such rights are granted directly to the Indenture Trustee under such agreements or are granted under the Granting Clause of this Indenture.

         (c) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                              HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture and the rights of the Owner Trustee and the Owner Participant under this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will, at the expense of the Lessee, promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or the Owner Participant or would result in a burden on the Owner Participant's business activities, unless the Owner Trustee or the Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, enter into an agreement amending or supplementing any of the Indenture Documents, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Indenture Documents, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Indenture Documents, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                 ARTICLE I

                                DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of SSB. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of SSB who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by SSB, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of SSB; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of SSB, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of SSB at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity (subject to Section 15.01(d) of the Participation Agreement) and as to other terms.
The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof (but only to the extent actually received by the Indenture Trustee) and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof but only to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participant, the Owner Trustee, SSB nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of SSB, the Owner Trustee or the Indenture Trustee.

         SSB is not personally liable to any Holder, the Lessee, the Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of SSB's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to the Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Participant under the Participation Agreement, or from retaining any amount paid by the Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and (except in the case of transfers pursuant to Section 15.01 of the Participation Agreement) the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of SSB, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of SSB, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Aircraft. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except for any recourse obligations of the Owner Participant or the Owner Trustee in its individual capacity with respect to matters arising out of events occurring prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on or prior to August 19, 1997. If the Delivery Date is postponed pursuant to Section 3.02(c) or Section 3.05 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date, subject to the proviso to Section 3.02(a) of the Participation Agreement, the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral, equal to the lesser of (A) the Debt Portion and
(B) the amount actually in the Collateral Account on the Delivery Date. Subject to the proviso to Section 3.02(a) of the Participation Agreement, such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price payable by (x) the Owner Trustee as contemplated by Section 3.02(a) of the Participation Agreement or
(y) if the fifth sentence of Section 3.05(a) of the Participation Agreement shall be applicable, by the Lessee as contemplated by such sentence. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(C) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the 15th day following the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.


                                ARTICLE III

                                 COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of SSB and the Owner Trustee.

         (a) SSB hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participant;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice from an insurer or an insurance broker received pursuant to Article 13 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NEITHER THE INDENTURE TRUSTEE NOR THE OWNER TRUSTEE NOR SSB NOR THE OWNER PARTICIPANT MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that SSB warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by AVSA, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to SSB. Neither SSB, the Indenture Trustee nor the Owner Participant makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of SSB and the Indenture Trustee made under this Indenture or in the Participation Agreement or of the Owner Participant made under the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, at the expense of the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                ARTICLE IV

                               HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be distributed by the Indenture Trustee no later than the time herein provided in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates;

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said
Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Payment Default, Bankruptcy Default or Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Certificates shall have become due and payable as provided in Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority:

   first, in the manner provided in clause "first" of Section 5.03 hereof and

   second,   in the manner provided in clause "third" of Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of the Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied,

   first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate,

   third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participant or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the amounts the Lessee shall have so paid in respect of any such Tax shall have been recovered in full by the Lessee.


                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and Section 2.12 hereof shall not be applicable in connection with such purchase), but subject to Section 6.02(c) below.

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof (unless such notice is revoked in accordance with such Section).

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a refinancing of the Certificates, but subject to Section 6.02(c) below.

         (vi) As contemplated by Section 2.16 hereof and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (v) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section 6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i), 6.02(a)(iii) (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable) or 6.02(a)(vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment
   Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, or if no refinancing shall occur pursuant to Section 15.01 of the Participation Agreement, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and

         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund
Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):


                               Principal Amount


                           Series A             Series B             Series C
                       Certificates         Certificates         Certificates
Sinking Fund     with a Maturity of   with a Maturity of   with a Maturity of
Redemption Date    January 15, 2018     January 15, 2018     January 15, 2014
---------------- ------------------   ------------------   ------------------
July 15, 1997                   0                    0                    0
January 15, 1998          192,704              250,055                    0
July 15, 1998             474,776                    0                    0
January 15, 1999          350,565              250,305               75,480
July 15, 1999             316,915                    0                    0
January 15, 2000          339,643              250,305              333,740
July 15, 2000             327,837                    0                    0
January 15, 2001          408,040              250,305              333,740
July 15, 2001             259,440                    0                    0
January 15, 2002          581,596              250,305              333,740
July 15, 2002              85,884                    0                    0
January 15, 2003          667,480              250,305              530,847
July 15, 2003                   0                    0                    0
January 15, 2004          667,480              250,305              721,692
July 15, 2004                   0                    0                    0
January 15, 2005          667,480              250,305              839,540
July 15, 2005                   0                    0                    0
January 15, 2006          667,480              250,305              808,994
July 15, 2006                   0                    0                    0
January 15, 2007          667,480              250,305            3,739,396
July 15, 2007                   0                    0                    0
January 15, 2008          667,480              250,305              652,598
July 15, 2008                   0                    0                    0
January 15, 2009          667,480              250,305            1,528,250
July 15, 2009                   0                    0                    0
January 15, 2010          667,480              336,300            1,665,821
July 15, 2010                   0                    0                    0
January 15, 2011          667,480            2,884,537                    0
July 15, 2011                   0                    0                    0
January 15, 2012          667,480            3,168,600                    0
July 15, 2012                   0                    0                    0
January 15, 2013        3,890,457            1,009,716                    0
July 15, 2013                   0                    0                    0
January 15, 2014          754,478                    0            4,531,162
July 15, 2014                   0                    0                    0
January 15, 2015        5,701,038                    0                    0
July 15, 2015                   0                    0                    0
January 15, 2016        6,145,275                    0                    0
July 15, 2016                   0                    0                    0
January 15, 2017        6,624,128                    0                    0
July 15, 2017                   0                    0                    0
January 15, 2018          246,424            2,112,437                    0




                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Participant shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participant shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by SSB, the Owner Trustee, the Owner Participant or the Owner Participant Guarantor or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of SSB, the Owner Trustee, the Owner Participant, or the Owner Participant Guarantor furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or
   Section 7.02(b) or 7.12 of the Participation Agreement shall be breached in any respect, (y) covenant made by the Owner Participant in Section 7.02(c) or the last sentence of Section 7.13 of the Participation Agreement shall be breached in any respect or (z) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor, or by the Owner Participant or the Owner Participant Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty (30) days after there has been given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate, any Owner Trustee Guarantor, the Owner Participant or the Owner Participant Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate in any proceeding referred to in clause
   (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty or the Owner Participant Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or the Owner Participant Guarantor, as the case may be, or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee and the Owner Participant such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may (subject to the provisions of the next succeeding paragraph) take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Participant, the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may (subject to the provisions of the next succeeding paragraph) exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under
Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion) for the purpose of recovering the Aircraft. It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code plus any extension consented to by the Indenture Trustee or the Holders of Certificates of such period as permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease pursuant to Section 365 or 1110 of the Bankruptcy Code and no Event of Default (other than as specified in Section 16.01(e), (f) or (g) of the Lease, or other Event of Default in respect of which the 30-day period referred to in clause (a)(1)(B)(ii)(I) of Section 1110 of the Bankruptcy Code shall not yet have expired) shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee, the Owner Participant and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Participant and the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

          (c) Subject to Section 7.02 hereof, if an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 30 days prior written notice by registered mail to the Owner Trustee and the Owner Participant will be provided, for cash or, with the consent of the Owner Trustee and the Owner Participant, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this
Section 7.03(c) and to effectuate the transfer or conveyance referred to in
the first sentence of this Section 7.03(c).   Notwithstanding any other
provision of this Indenture, the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d)  To the extent permitted by applicable law, and subject to
Section 7.02 hereof, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participant in respect of the property so purchased.

         (e) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;


and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, the Owner Participant, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participant notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participant promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.


                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

         Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.
(a) Subject to Section 13.01 hereof and the provisions of paragraph (a) immediately following the Granting Clause hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the Lessor and the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (except in respect of the Term, if the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate),
   Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section 3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee), Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act),
   Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01,
   Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participant's or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of any portion of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not materially adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Article 6 and Section 10.01(b) (insofar as such Article 6 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05, 15.01, 17.02 and 17.11 and Articles 8 and 9 (insofar as such Articles relate to the Indenture Trustee; it being understood that only the Indenture Trustee's consent in respect thereof need be obtained) and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Stipulated Loss Value or Supplemental Rent payable to the Holders or any Liquidity Provider or any other amounts payable for the account of the Holders or any Liquidity Provider (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participant) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participant or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participant's Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a Prepayment Date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price (determined in accordance with Section 6.02(b) hereof) of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause
   (a)(ii) above (but not if such purchase is pursuant to clause (a)(i) above), plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participant shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participant (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participant shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participant in such authorized denominations as the Owner Participant shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participant.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         (c)  Any election to prepay or purchase the Certificates under this
Section 8.02 shall be irrevocable, provided that if on the specified date for prepayment or purchase, the Event of Default giving rise to such election shall no longer be continuing under the Lease such election shall be deemed to be automatically withdrawn.

         Section 8.03. Certain Rights of Owner Participant. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after the Owner Participant's receipt of written notice of such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law or equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participant and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after the Owner Participant's receipt of the written notice of such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or the Owner Participant to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law or in equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law or in equity against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner
Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will, at the expense of the Lessee, file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Aviation Act (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease and will otherwise conform to the requirements set forth in the definition of "Replacement Engine";

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, SSB or the Owner Participant for any fee as compensation for its services as trustee under this Indenture.


                                 ARTICLE X

                          CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, the Owner Participant, SSB, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, SSB or the Owner Participant or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participant, SSB or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, SSB, or the Owner Participant are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participant, SSB and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participant, SSB or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Department and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture and any taxes excluded from the Lessee's indemnity obligation under Section 8.01(b) of the Participation Agreement), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other
Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Article; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this Article XI shall survive the termination of this Indenture and the resignation or
removal of the Indenture Trustee.   Upon payment in full by the Owner Trustee
of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                ARTICLE XII

                            SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participant, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participant, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participant, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03.  Persons Eligible for Appointment as Indenture
Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participant;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement; and

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participant or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participant (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participant) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participant pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture
Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participant) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participant) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                ARTICLE XV

                               MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of SSB (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of SSB (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participant and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participant, Holders and Liquidity Providers.   Nothing in this
Indenture, whether express or implied, shall be construed to give to any person other than SSB, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participant, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110 (telephone: (617) 664-5526, facsimile: (617) 664-5371), Attention: Corporate Trust Department (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile:
(801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of SSB may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or SSB, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or SSB, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or SSB or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participant, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President



                           FIRST SECURITY BANK,
                           NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


              Indenture and Security Agreement Supplement No. ___


         Indenture and Security Agreement Supplement No. ___ (Federal Express Corporation Trust No. N672FE) dated ________, ____, of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between State Street Bank and Trust Company of Connecticut, National Association and the Owner Participant named therein.


                             W I T N E S S E T H :
                             -------------------

         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.

------------
(1) This recital is to be included only in the first Indenture Supplement.

         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

------------
(2) This recital is not to be included in the first Indenture Supplement.

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                 Airframe

                  One (1) Airframe identified as follows:

                                 FAA               Manufacturer's
                                 Registration      Serial
Manufacturer         Model       Number            Number
------------         -----       ------------      --------------



together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                             AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                         Manufacturer's
                                                         Serial
Manufacturer                     Model                   Number
------------                     -----                   --------------



together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President





                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                           [Form of Certificate]


              THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
              THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
       NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                        EQUIPMENT TRUST CERTIFICATE
              (Federal Express Corporation Trust No. N672FE)

            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION
               not in its individual capacity but solely as
                    OWNER TRUSTEE UNDER TRUST AGREEMENT
              (Federal Express Corporation Trust No. N672FE)
                          dated as of May 1, 1997

                                SERIES ___

Interest Rate                                                         Maturity
-------------                                                         --------



         State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation
Trust No. N672FE) dated as of May 1, 1997, between the Owner Participant named therein and State Street Bank and Trust Company of Connecticut, National Association (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January 15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July 15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July 15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         State Street Bank and Trust Company of Connecticut, National Association and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N672FE) limited in aggregate initial principal amount to $61,984,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
   Series      Maturity                Amount            Interest Rate
   ------      --------                -----------       -------------

     A         January 15, 2018        $33,374,000       7.50%
     B         January 15, 2018        $12,515,000       7.52%
     C         January 15, 2014        $16,095,000       7.65%

         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participant, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as follows. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth below, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.


                               Principal Amount


                           Series A             Series B             Series C
                       Certificates         Certificates         Certificates
Sinking Fund with a Maturity of with a Maturity of with a Maturity of Redemption Date January 15, 2018 January 15, 2018 January 15, 2014
---------------- ------------------   ------------------   ------------------

July 15, 1997                   0                    0                    0
January 15, 1998          192,704              250,055                    0
July 15, 1998             474,776                    0                    0
January 15, 1999          350,565              250,305               75,480
July 15, 1999             316,915                    0                    0
January 15, 2000          339,643              250,305              333,740
July 15, 2000             327,837                    0                    0
January 15, 2001          408,040              250,305              333,740
July 15, 2001             259,440                    0                    0
January 15, 2002          581,596              250,305              333,740
July 15, 2002              85,884                    0                    0
January 15, 2003          667,480              250,305              530,847
July 15, 2003                   0                    0                    0
January 15, 2004          667,480              250,305              721,692
July 15, 2004                   0                    0                    0
January 15, 2005          667,480              250,305              839,540
July 15, 2005                   0                    0                    0
January 15, 2006          667,480              250,305              808,994
July 15, 2006                   0                    0                    0
January 15, 2007          667,480              250,305            3,739,396
July 15, 2007                   0                    0                    0
January 15, 2008          667,480              250,305              652,598
July 15, 2008                   0                    0                    0
January 15, 2009          667,480              250,305            1,528,250
July 15, 2009                   0                    0                    0
January 15, 2010          667,480              336,300            1,665,821
July 15, 2010                   0                    0                    0
January 15, 2011          667,480            2,884,537                    0
July 15, 2011                   0                    0                    0
January 15, 2012          667,480            3,168,600                    0
July 15, 2012                   0                    0                    0
January 15, 2013        3,890,457            1,009,716                    0
July 15, 2013                   0                    0                    0
January 15, 2014          754,478                    0            4,531,162
July 15, 2014                   0                    0                    0
January 15, 2015        5,701,038                    0                    0
July 15, 2015                   0                    0                    0
January 15, 2016        6,145,275                    0                    0
July 15, 2016                   0                    0                    0
January 15, 2017        6,624,128                    0                    0
July 15, 2017                   0                    0                    0
January 15, 2018          246,424            2,112,437                    0


         Except as expressly provided in the Indenture, all payments of
principal,   Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that neither the Owner Participant, the Owner Trustee, State Street Bank and Trust Company of Connecticut, National Association nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of State Street Bank and Trust Company of Connecticut, National Association, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and the Lessee shall not have revoked such notice or effected an assumption of the Certificates as provided in
   Section 2.12 of the Indenture).

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (v) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses (ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to clause (vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i), (iii) (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable) or (vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall (except for prior acts) be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or the Owner Participant may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participant, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or the Owner Participant may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture but not in the case of clause (i) of
         Section 8.02(a) of the Indenture) any Make-Whole Premium applicable to each Outstanding Certificate, plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

------------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A Certificate.

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N672FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997       STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                                Name:  Paul D. Allen
                                Title: Vice President





        [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N672FE) referred to in the within mentioned Indenture.


Dated: May ___, 1997       FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                                Name:  Greg A. Hawley
                                Title: Vice President


                                SCHEDULE I


                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N672FE and Manufacturer's serial number 779, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N672FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N672FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on November 19, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N672FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  November 17, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N672FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N672FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. November 19, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2014, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


------------------------------------------------------------------------------


                  TRUST INDENTURE AND SECURITY AGREEMENT

              (Federal Express Corporation Trust No. N673FE)

                          Dated as of May 1, 1997


                                  between


            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                             As Owner Trustee,
                               Owner Trustee


                                    and


                FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                           As Indenture Trustee,
                             Indenture Trustee



                 COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                  SERIAL NO. 780, REGISTRATION NO. N673FE


==============================================================================

                             TABLE OF CONTENTS


                                                                          Page

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    6

                                 ARTICLE I

                                DEFINITIONS

   Section 1.01.  Definitions..............................................  8

                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  8
   Section 2.02.  Execution of Certificates................................  9
   Section 2.03.  Certificate of Authentication............................  9
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  9
   Section 2.05.  Payments from Trust Indenture Estate Only................ 12
   Section 2.06.  Registration, Transfer and Exchange...................... 13
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 14
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 15
   Section 2.09.  Temporary Certificates................................... 15
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 16
   Section 2.11.  Certificates in Respect of Replacement Aircraft.......... 16
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 16
   Section 2.13.  Establishment of Collateral Account...................... 16
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 17
   Section 2.15.  Release of Debt Portion and Lien on the Collateral Account
                  and the Liquid Collateral on Delivery Date............... 18
   Section 2.16.  Cut-Off Date............................................. 19
   Section 2.17.  Subordination............................................ 19

                                ARTICLE III

                                 COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 19
   Section 3.02.  Offices for Payments, etc................................ 20
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 20
   Section 3.04.  Paying Agents............................................ 20
   Section 3.05.  Covenants of SSB and the Owner Trustee................... 21
   Section 3.06.  [Reserved]............................................... 21
   Section 3.07.  Disposal of Trust Indenture Estate....................... 22
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 22
   Section 3.09.  Further Assurances; Financing Statements................. 22

                                ARTICLE IV

                               HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 23

                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 23
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 24
   Section 5.03.  Payment After Indenture Event of Default, etc............ 25
   Section 5.04.  Certain Payments......................................... 27
   Section 5.05.  Other Payments........................................... 28
   Section 5.06.  Payments to Owner Trustee................................ 28
   Section 5.07.  Application of Payments.................................. 28
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 29
   Section 5.09.  Withholding Taxes........................................ 30

                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 30
   Section 6.02.  Prepayment of Certificates............................... 30
   Section 6.03.  Notice of Prepayment to Holders.......................... 32
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 33
   Section 6.05.  Certificates Payable on Prepayment Date.................. 33
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 33

                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 35
   Section 7.02.  Remedies................................................. 38
   Section 7.03.  Return of Aircraft, etc.................................. 40
   Section 7.04.  Indenture Trustee May Prove Debt......................... 42
   Section 7.05.  Remedies Cumulative...................................... 44
   Section 7.06.  Suits for Enforcement.................................... 44
   Section 7.07.  Discontinuance of Proceedings............................ 45
   Section 7.08.  Limitations on Suits by Holders.......................... 45
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 45
   Section 7.10.  Control by Holders....................................... 46
   Section 7.11.  Waiver of Past Indenture Default......................... 46
   Section 7.12.  Notice of Indenture Default.............................. 47

                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.... 47
   Section 8.02.  Owner Participant's Right to Elect to Prepay or Purchase the
                  Certificates............................................. 50
   Section 8.03.  Certain Rights of Owner Participant...................... 52

                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 53
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default; Prior to an
                  Indenture Event of Default............................... 54
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 56
   Section 9.04.  Indenture Trustee Not Responsible for Recitals, Disposition
                  of Certificates or Application of Proceeds Thereof....... 57
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 57
   Section 9.06.  Moneys Held by Indenture Trustee......................... 57
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 57
   Section 9.08.  Replacement Airframes and Replacement Engines............ 58
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 61
   Section 9.10.  Effect of Replacement.................................... 61
   Section 9.11.  Compensation............................................. 61

                                 ARTICLE X

                          CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 62
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 62
   Section 10.03.  Holders to Be Treated as Owners......................... 63
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                   Not Outstanding......................................... 63
   Section 10.05.  Right of Revocation of Action Taken..................... 64
   Section 10.06.  ERISA................................................... 64

                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

                                ARTICLE XII

                            SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 66
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 66
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 67
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 67
   Section 12.05.  Merger, Conversion, Consolidation or Succession to Business
                   of Indenture Trustee.................................... 68
   Section 12.06.  Appointment of Separate Trustees........................ 69

                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 71
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 72
   Section 13.03.  Effect of Supplemental Indenture........................ 74
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 74
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 74
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture and
                   Security Agreement Supplement........................... 74
   Section 13.07.  Notices to Liquidity Providers.......................... 74

                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 75
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 76
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 76
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 76

                                ARTICLE XV

                               MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 77
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 77
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 77
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture Trustee,
                   Owner Participant, Holders and Liquidity Providers...... 77
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 78
   Section 15.06.  Notices................................................. 78
   Section 15.07.  Officer's Certificates and Opinions of Counsel; Statements
                   to Be Contained Therein................................. 79
   Section 15.08.  Severability............................................ 80
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 80
   Section 15.10.  Successors and Assigns.................................. 80
   Section 15.11.  Headings................................................ 80
   Section 15.12.  Normal Commercial Relations............................. 80
   Section 15.13.  Governing Law; Counterparts............................. 80


Exhibit A      -- Form of Indenture and Security Agreement Supplement
Exhibit B      -- Form of Certificate

Schedule I     -- [Reserved]
Schedule II    -- Definitions


                  TRUST INDENTURE AND SECURITY AGREEMENT
              (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE) dated as of May 1, 1997 (the "Indenture"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "SSB"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:
                             -------------------

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participant and SSB have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N673FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, SSB has declared a certain trust for the use and benefit of the Owner Participant, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;

         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                              GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding
Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or the Owner Participant hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Purchase Agreement, the Purchase Agreement Assignment, the AVSA Consent and Agreement, the Consent and Agreement, the Consent and Guaranty, the GTA, the Engine Warranty Assignment and the Engine Consent, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         EXCLUDING, HOWEVER, from the foregoing grant of the Lien and security interest of this Indenture and from the Trust Indenture Estate, (i) all Excepted Payments, including without limitation all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and any moneys due or to become due under the Tax Indemnity Agreement and all rights to collect and enforce Excepted Payments and (ii) rights granted to or retained by the Owner Trustee or the Owner Participant hereunder and SUBJECT TO the following provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Owner Participant shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain or otherwise demand, sue for or receive and enforce the payment of such Excepted Payments, (B) to exercise any election or option or make any decision or determination or to give or receive any notice (including notice of Default), consent, waiver or approval in respect of any such Excepted Payment, (C) to adjust (and make any decision or determination or give any notice or consent with respect to) Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the FPO Price as provided in Section 3.04 of the Lease and Section
15.01 of the Participation Agreement, (D) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of any portion of Basic Rent constituting an Excepted Payment, any action changing the manner by which such Basic Rent is to be paid), (E) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to Article 10 of the Lease, (F) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to Article 4 of the Lease, (G) to exercise all other rights of the Lessor under Articles 4 and 10 of the Lease with respect to the retention or purchase by the Lessee or the Lessor of the Aircraft or the exercise by the Lessee of the Lessee's renewal or purchase options, (H) to retain all rights with respect to insurance maintained for its own account which Section 13.05 of the Lease specifically confers on the "Lessor", (I) to approve appraisers, lawyers and other professionals and receive notices, certificates, reports, filings, opinions and other documents, in each case with respect to matters relating to the Owner Participant's tax position, (J) to approve any accountants to be used in the verification of any Rent adjustment, and (K) to exercise, to the extent necessary to enable it to exercise its rights under
Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) subject to the last sentence of this clause (a), (A) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee (or, if an Indenture Event of Default that is also an Event of Default shall have occurred and be continuing, acting jointly with and not to the exclusion of the Indenture Trustee), to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft under
Article 12 of the Lease (but not Article 17 thereof, it being understood that the Indenture Trustee shall have the exclusive right to exercise remedies pursuant to such Article 17, including in respect of any related return of the Aircraft pursuant to Article 12 of the Lease), including the right to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft pursuant to the express provisions of the Operative Agreements, and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments) and under the Purchase Agreement;

         (iv) subject to the last sentence of this clause (a), at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participant shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

Notwithstanding the foregoing, but subject always to the provisions of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) (other than with respect to Excepted Payments) declare the Lease to be in default under
Article 17 thereof or any statute (including, without limitation, Article 2-A of the Uniform Commercial Code) and (B) subject only to the provisions of this Indenture, (other than in connection with Excepted Payments) exercise the remedies set forth in such Article 17 of the Lease any statute (including without limitation Article 2-A of the Uniform Commercial Code), at law and in
Article 7 hereof.

         (b) The foregoing provisions in paragraph (a) above shall be equally applicable to all rights of the Indenture Trustee in respect of Ancillary Agreement I and Ancillary Agreement II, whether such rights are granted directly to the Indenture Trustee under such agreements or are granted under the Granting Clause of this Indenture.

         (c) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                              HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture and the rights of the Owner Trustee and the Owner Participant under this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will, at the expense of the Lessee, promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or the Owner Participant or would result in a burden on the Owner Participant's business activities, unless the Owner Trustee or the Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, enter into an agreement amending or supplementing any of the Indenture Documents, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Indenture Documents, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Indenture Documents, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                 ARTICLE I

                                DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of SSB. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of SSB who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by SSB, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of SSB; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of SSB, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of SSB at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity (subject to Section 15.01(d) of the Participation Agreement) and as to other terms.
The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof (but only to the extent actually received by the Indenture Trustee) and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof but only to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participant, the Owner Trustee, SSB nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of SSB, the Owner Trustee or the Indenture Trustee.

         SSB is not personally liable to any Holder, the Lessee, the Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of SSB's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to the Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Participant under the Participation Agreement, or from retaining any amount paid by the Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and (except in the case of transfers pursuant to Section 15.01 of the Participation Agreement) the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of SSB, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of SSB, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Aircraft. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except for any recourse obligations of the Owner Participant or the Owner Trustee in its individual capacity with respect to matters arising out of events occurring prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on or prior to September 11, 1997. If the Delivery Date is postponed pursuant to Section 3.02(c) or Section 3.05 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date, subject to the proviso to Section 3.02(a) of the Participation Agreement, the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral, equal to the lesser of (A) the Debt Portion and
(B) the amount actually in the Collateral Account on the Delivery Date. Subject to the proviso to Section 3.02(a) of the Participation Agreement, such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price payable by (x) the Owner Trustee as contemplated by Section 3.02(a) of the Participation Agreement or
(y) if the fifth sentence of Section 3.05(a) of the Participation Agreement shall be applicable, by the Lessee as contemplated by such sentence. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(C) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the 15th day following the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.


                                ARTICLE III

                                 COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of SSB and the Owner Trustee.

         (a) SSB hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participant;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice from an insurer or an insurance broker received pursuant to Article 13 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NEITHER THE INDENTURE TRUSTEE NOR THE OWNER TRUSTEE NOR SSB NOR THE OWNER PARTICIPANT MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that SSB warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by AVSA, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to SSB. Neither SSB, the Indenture Trustee nor the Owner Participant makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of SSB and the Indenture Trustee made under this Indenture or in the Participation Agreement or of the Owner Participant made under the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, at the expense of the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                ARTICLE IV

                               HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be distributed by the Indenture Trustee no later than the time herein provided in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates;

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said
Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Payment Default, Bankruptcy Default or Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Certificates shall have become due and payable as provided in Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority:

   first, in the manner provided in clause "first" of Section 5.03 hereof and

   second,   in the manner provided in clause "third" of Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of the Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied,

   first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate,

   third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participant or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the amounts the Lessee shall have so paid in respect of any such Tax shall have been recovered in full by the Lessee.


                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and Section 2.12 hereof shall not be applicable in connection with such purchase), but subject to Section 6.02(c) below.

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof (unless such notice is revoked in accordance with such Section).

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a refinancing of the Certificates, but subject to Section 6.02(c) below.

         (vi) As contemplated by Section 2.16 hereof and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (v) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section 6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i), 6.02(a)(iii) (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable) or 6.02(a)(vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment
   Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, or if no refinancing shall occur pursuant to Section 15.01 of the Participation Agreement, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and

         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund
Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):



                               Principal Amount


                           Series A             Series B              Series C
                        Certificates         Certificates         Certificates
    Sinking Fund with a Maturity of with a Maturity of with a Maturity of Redemption Date January 15, 2018 January 15, 2018 January 15, 2014
----------------  -----------------    ------------------   ------------------

   July 15, 1997                  0                    0                    0
January 15, 1998            237,020              139,870                    0
   July 15, 1998            429,968                    0                    0
January 15, 1999            469,348              250,371                    0
   July 15, 1999            198,307                    0                    0
January 15, 2000            456,622              250,371              333,147
   July 15, 2000            211,033                    0                    0
January 15, 2001            515,875              250,371              333,827
   July 15, 2001            151,779                    0                    0
January 15, 2002            667,654              250,371              346,056
   July 15, 2002                  0                    0                    0
January 15, 2003            667,654              250,371              606,354
   July 15, 2003                  0                    0                    0
January 15, 2004            667,654              250,371              708,573
   July 15, 2004                  0                    0                    0
January 15, 2005            667,654              250,371              833,112
   July 15, 2005                  0                    0                    0
January 15, 2006            667,654              250,371              802,110
   July 15, 2006                  0                    0                    0
January 15, 2007            403,118              250,371            3,718,121
   July 15, 2007            264,537                    0                    0
January 15, 2008            667,654              250,371              648,079
   July 15, 2008                  0                    0                    0
January 15, 2009            667,654              250,371            1,454,348
   July 15, 2009                  0                    0                    0
January 15, 2010            667,654              683,379            1,321,136
   July 15, 2010                  0                    0                    0
January 15, 2011            667,654            2,868,958                    0
   July 15, 2011                  0                    0                    0
January 15, 2012            667,654            3,243,783                    0
   July 15, 2012                  0                    0                    0
January 15, 2013          4,216,042              669,984                    0
   July 15, 2013                  0                    0                    0
January 15, 2014            352,513                    0            4,918,137
   July 15, 2014                  0                    0                    0
January 15, 2015          5,685,189                    0                    0
   July 15, 2015                  0                    0                    0
January 15, 2016          6,128,191                    0                    0
   July 15, 2016                  0                    0                    0
January 15, 2017          6,605,712                    0                    0
   July 15, 2017                  0                    0                    0
January 15, 2018            380,206            2,047,945                    0


                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Participant shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participant shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by SSB, the Owner Trustee, the Owner Participant or the Owner Participant Guarantor or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of SSB, the Owner Trustee, the Owner Participant, or the Owner Participant Guarantor furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or
   Section 7.02(b) or 7.12 of the Participation Agreement shall be breached in any respect, (y) covenant made by the Owner Participant in Section 7.02(c) or the last sentence of Section 7.13 of the Participation Agreement shall be breached in any respect or (z) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor, or by the Owner Participant or the Owner Participant Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty (30) days after there has been given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate, any Owner Trustee Guarantor, the Owner Participant or the Owner Participant Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate in any proceeding referred to in clause
   (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty or the Owner Participant Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or the Owner Participant Guarantor, as the case may be, or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee and the Owner Participant such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may (subject to the provisions of the next succeeding paragraph) take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Participant, the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may (subject to the provisions of the next succeeding paragraph) exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under
Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion) for the purpose of recovering the Aircraft. It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code plus any extension consented to by the Indenture Trustee or the Holders of Certificates of such period as permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease pursuant to Section 365 or 1110 of the Bankruptcy Code and no Event of Default (other than as specified in Section 16.01(e), (f) or (g) of the Lease, or other Event of Default in respect of which the 30-day period referred to in clause (a)(1)(B)(ii)(I) of Section 1110 of the Bankruptcy Code shall not yet have expired) shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee, the Owner Participant and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Participant and the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

          (c) Subject to Section 7.02 hereof, if an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 30 days prior written notice by registered mail to the Owner Trustee and the Owner Participant will be provided, for cash or, with the consent of the Owner Trustee and the Owner Participant, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this
Section 7.03(c) and to effectuate the transfer or conveyance referred to in
the first sentence of this Section 7.03(c).   Notwithstanding any other
provision of this Indenture, the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d)  To the extent permitted by applicable law, and subject to
Section 7.02 hereof, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participant in respect of the property so purchased.

         (e) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;


and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, the Owner Participant, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participant notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participant promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.


                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

         Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.
(a) Subject to Section 13.01 hereof and the provisions of paragraph (a) immediately following the Granting Clause hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the Lessor and the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (except in respect of the Term, if the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate),
   Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section 3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee), Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act),
   Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01,
   Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participant's or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of any portion of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not materially adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Article 6 and Section 10.01(b) (insofar as such Article 6 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05, 15.01, 17.02 and 17.11 and Articles 8 and 9 (insofar as such Articles relate to the Indenture Trustee; it being understood that only the Indenture Trustee's consent in respect thereof need be obtained) and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Stipulated Loss Value or Supplemental Rent payable to the Holders or any Liquidity Provider or any other amounts payable for the account of the Holders or any Liquidity Provider (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participant) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participant or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participant's Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a Prepayment Date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price (determined in accordance with Section 6.02(b) hereof) of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause
   (a)(ii) above (but not if such purchase is pursuant to clause (a)(i) above), plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participant shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participant (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participant shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participant in such authorized denominations as the Owner Participant shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participant.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         (c)  Any election to prepay or purchase the Certificates under this
Section 8.02 shall be irrevocable, provided that if on the specified date for prepayment or purchase, the Event of Default giving rise to such election shall no longer be continuing under the Lease such election shall be deemed to be automatically withdrawn.

         Section 8.03. Certain Rights of Owner Participant. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after the Owner Participant's receipt of written notice of such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law or equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participant and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after the Owner Participant's receipt of the written notice of such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or the Owner Participant to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law or in equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law or in equity against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner
Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will, at the expense of the Lessee, file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Aviation Act (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease and will otherwise conform to the requirements set forth in the definition of "Replacement Engine";

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, SSB or the Owner Participant for any fee as compensation for its services as trustee under this Indenture.


                                 ARTICLE X

                          CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, the Owner Participant, SSB, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, SSB or the Owner Participant or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participant, SSB or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, SSB, or the Owner Participant are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participant, SSB and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participant, SSB or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Department and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture and any taxes excluded from the Lessee's indemnity obligation under Section 8.01(b) of the Participation Agreement), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other
Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Article; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this Article XI shall survive the termination of this Indenture and the resignation or
removal of the Indenture Trustee.   Upon payment in full by the Owner Trustee
of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                ARTICLE XII

                            SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participant, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participant, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participant, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03.  Persons Eligible for Appointment as Indenture
Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participant;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement; and

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participant or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participant (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participant) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participant pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture
Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participant) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participant) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                ARTICLE XV

                               MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of SSB (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of SSB (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participant and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participant, Holders and Liquidity Providers.   Nothing in this
Indenture, whether express or implied, shall be construed to give to any person other than SSB, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participant, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110 (telephone: (617) 664-5526, facsimile: (617) 664-5371), Attention: Corporate Trust Department (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile:
(801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of SSB may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or SSB, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or SSB, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or SSB or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participant, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President



                           FIRST SECURITY BANK,
                           NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


              Indenture and Security Agreement Supplement No. ___


         Indenture and Security Agreement Supplement No. ___ (Federal Express Corporation Trust No. N673FE) dated ________, ____, of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between State Street Bank and Trust Company of Connecticut, National Association and the Owner Participant named therein.


                             W I T N E S S E T H :
                             -------------------

         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.

------------
(1) This recital is to be included only in the first Indenture Supplement.

         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

------------
(2) This recital is not to be included in the first Indenture Supplement.

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                 Airframe

                  One (1) Airframe identified as follows:

                                 FAA               Manufacturer's
                                 Registration      Serial
Manufacturer         Model       Number            Number
------------         -----       ------------      --------------



together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                             AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                         Manufacturer's
                                                         Serial
Manufacturer                     Model                   Number
------------                     -----                   --------------



together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President





                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                           [Form of Certificate]


              THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
              THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
       NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                        EQUIPMENT TRUST CERTIFICATE
              (Federal Express Corporation Trust No. N673FE)

            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION
               not in its individual capacity but solely as
                    OWNER TRUSTEE UNDER TRUST AGREEMENT
              (Federal Express Corporation Trust No. N673FE)
                          dated as of May 1, 1997

                                SERIES ___

Interest Rate                                                         Maturity
-------------                                                         --------



         State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation
Trust No. N673FE) dated as of May 1, 1997, between the Owner Participant named therein and State Street Bank and Trust Company of Connecticut, National Association (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January 15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July 15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July 15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         State Street Bank and Trust Company of Connecticut, National Association and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N673FE) limited in aggregate initial principal amount to $61,813,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
   Series      Maturity                Amount            Interest Rate
   ------      --------                -----------       -------------

     A         January 15, 2018        $33,382,000       7.50%
     B         January 15, 2018        $12,408,000       7.52%
     C         January 15, 2014        $16,023,000       7.65%

         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participant, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as follows. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth below, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.


                               Principal Amount


                           Series A             Series B             Series C
                        Certificates         Certificates        Certificates
    Sinking Fund with a Maturity of with a Maturity of with a Maturity of Redemption Date January 15, 2018 January 15, 2018 January 15, 2014
----------------  ------------------   ------------------  ------------------

   July 15, 1997                  0                    0                   0
January 15, 1998            237,020              139,870                   0
   July 15, 1998            429,968                    0                   0
January 15, 1999            469,348              250,371                   0
   July 15, 1999            198,307                    0                   0
January 15, 2000            456,622              250,371             333,147
   July 15, 2000            211,033                    0                   0
January 15, 2001            515,875              250,371             333,827
   July 15, 2001            151,779                    0                   0
January 15, 2002            667,654              250,371             346,056
   July 15, 2002                  0                    0                   0
January 15, 2003            667,654              250,371             606,354
   July 15, 2003                  0                    0                   0
January 15, 2004            667,654              250,371             708,573
   July 15, 2004                  0                    0                   0
January 15, 2005            667,654              250,371             833,112
   July 15, 2005                  0                    0                   0
January 15, 2006            667,654              250,371             802,110
   July 15, 2006                  0                    0                   0
January 15, 2007            403,118              250,371           3,718,121
   July 15, 2007            264,537                    0                   0
January 15, 2008            667,654              250,371             648,079
   July 15, 2008                  0                    0                   0
January 15, 2009            667,654              250,371           1,454,348
   July 15, 2009                  0                    0                   0
January 15, 2010            667,654              683,379           1,321,136
   July 15, 2010                  0                    0                   0
January 15, 2011            667,654            2,868,958                   0
   July 15, 2011                  0                    0                   0
January 15, 2012            667,654            3,243,783                   0
   July 15, 2012                  0                    0                   0
January 15, 2013          4,216,042              669,984                   0
   July 15, 2013                  0                    0                   0
January 15, 2014            352,513                    0           4,918,137
   July 15, 2014                  0                    0                   0
January 15, 2015          5,685,189                    0                   0
   July 15, 2015                  0                    0                   0
January 15, 2016          6,128,191                    0                   0
   July 15, 2016                  0                    0                   0
January 15, 2017          6,605,712                    0                   0
   July 15, 2017                  0                    0                   0
January 15, 2018            380,206            2,047,945                   0


         Except as expressly provided in the Indenture, all payments of
principal,   Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that neither the Owner Participant, the Owner Trustee, State Street Bank and Trust Company of Connecticut, National Association nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of State Street Bank and Trust Company of Connecticut, National Association, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and the Lessee shall not have revoked such notice or effected an assumption of the Certificates as provided in
   Section 2.12 of the Indenture).

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (v) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses (ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to clause (vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i), (iii) (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable) or (vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall (except for prior acts) be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or the Owner Participant may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participant, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or the Owner Participant may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture but not in the case of clause (i) of
         Section 8.02(a) of the Indenture) any Make-Whole Premium applicable to each Outstanding Certificate, plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

------------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A Certificate.

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N673FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997       STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                                Name:  Paul D. Allen
                                Title: Vice President





        [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N673FE) referred to in the within mentioned Indenture.


Dated: May ___, 1997       FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                                Name:  Greg A. Hawley
                                Title: Vice President


                                SCHEDULE I


                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N673FE and Manufacturer's serial number 780, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N673FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N673FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on December 11, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N673FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 10, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N673FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N673FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. December 11, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2016, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


------------------------------------------------------------------------------

                  TRUST INDENTURE AND SECURITY AGREEMENT

              (Federal Express Corporation Trust No. N674FE)

                          Dated as of May 1, 1997


                                  between


            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                             As Owner Trustee,
                               Owner Trustee


                                    and


                FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                           As Indenture Trustee,
                             Indenture Trustee



                 COVERING ONE AIRBUS A300F4-605R AIRCRAFT
                  SERIAL NO. 781, REGISTRATION NO. N674FE


==============================================================================

                             TABLE OF CONTENTS


                                                                          Page

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    6

                                 ARTICLE I

                                DEFINITIONS

   Section 1.01.  Definitions..............................................  8

                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  8
   Section 2.02.  Execution of Certificates................................  9
   Section 2.03.  Certificate of Authentication............................  9
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  9
   Section 2.05.  Payments from Trust Indenture Estate Only................ 12
   Section 2.06.  Registration, Transfer and Exchange...................... 13
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 14
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 15
   Section 2.09.  Temporary Certificates................................... 15
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 16
   Section 2.11.  Certificates in Respect of Replacement Aircraft.......... 16
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 16
   Section 2.13.  Establishment of Collateral Account...................... 16
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 17
   Section 2.15.  Release of Debt Portion and Lien on the Collateral Account
                  and the Liquid Collateral on Delivery Date............... 18
   Section 2.16.  Cut-Off Date............................................. 19
   Section 2.17.  Subordination............................................ 19

                                ARTICLE III

                                 COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 19
   Section 3.02.  Offices for Payments, etc................................ 20
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 20
   Section 3.04.  Paying Agents............................................ 20
   Section 3.05.  Covenants of SSB and the Owner Trustee................... 21
   Section 3.06.  [Reserved]............................................... 21
   Section 3.07.  Disposal of Trust Indenture Estate....................... 22
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 22
   Section 3.09.  Further Assurances; Financing Statements................. 22

                                ARTICLE IV

                               HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 23

                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 23
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 24
   Section 5.03.  Payment After Indenture Event of Default, etc............ 25
   Section 5.04.  Certain Payments......................................... 27
   Section 5.05.  Other Payments........................................... 28
   Section 5.06.  Payments to Owner Trustee................................ 28
   Section 5.07.  Application of Payments.................................. 28
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 29
   Section 5.09.  Withholding Taxes........................................ 30

                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 30
   Section 6.02.  Prepayment of Certificates............................... 30
   Section 6.03.  Notice of Prepayment to Holders.......................... 32
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 33
   Section 6.05.  Certificates Payable on Prepayment Date.................. 33
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 33

                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 35
   Section 7.02.  Remedies................................................. 38
   Section 7.03.  Return of Aircraft, etc.................................. 40
   Section 7.04.  Indenture Trustee May Prove Debt......................... 42
   Section 7.05.  Remedies Cumulative...................................... 44
   Section 7.06.  Suits for Enforcement.................................... 44
   Section 7.07.  Discontinuance of Proceedings............................ 45
   Section 7.08.  Limitations on Suits by Holders.......................... 45
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 45
   Section 7.10.  Control by Holders....................................... 46
   Section 7.11.  Waiver of Past Indenture Default......................... 46
   Section 7.12.  Notice of Indenture Default.............................. 47

                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.... 47
   Section 8.02.  Owner Participant's Right to Elect to Prepay or Purchase the
                  Certificates............................................. 50
   Section 8.03.  Certain Rights of Owner Participant...................... 52

                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 53
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default; Prior to an
                  Indenture Event of Default............................... 54
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 56
   Section 9.04.  Indenture Trustee Not Responsible for Recitals, Disposition
                  of Certificates or Application of Proceeds Thereof....... 57
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 57
   Section 9.06.  Moneys Held by Indenture Trustee......................... 57
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 57
   Section 9.08.  Replacement Airframes and Replacement Engines............ 58
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 61
   Section 9.10.  Effect of Replacement.................................... 61
   Section 9.11.  Compensation............................................. 61

                                 ARTICLE X

                          CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 62
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 62
   Section 10.03.  Holders to Be Treated as Owners......................... 63
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                   Not Outstanding......................................... 63
   Section 10.05.  Right of Revocation of Action Taken..................... 64
   Section 10.06.  ERISA................................................... 64

                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

                                ARTICLE XII

                            SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 66
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 66
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 67
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 67
   Section 12.05.  Merger, Conversion, Consolidation or Succession to Business
                   of Indenture Trustee.................................... 68
   Section 12.06.  Appointment of Separate Trustees........................ 69

                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 71
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 72
   Section 13.03.  Effect of Supplemental Indenture........................ 74
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 74
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 74
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture and
                   Security Agreement Supplement........................... 74
   Section 13.07.  Notices to Liquidity Providers.......................... 74

                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 75
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 76
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 76
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 76

                                ARTICLE XV

                               MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 77
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 77
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 77
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture Trustee,
                   Owner Participant, Holders and Liquidity Providers...... 77
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 78
   Section 15.06.  Notices................................................. 78
   Section 15.07.  Officer's Certificates and Opinions of Counsel; Statements
                   to Be Contained Therein................................. 79
   Section 15.08.  Severability............................................ 80
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 80
   Section 15.10.  Successors and Assigns.................................. 80
   Section 15.11.  Headings................................................ 80
   Section 15.12.  Normal Commercial Relations............................. 80
   Section 15.13.  Governing Law; Counterparts............................. 80


Exhibit A      -- Form of Indenture and Security Agreement Supplement
Exhibit B      -- Form of Certificate

Schedule I     -- [Reserved]
Schedule II    -- Definitions


                  TRUST INDENTURE AND SECURITY AGREEMENT
              (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE) dated as of May 1, 1997 (the "Indenture"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "SSB"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:
                             -------------------

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participant and SSB have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N674FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, SSB has declared a certain trust for the use and benefit of the Owner Participant, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;

         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                              GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding
Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or the Owner Participant hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Purchase Agreement, the Purchase Agreement Assignment, the AVSA Consent and Agreement, the Consent and Agreement, the Consent and Guaranty, the GTA, the Engine Warranty Assignment and the Engine Consent, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         EXCLUDING, HOWEVER, from the foregoing grant of the Lien and security interest of this Indenture and from the Trust Indenture Estate, (i) all Excepted Payments, including without limitation all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and any moneys due or to become due under the Tax Indemnity Agreement and all rights to collect and enforce Excepted Payments and (ii) rights granted to or retained by the Owner Trustee or the Owner Participant hereunder and SUBJECT TO the following provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Owner Participant shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain or otherwise demand, sue for or receive and enforce the payment of such Excepted Payments, (B) to exercise any election or option or make any decision or determination or to give or receive any notice (including notice of Default), consent, waiver or approval in respect of any such Excepted Payment, (C) to adjust (and make any decision or determination or give any notice or consent with respect to) Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the FPO Price as provided in Section 3.04 of the Lease and Section
15.01 of the Participation Agreement, (D) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of any portion of Basic Rent constituting an Excepted Payment, any action changing the manner by which such Basic Rent is to be paid), (E) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to Article 10 of the Lease, (F) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to Article 4 of the Lease, (G) to exercise all other rights of the Lessor under Articles 4 and 10 of the Lease with respect to the retention or purchase by the Lessee or the Lessor of the Aircraft or the exercise by the Lessee of the Lessee's renewal or purchase options, (H) to retain all rights with respect to insurance maintained for its own account which Section 13.05 of the Lease specifically confers on the "Lessor", (I) to approve appraisers, lawyers and other professionals and receive notices, certificates, reports, filings, opinions and other documents, in each case with respect to matters relating to the Owner Participant's tax position, (J) to approve any accountants to be used in the verification of any Rent adjustment, and (K) to exercise, to the extent necessary to enable it to exercise its rights under
Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) subject to the last sentence of this clause (a), (A) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee (or, if an Indenture Event of Default that is also an Event of Default shall have occurred and be continuing, acting jointly with and not to the exclusion of the Indenture Trustee), to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft under
Article 12 of the Lease (but not Article 17 thereof, it being understood that the Indenture Trustee shall have the exclusive right to exercise remedies pursuant to such Article 17, including in respect of any related return of the Aircraft pursuant to Article 12 of the Lease), including the right to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return of the Aircraft pursuant to the express provisions of the Operative Agreements, and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments) and under the Purchase Agreement;

         (iv) subject to the last sentence of this clause (a), at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participant shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

Notwithstanding the foregoing, but subject always to the provisions of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) (other than with respect to Excepted Payments) declare the Lease to be in default under
Article 17 thereof or any statute (including, without limitation, Article 2-A of the Uniform Commercial Code) and (B) subject only to the provisions of this Indenture, (other than in connection with Excepted Payments) exercise the remedies set forth in such Article 17 of the Lease any statute (including without limitation Article 2-A of the Uniform Commercial Code), at law and in
Article 7 hereof.

         (b) The foregoing provisions in paragraph (a) above shall be equally applicable to all rights of the Indenture Trustee in respect of Ancillary Agreement I and Ancillary Agreement II, whether such rights are granted directly to the Indenture Trustee under such agreements or are granted under the Granting Clause of this Indenture.

         (c) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                              HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture and the rights of the Owner Trustee and the Owner Participant under this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will, at the expense of the Lessee, promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or the Owner Participant or would result in a burden on the Owner Participant's business activities, unless the Owner Trustee or the Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, enter into an agreement amending or supplementing any of the Indenture Documents, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Indenture Documents, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Indenture Documents, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                 ARTICLE I

                                DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of SSB. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of SSB who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by SSB, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of SSB; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of SSB, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of SSB at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity (subject to Section 15.01(d) of the Participation Agreement) and as to other terms.
The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof (but only to the extent actually received by the Indenture Trustee) and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof but only to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participant, the Owner Trustee, SSB nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of SSB, the Owner Trustee or the Indenture Trustee.

         SSB is not personally liable to any Holder, the Lessee, the Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of SSB's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to the Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Participant under the Participation Agreement, or from retaining any amount paid by the Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and (except in the case of transfers pursuant to Section 15.01 of the Participation Agreement) the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of SSB, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of SSB, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Aircraft. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except for any recourse obligations of the Owner Participant or the Owner Trustee in its individual capacity with respect to matters arising out of events occurring prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on or prior to September 23, 1997. If the Delivery Date is postponed pursuant to Section 3.02(c) or Section 3.05 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date, subject to the proviso to Section 3.02(a) of the Participation Agreement, the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral, equal to the lesser of (A) the Debt Portion and
(B) the amount actually in the Collateral Account on the Delivery Date. Subject to the proviso to Section 3.02(a) of the Participation Agreement, such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price payable by (x) the Owner Trustee as contemplated by Section 3.02(a) of the Participation Agreement or
(y) if the fifth sentence of Section 3.05(a) of the Participation Agreement shall be applicable, by the Lessee as contemplated by such sentence. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(C) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the 15th day following the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.


                                ARTICLE III

                                 COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of SSB and the Owner Trustee.

         (a) SSB hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participant;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice from an insurer or an insurance broker received pursuant to Article 13 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NEITHER THE INDENTURE TRUSTEE NOR THE OWNER TRUSTEE NOR SSB NOR THE OWNER PARTICIPANT MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that SSB warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by AVSA, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to SSB. Neither SSB, the Indenture Trustee nor the Owner Participant makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of SSB and the Indenture Trustee made under this Indenture or in the Participation Agreement or of the Owner Participant made under the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, at the expense of the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                ARTICLE IV

                               HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be distributed by the Indenture Trustee no later than the time herein provided in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates;

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said
Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Payment Default, Bankruptcy Default or Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Certificates shall have become due and payable as provided in Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority:

   first, in the manner provided in clause "first" of Section 5.03 hereof and

   second,   in the manner provided in clause "third" of Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of the Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied,

   first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate,

   third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participant or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the amounts the Lessee shall have so paid in respect of any such Tax shall have been recovered in full by the Lessee.


                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and Section 2.12 hereof shall not be applicable in connection with such purchase), but subject to Section 6.02(c) below.

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof (unless such notice is revoked in accordance with such Section).

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a refinancing of the Certificates, but subject to Section 6.02(c) below.

         (vi) As contemplated by Section 2.16 hereof and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (v) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section 6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i), 6.02(a)(iii) (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable) or 6.02(a)(vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment
   Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, or if no refinancing shall occur pursuant to Section 15.01 of the Participation Agreement, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and

         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund
Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):


                               Principal Amount

                            Series A            Series B            Series C
                        Certificates        Certificates        Certificates
                              with a              with a              with a
Sinking Fund             Maturity of         Maturity of         Maturity of
Redemption Date     January 15, 2018    January 15, 2018    January 15, 2014
----------------    ----------------    ----------------   -----------------

July 15, 1997                      0                   0                   0
January 15, 1998             178,525             161,870                   0
July 15, 1998                488,462                   0                   0
January 15, 1999             405,194             250,371                   0
July 15, 1999                262,461                   0                   0
January 15, 2000             391,578             250,371             333,147
July 15, 2000                276,076                   0                   0
January 15, 2001             449,906             250,371             333,827
July 15, 2001                217,749                   0                   0
January 15, 2002             612,950             250,371             333,827
July 15, 2002                 54,705                   0                   0
January 15, 2003             667,654             250,371             551,201
July 15, 2003                      0                   0                   0
January 15, 2004             667,654             250,371             709,532
July 15, 2004                      0                   0                   0
January 15, 2005             667,654             250,371             829,238
July 15, 2005                      0                   0                   0
January 15, 2006             667,654             250,371             798,676
July 15, 2006                      0                   0                   0
January 15, 2007             350,625             250,371           3,713,379
July 15, 2007                317,030                   0                   0
January 15, 2008             667,654             250,371             645,550
July 15, 2008                      0                   0                   0
January 15, 2009             667,654             250,371           1,415,654
July 15, 2009                      0                   0                   0
January 15, 2010             667,654           1,026,373             981,208
July 15, 2010                      0                   0                   0
January 15, 2011             667,654           2,862,630                   0
July 15, 2011                      0                   0                   0
January 15, 2012             667,654           3,146,944                   0
July 15, 2012                      0                   0                   0
January 15, 2013           4,556,464             190,066             123,763
July 15, 2013                      0                   0                   0
January 15, 2014                   0                   0           5,253,998
July 15, 2014                      0                   0                   0
January 15, 2015           5,667,502                   0                   0
July 15, 2015                      0                   0                   0
January 15, 2016           6,109,126                   0                   0
July 15, 2016                      0                   0                   0
January 15, 2017           6,585,161                   0                   0
July 15, 2017                      0                   0                   0
January 15, 2018             449,600           2,288,036                   0



                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Participant shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participant shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by SSB, the Owner Trustee, the Owner Participant or the Owner Participant Guarantor or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of SSB, the Owner Trustee, the Owner Participant, or the Owner Participant Guarantor furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or
   Section 7.02(b) or 7.12 of the Participation Agreement shall be breached in any respect, (y) covenant made by the Owner Participant in Section 7.02(c) or the last sentence of Section 7.13 of the Participation Agreement shall be breached in any respect or (z) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor, or by the Owner Participant or the Owner Participant Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty (30) days after there has been given to the Owner Trustee and the Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate, any Owner Trustee Guarantor, the Owner Participant or the Owner Participant Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate in any proceeding referred to in clause
   (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or the Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty or the Owner Participant Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or the Owner Participant Guarantor, as the case may be, or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee and the Owner Participant such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may (subject to the provisions of the next succeeding paragraph) take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Participant, the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may (subject to the provisions of the next succeeding paragraph) exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under
Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion) for the purpose of recovering the Aircraft. It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code plus any extension consented to by the Indenture Trustee or the Holders of Certificates of such period as permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease pursuant to Section 365 or 1110 of the Bankruptcy Code and no Event of Default (other than as specified in Section 16.01(e), (f) or (g) of the Lease, or other Event of Default in respect of which the 30-day period referred to in clause (a)(1)(B)(ii)(I) of Section 1110 of the Bankruptcy Code shall not yet have expired) shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee, the Owner Participant and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Participant and the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

          (c) Subject to Section 7.02 hereof, if an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 30 days prior written notice by registered mail to the Owner Trustee and the Owner Participant will be provided, for cash or, with the consent of the Owner Trustee and the Owner Participant, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this
Section 7.03(c) and to effectuate the transfer or conveyance referred to in
the first sentence of this Section 7.03(c).   Notwithstanding any other
provision of this Indenture, the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d)  To the extent permitted by applicable law, and subject to
Section 7.02 hereof, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participant in respect of the property so purchased.

         (e) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;


and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Sections 7.02 and 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, the Owner Participant, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participant notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participant promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.


                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                         AND THE OWNER PARTICIPANT

         Section 8.01.  Certain Rights of Owner Trustee and Owner Participant.
(a) Subject to Section 13.01 hereof and the provisions of paragraph (a) immediately following the Granting Clause hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the Lessor and the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (except in respect of the Term, if the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate),
   Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section 3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee), Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act),
   Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01,
   Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participant's or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of any portion of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not materially adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Article 6 and Section 10.01(b) (insofar as such Article 6 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05, 15.01, 17.02 and 17.11 and Articles 8 and 9 (insofar as such Articles relate to the Indenture Trustee; it being understood that only the Indenture Trustee's consent in respect thereof need be obtained) and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Stipulated Loss Value or Supplemental Rent payable to the Holders or any Liquidity Provider or any other amounts payable for the account of the Holders or any Liquidity Provider (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value and any other amounts payable for the account of the Holders (subject in any event to Section 3.05 of the Lease) with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participant) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participant or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participant's Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a Prepayment Date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price (determined in accordance with Section 6.02(b) hereof) of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable (except as provided below) and shall designate a date which shall be a Business Day which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause
   (a)(ii) above (but not if such purchase is pursuant to clause (a)(i) above), plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participant shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participant (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participant shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participant in such authorized denominations as the Owner Participant shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participant.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         (c)  Any election to prepay or purchase the Certificates under this
Section 8.02 shall be irrevocable, provided that if on the specified date for prepayment or purchase, the Event of Default giving rise to such election shall no longer be continuing under the Lease such election shall be deemed to be automatically withdrawn.

         Section 8.03. Certain Rights of Owner Participant. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after the Owner Participant's receipt of written notice of such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law or equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participant and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after the Owner Participant's receipt of the written notice of such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or the Owner Participant to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law or in equity against the Lessee for the payment of such amount or taking appropriate action in a pending action at law or in equity against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner
Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will, at the expense of the Lessee, file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Aviation Act (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease and will otherwise conform to the requirements set forth in the definition of "Replacement Engine";

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, SSB or the Owner Participant for any fee as compensation for its services as trustee under this Indenture.


                                 ARTICLE X

                          CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, the Owner Participant, SSB, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, SSB or the Owner Participant or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participant, SSB or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, SSB, or the Owner Participant are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participant, SSB and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participant, SSB or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Department and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture and any taxes excluded from the Lessee's indemnity obligation under Section 8.01(b) of the Participation Agreement), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other
Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Article; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this Article XI shall survive the termination of this Indenture and the resignation or
removal of the Indenture Trustee.   Upon payment in full by the Owner Trustee
of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                ARTICLE XII

                            SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participant, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participant, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participant, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03.  Persons Eligible for Appointment as Indenture
Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participant;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement; and

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participant or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participant (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participant) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participant pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture
Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participant) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participant) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                ARTICLE XV

                               MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of SSB (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of SSB (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participant and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participant, Holders and Liquidity Providers.   Nothing in this
Indenture, whether express or implied, shall be construed to give to any person other than SSB, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participant, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110 (telephone: (617) 664-5526, facsimile: (617) 664-5371), Attention: Corporate Trust Department (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile:
(801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of SSB may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or SSB, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or SSB, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or SSB or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participant, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President



                           FIRST SECURITY BANK,
                           NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


              Indenture and Security Agreement Supplement No. ___


         Indenture and Security Agreement Supplement No. ___ (Federal Express Corporation Trust No. N674FE) dated ________, ____, of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between State Street Bank and Trust Company of Connecticut, National Association and the Owner Participant named therein.


                             W I T N E S S E T H :
                             -------------------

         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.

------------
(1) This recital is to be included only in the first Indenture Supplement.

         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

------------
(2) This recital is not to be included in the first Indenture Supplement.

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                 Airframe

                  One (1) Airframe identified as follows:

                                 FAA               Manufacturer's
                                 Registration      Serial
Manufacturer         Model       Number            Number
------------         -----       ------------      --------------



together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                             AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                         Manufacturer's
                                                         Serial
Manufacturer                     Model                   Number
------------                     -----                   --------------



together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President





                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                           [Form of Certificate]


              THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
              THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
       NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                        EQUIPMENT TRUST CERTIFICATE
              (Federal Express Corporation Trust No. N674FE)

            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION
               not in its individual capacity but solely as
                    OWNER TRUSTEE UNDER TRUST AGREEMENT
              (Federal Express Corporation Trust No. N674FE)
                          dated as of May 1, 1997

                                SERIES ___

Interest Rate                                                         Maturity
-------------                                                         --------



         State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation
Trust No. N674FE) dated as of May 1, 1997, between the Owner Participant named therein and State Street Bank and Trust Company of Connecticut, National Association (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January 15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July 15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July 15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         State Street Bank and Trust Company of Connecticut, National Association and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N674FE) limited in aggregate initial principal amount to $61,835,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
   Series      Maturity                Amount            Interest Rate
   ------      --------                -----------       -------------

     A         January 15, 2018        $33,382,000       7.50%
     B         January 15, 2018        $12,430,000       7.52%
     C         January 15, 2014        $16,023,000       7.65%

         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participant, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as follows. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth below, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.


                               Principal Amount

                            Series A            Series B            Series C
                        Certificates        Certificates        Certificates
                              with a              with a              with a
Sinking Fund             Maturity of         Maturity of         Maturity of
Redemption Date     January 15, 2018    January 15, 2018    January 15, 2014
----------------    ----------------    ----------------   -----------------

July 15, 1997                      0                   0                   0
January 15, 1998             178,525             161,870                   0
July 15, 1998                488,462                   0                   0
January 15, 1999             405,194             250,371                   0
July 15, 1999                262,461                   0                   0
January 15, 2000             391,578             250,371             333,147
July 15, 2000                276,076                   0                   0
January 15, 2001             449,906             250,371             333,827
July 15, 2001                217,749                   0                   0
January 15, 2002             612,950             250,371             333,827
July 15, 2002                 54,705                   0                   0
January 15, 2003             667,654             250,371             551,201
July 15, 2003                      0                   0                   0
January 15, 2004             667,654             250,371             709,532
July 15, 2004                      0                   0                   0
January 15, 2005             667,654             250,371             829,238
July 15, 2005                      0                   0                   0
January 15, 2006             667,654             250,371             798,676
July 15, 2006                      0                   0                   0
January 15, 2007             350,625             250,371           3,713,379
July 15, 2007                317,030                   0                   0
January 15, 2008             667,654             250,371             645,550
July 15, 2008                      0                   0                   0
January 15, 2009             667,654             250,371           1,415,654
July 15, 2009                      0                   0                   0
January 15, 2010             667,654           1,026,373             981,208
July 15, 2010                      0                   0                   0
January 15, 2011             667,654           2,862,630                   0
July 15, 2011                      0                   0                   0
January 15, 2012             667,654           3,146,944                   0
July 15, 2012                      0                   0                   0
January 15, 2013           4,556,464             190,066             123,763
July 15, 2013                      0                   0                   0
January 15, 2014                   0                   0           5,253,998
July 15, 2014                      0                   0                   0
January 15, 2015           5,667,502                   0                   0
July 15, 2015                      0                   0                   0
January 15, 2016           6,109,126                   0                   0
July 15, 2016                      0                   0                   0
January 15, 2017           6,585,161                   0                   0
July 15, 2017                      0                   0                   0
January 15, 2018             449,600           2,288,036                   0


         Except as expressly provided in the Indenture, all payments of
principal,   Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that neither the Owner Participant, the Owner Trustee, State Street Bank and Trust Company of Connecticut, National Association nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of State Street Bank and Trust Company of Connecticut, National Association, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and the Lessee shall not have revoked such notice or effected an assumption of the Certificates as provided in
   Section 2.12 of the Indenture).

         (iii) If the Owner Participant or the Owner Trustee on behalf of the Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee and the Owner Participant upon not less than 25 days' prior written notice.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (v) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses (ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to clause (vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i), (iii) (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable) or (vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall (except for prior acts) be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or the Owner Participant may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participant, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or the Owner Participant may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture but not in the case of clause (i) of
         Section 8.02(a) of the Indenture) any Make-Whole Premium applicable to each Outstanding Certificate, plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

------------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A Certificate.

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N674FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997       STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By
                              ------------------------------------
                                Name:  Paul D. Allen
                                Title: Vice President





        [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N674FE) referred to in the within mentioned Indenture.


Dated: May ___, 1997       FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              ------------------------------------
                                Name:  Greg A. Hawley
                                Title: Vice President


                                SCHEDULE I


                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N674FE and Manufacturer's serial number 781, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N674FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N674FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on December 23, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N674FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 22, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N674FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N674FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N673FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. December 23, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2017, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


------------------------------------------------------------------------------

                    TRUST INDENTURE AND SECURITY AGREEMENT

                (Federal Express Corporation Trust No. N581FE)

                            Dated as of May 1, 1997


                                    between


                           WILMINGTON TRUST COMPANY,
                             Not in its Individual
                             Capacity, but solely
                               As Owner Trustee,
                                 Owner Trustee


                                      and


                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Not in its Individual
                             Capacity, but solely
                             As Indenture Trustee,
                               Indenture Trustee



                COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48419, REGISTRATION NO. N581FE

==============================================================================



                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    5

                                   ARTICLE I

                                  DEFINITIONS

   Section 1.01.  Definitions..............................................  7

                                  ARTICLE II

                          ISSUE, EXECUTION, FORM AND
                         REGISTRATION OF CERTIFICATES;
                              COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  7
   Section 2.02.  Execution of Certificates................................  8
   Section 2.03.  Certificate of Authentication............................  8
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  8
   Section 2.05.  Payments from Trust Indenture Estate Only................ 11
   Section 2.06.  Registration, Transfer and Exchange...................... 12
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 13
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 14
   Section 2.09.  Temporary Certificates................................... 14
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 15
   Section 2.11.  Certificates in Respect of Replacement Aircraft.......... 15
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 15
   Section 2.13.  Establishment of Collateral Account...................... 15
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 16
   Section 2.15.  Release of Debt Portion and Lien on the Collateral Account
                  and the Liquid Collateral on Delivery Date............... 17
   Section 2.16.  Cut-Off Date............................................. 17
   Section 2.17.  Subordination............................................ 18

                                  ARTICLE III

                                   COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 18
   Section 3.02.  Offices for Payments, etc................................ 19
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 19
   Section 3.04.  Paying Agents............................................ 19
   Section 3.05.  Covenants of WTC and the Owner Trustee................... 19
   Section 3.06.  [Reserved]............................................... 20
   Section 3.07.  Disposal of Trust Indenture Estate....................... 20
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 20
   Section 3.09.  Further Assurances; Financing Statements................. 21

                                  ARTICLE IV

                                 HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 21

                                   ARTICLE V

                   RECEIPT, DISTRIBUTION AND APPLICATION OF
                    INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 22
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 23
   Section 5.03.  Payment After Indenture Event of Default, etc............ 24
   Section 5.04.  Certain Payments......................................... 26
   Section 5.05.  Other Payments........................................... 26
   Section 5.06.  Payments to Owner Trustee................................ 27
   Section 5.07.  Application of Payments.................................. 27
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 27
   Section 5.09.  Withholding Taxes........................................ 28

                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 29
   Section 6.02.  Prepayment of Certificates............................... 29
   Section 6.03.  Notice of Prepayment to Holders.......................... 31
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 31
   Section 6.05.  Certificates Payable on Prepayment Date.................. 31
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 32

                                  ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                       OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 34
   Section 7.02.  Remedies................................................. 36
   Section 7.03.  Return of Aircraft, etc.................................. 38
   Section 7.04.  Indenture Trustee May Prove Debt......................... 41
   Section 7.05.  Remedies Cumulative...................................... 43
   Section 7.06.  Suits for Enforcement.................................... 43
   Section 7.07.  Discontinuance of Proceedings............................ 43
   Section 7.08.  Limitations on Suits by Holders.......................... 44
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 44
   Section 7.10.  Control by Holders....................................... 44
   Section 7.11.  Waiver of Past Indenture Default......................... 45
   Section 7.12.  Notice of Indenture Default.............................. 45
   Section 7.13.  Waiver of Appraisement, etc.; Laws....................... 46

                                 ARTICLE VIII

                          RIGHTS OF THE OWNER TRUSTEE
                          AND THE OWNER PARTICIPANTS

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participants... 46
   Section 8.02.  Owner Participants' Right to Elect to Prepay or Purchase
                  the Certificates......................................... 50
   Section 8.03.  Certain Rights of Owner Participants..................... 51

                                  ARTICLE IX

                       CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 52
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default;  Prior to an
                  Indenture Event of Default............................... 53
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 55
   Section 9.04.  Indenture Trustee Not Responsible for Recitals,
                  Disposition of Certificates or Application of Proceeds
                  Thereof.................................................. 56
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 56
   Section 9.06.  Moneys Held by Indenture Trustee......................... 56
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 56
   Section 9.08.  Replacement Airframes and Replacement Engines............ 57
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 60
   Section 9.10.  Effect of Replacement.................................... 60
   Section 9.11.  Compensation............................................. 60

                                   ARTICLE X

                            CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 61
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 61
   Section 10.03.  Holders to Be Treated as Owners......................... 62
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                   Not Outstanding......................................... 62
   Section 10.05.  Right of Revocation of Action Taken..................... 63
   Section 10.06.  ERISA................................................... 63

                                  ARTICLE XI

                         INDEMNIFICATION OF INDENTURE
                           TRUSTEE BY OWNER TRUSTEE



                                  ARTICLE XII

                              SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 65
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 65
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 66
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 66
   Section 12.05.  Merger, Conversion, Consolidation or Succession to
                   Business of Indenture Trustee........................... 67
   Section 12.06.  Appointment of Separate Trustees........................ 68

                                 ARTICLE XIII

                      SUPPLEMENTS AND AMENDMENTS TO THIS
                      TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 70
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 71
   Section 13.03.  Effect of Supplemental Indenture........................ 73
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 73
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 73
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture
                   and Security Agreement Supplement....................... 73
   Section 13.07.  Notices to Liquidity Providers.......................... 73

                                  ARTICLE XIV

                   SATISFACTION AND DISCHARGE OF INDENTURE;
                               UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 74
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 75
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 75
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 75

                                  ARTICLE XV

                                 MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 76
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 76
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 76
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
                   Trustee, Owner Participants, Holders and Liquidity
                   Providers............................................... 76
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 77
   Section 15.06.  Notices................................................. 77
   Section 15.07.  Officer's Certificates and Opinions of Counsel;
                   Statements to Be Contained Therein...................... 78
   Section 15.08.  Severability............................................ 78
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 79
   Section 15.10.  Successors and Assigns.................................. 79
   Section 15.11.  Headings................................................ 79
   Section 15.12.  Normal Commercial Relations............................. 79
   Section 15.13.  Governing Law; Counterparts............................. 79

Exhibit A      --    Form of Indenture and Security Agreement Supplement
Exhibit B      --    Form of Certificate

Schedule I     --    [Reserved]
Schedule II    --    Definitions


                    TRUST INDENTURE AND SECURITY AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE) dated as of May 1, 1997 (the "Indenture"), between WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "WTC"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participants and WTC have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N581FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, WTC has declared a certain trust for the use and benefit of the Owner Participants, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;

         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                                GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participants or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or the Owner Participants hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Modification Agreement, the GTA, the Engine Warranty Assignment and the Engine Consent, the Bills of Sale and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreements, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         Notwithstanding the foregoing provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Owner Participants shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain such Excepted Payments and
(B) to adjust Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the EBO Price as provided in Section 3.04 of the Lease and Section 15.01 of the Participation Agreement, (C) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of Basic Rent constituting an Excepted Payment, the manner by which such amount is paid), (D) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft, pursuant to Article 10 of the Lease, (E) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to
Article 4 of the Lease, (F) to retain all rights with respect to insurance maintained for its own account which Section 13.05 of the Lease specifically confers on the "Lessor" and (G) to exercise, to the extent necessary to enable it to exercise its rights under Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease and to declare the Lease in default in respect thereof, and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) (A) so long as no Indenture Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee, to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee pursuant to express provisions of the Operative Agreements, and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments) and under the Purchase Agreement; and

         (iv) at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft.

         (b) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                                HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or any Owner Participant or would result in a burden on such Owner Participant's business activities, unless the Owner Trustee or such Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, accept any payment from the Lessee or any sublessee, enter into an agreement amending or supplementing any of the Operative Agreements, execute any waiver or modification of, or consent under the terms of any of the Operative Agreements, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Operative Agreements, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Operative Agreements, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                  ARTICLE II

                          ISSUE, EXECUTION, FORM AND
                         REGISTRATION OF CERTIFICATES;
                              COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of WTC. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of WTC who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by WTC, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of WTC; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of WTC, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of WTC at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity and as to other terms. The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration. As used in this Section, "Related Indentures" means, collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N673FE, N674FE, N583FE, N584FE, each dated as of May 1, 1997, between State Street Bank and Trust Company of Connecticut, National Association, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participants, the Owner Trustee, WTC nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of WTC, the Owner Trustee or the Indenture Trustee.

         WTC is not personally liable to any Holder, the Lessee, any Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of WTC's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions each Owner Participant is required, by reason of such Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participants on account of (2) above, then the Indenture Trustee shall promptly refund to the Owner Participants such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of any Owner Participant under the Participation Agreement, or from retaining any amount paid by any Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity and interest rate and in authorized denominations for an equal aggregate principal amount.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and (except in the case of transfers pursuant to Section 15.01 of the Participation Agreement) the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of WTC, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to save each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses connected therewith. In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to save each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of WTC, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Aircraft. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participants and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on or prior to June 6, 1997. If the Delivery Date is postponed pursuant to Section 3.02(c) or Section 3.05 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date subject to the proviso to Section 3.02(a) of the Participation Agreement, the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral equal to the lesser of (A) the Debt Portion and
(B) the amount actually in the Collateral Account on the Delivery Date. Subject to the proviso to Section 3.02(a) of the Participation Agreement, such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price as contemplated by Section 3.02(a) of the Participation Agreement. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(B) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the 15th day following the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.


                                  ARTICLE III

                                   COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of WTC and the Owner Trustee.

         (a) WTC hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participants;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice received pursuant to
   Article 11 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved].

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NEITHER THE INDENTURE TRUSTEE NOR THE OWNER TRUSTEE NOR WTC NOR THE OWNER PARTICIPANTS MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that WTC warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by the Lessee, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to WTC. Neither WTC, the Indenture Trustee nor the Owner Participants makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of WTC, the Indenture Trustee and the Owner Participants made under this Indenture or in the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                  ARTICLE IV

                                 HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than fifteen
(15) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                   ARTICLE V

                   RECEIPT, DISTRIBUTION AND APPLICATION OF
                    INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be promptly distributed in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates;

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss (x) if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee (a) after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and the Indenture Trustee has commenced the exercise of remedies pursuant to Article VIII hereof, or (b) after the Certificates shall have become due and payable as provided in Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority: first, in the manner provided in clause "first" of Section 5.03 hereof and second, in the manner provided in clause "third" of
Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of each Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied, first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate, third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Owner Trustee, unless the Owner Trustee (or the Lessee on its behalf) notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participants or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the foregoing amounts shall have been recovered in full by the Lessee.


                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and Section 2.12 hereof shall not be applicable in connection with such purchase).

         (iii) If any Owner Participant or the Owner Trustee on behalf of any Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) As contemplated by Section 2.16 hereof and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (v) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) in the event of a prepayment of the Certificates pursuant to
   Section 6.02(a)(i), 6.02(a)(iii) (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable) or, if such prepayment is made on or after the applicable Premium Termination Date, 6.02(a)(ii), 6.02(a)(iii) (if clause (ii) of the first sentence of Section 8.02(a) hereof is applicable) or 6.02(a)(vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date, in the event of a prepayment of the Certificates pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if no refinancing shall occur pursuant to Section 15.01 of the Participation Agreement, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Such notice may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and

         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 hereof and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):


                               Principal Amount

                             Series A             Series B             Series C
                    Certificates with    Certificates with    Certificates with
Sinking Fund            a Maturity of        a Maturity of        a Maturity of
Redemption Date      January 15, 2017     January 15, 2013     January 15, 2009
----------------    -----------------    -----------------    -----------------
July 15, 1997                       0                    0                    0
January 15, 1998              705,440              118,915                  612
July 15, 1998                       0                    0                    0
January 15, 1999              712,440              267,165              422,853
July 15, 1999                       0                    0                    0
January 15, 2000              712,440              267,165              487,095
July 15, 2000                       0                    0                    0
January 15, 2001              712,440              267,165              601,601
July 15, 2001                       0                    0                    0
January 15, 2002              712,440              267,165              721,202
July 15, 2002                       0                    0                    0
January 15, 2003              712,440              267,165              850,280
July 15, 2003                       0                    0                    0
January 15, 2004              356,220              267,165            1,345,453
July 15, 2004                 356,220                    0                    0
January 15, 2005              660,860              267,165              818,083
July 15, 2005                  51,580                    0                    0
January 15, 2006              356,220              133,583            1,767,096
July 15, 2006                 356,220              133,582                    0
January 15, 2007              712,440              267,165            2,965,098
July 15, 2007                       0                    0                    0
January 15, 2008              712,440              267,165            2,280,789
July 15, 2008                       0                    0                    0
January 15, 2009              712,440            1,339,061              747,838
July 15, 2009                       0                    0                    0
January 15, 2010              712,440            2,158,388                    0
July 15, 2010                       0                    0                    0
January 15, 2011              712,440            3,441,339                    0
July 15, 2011                       0                    0                    0
January 15, 2012              712,440            2,766,370                    0
July 15, 2012                       0                    0                    0
January 15, 2013            4,852,281              714,277                    0
July 15, 2013                       0                    0                    0
January 15, 2014            5,917,242                    0                    0
July 15, 2014                  80,029                    0                    0
January 15, 2015            6,142,140                    0                    0
July 15, 2015                 313,361                    0                    0
January 15, 2016            6,384,222                    0                    0
July 15, 2016                 564,520                    0                    0
January 15, 2017              681,605                    0                    0

                                  ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                       OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Participants shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) any failure of the Owner Trustee to (A) observe any of its covenants in the fifth paragraph following the Habendum Clause hereof or
   Section 3.05(b)(iii) hereof or Section 7.02(b) of the Participation Agreement (unless otherwise removed as Owner Trustee within 10 days after notice thereof to the Owner Participants) or (B) observe or perform any other covenant or obligation of the Owner Trustee in this Indenture (other than any such failure arising by reason of an Event of Default or specified in clause (iii) below) and the continuance of such failure for a period of thirty (30) days or, if such covenant is capable of cure and the Owner Trustee is diligently proceeding to effect such cure, 120 days, after written notice thereof identified as a "Notice of Indenture Event of Default" to the Owner Trustee and the Owner Participants by the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates specifying such failure to so observe or perform and requiring it to be remedied; or

         (iii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participants shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iv) (A) any representation or warranty made by WTC, the Owner Trustee, any Owner Participant or the Owner Participant Guarantor or any Owner Trustee Guarantor, in Article 7 of the Participation Agreement, in
   Section 5.01 of the Lease, in the Owner Participant Guaranty or in any certificate of WTC, the Owner Trustee, any Owner Participant, or the Owner Participant Guarantor furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and any Owner Participant by the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (B) any covenant made by WTC or the Owner Trustee in the Participation Agreement, or by any Owner Participant or the Owner Participant Guarantor in Article 7 of the Participation Agreement or in the Owner Participant Guaranty shall be breached in any respect and such breach shall remain unremedied for a period of thirty (30) days after there has been given to the Owner Trustee and any Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (v) the Owner Trustee, the Lessor's Estate, any Owner Trustee Guarantor, any Owner Participant or the Owner Participant Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (vi) an order for relief shall be entered in respect of the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor in any proceeding referred to in clause (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor, as the case may be, and such petition shall not be dismissed within 90 days, or if, without the consent or acquiescence of the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or the Lessor's Estate or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor, as the case may be, and such order shall not be dismissed within 90 days; or

         (viii) any Owner Trustee Guaranty or Owner Participant Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or the Owner Participant Guarantor, as the case may be, or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Participants, the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the remedies under Section 17.01(a)(i), (ii), or (vi) of the Lease (as it shall determine in its sole discretion). It is further understood and agreed that if the Indenture
Trustee is unable to exercise one or more remedies under Section 17 of the Lease because of any stay or operation or law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code including any extension consented to by the Indenture Trustee or the Holders of Certificates of such period permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease and no Event of Default other than as specified in Section 16.01(e), (f) or (g) of the Lease shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture
Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (v), (vi) or (vii) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may (i) obtain a judgment conferring on the Indenture Trustee or an agent or representative designated by the Indenture Trustee, the right to immediate possession and requiring the Owner Trustee to execute and deliver such instruments and documents to the Indenture Trustee or an agent or representative designated by the Indenture Trustee, to the entry of which judgment the Owner Trustee hereby specifically consents, and (ii) pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of obtaining such judgment or of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

          (c) If an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction, with or without demand, advertisement or notice, except as expressly provided for below in this Section 7.03(c), for cash or credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in its sole discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this Section 7.03(c) and to effectuate the transfer or conveyance referred to in the first sentence of
this Section 7.03(c).   Notwithstanding any other provision of this Indenture,
the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d) To the extent permitted by applicable law, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participants in respect of the property so purchased.

         (e) Subject to Article VIII hereof, and effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby irrevocably appoints and constitutes the Indenture Trustee the true and lawful attorney-in-fact of the Owner Trustee in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Indenture, whether pursuant to foreclosure or power of sale or otherwise, to execute and deliver all such bills of sale, assignments and other instruments as the Indenture Trustee may consider necessary or appropriate, with full power of substitution, and the Owner Trustee hereby ratifies and confirms all that such attorney or any substitute shall lawfully do by virtue hereof. Nevertheless, if so requested by the Indenture Trustee or any purchaser, the Owner Trustee shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Indenture Trustee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

         (f) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         (g) Any sale of the Trust Indenture Estate or any part thereof or any interest therein, whether pursuant to foreclosure or power of sale or otherwise hereunder, shall be a perpetual bar against the Owner Trustee after the expiration of the period, if any, during which the Owner Trustee shall have the benefit of prepayment laws which may not be waived pursuant to
Section 7.13 hereof.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;

and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, the Owner Participants, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice of an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participants notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participants promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

         Section 7.13. Waiver of Appraisement, etc.; Laws. The Owner Trustee covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, extension or prepayment law wherever enacted, now or at any time hereafter in force, in order to prevent or hinder the enforcement of this Indenture or the execution of any power granted herein to the Indenture Trustee, or the absolute sale of the Trust Indenture Estate, or any part thereof, or the possession thereof by any purchaser at any sale under this Article VII; and the Owner Trustee for itself and all who may claim under it, so far as it or any of them now or hereafter lawfully may, hereby waives the benefit of all such laws. The Owner Trustee for itself and all who may claim under it waives, to the extent that it lawfully may, all right to have the property in the Trust Indenture Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Indenture may order the sale of the Trust Indenture Estate as an entirety.

         If any law referred to in this Section 7.13 and now in force, of which the Owner Trustee or its successors might take advantage despite this
Section 7.13, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 7.13.


                                 ARTICLE VIII

                          RIGHTS OF THE OWNER TRUSTEE
                          AND THE OWNER PARTICIPANTS

         Section 8.01. Certain Rights of Owner Trustee and Owner Participants. (a) Subject to Section 13.01 hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (provided that, if in respect of the Term, the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate), Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section
   3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee),
   Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act), Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01, Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participants' or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Articles 6, 8 and 9 and Section 10.01(b) (insofar as such Articles 6, 8 and 9 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05, 15.01, 17.02 and
   17.11 and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Supplemental Rent or Stipulated Loss Value or any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section
   3.05 of the Lease) upon the occurrence of an Event of Loss or Termination Value and any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section
   3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders (subject in any event to 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders
   (subject in any event to 3.05 of the Lease) of the Lease with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section
   2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participants) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder, (ii) to grant any consent requested under the Lease and (iii) to exercise discretion on the Lessee's option to substitute a Replacement Airframe or Replacement Engines after an Event of Loss pursuant to the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participants, to (A) declare the lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participants or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participants' Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participants (or the Owner Trustee on behalf of the Owner Participants) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a Prepayment Date which shall be a Business Day and which shall be not less than 30 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a date which shall be a Business Day and which shall be not less than 30 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause (a)(ii) above, plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt of the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participants shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participants (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participants shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participants in such authorized denominations as the Owner Participants shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participants.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         Section 8.03. Certain Rights of Owner Participants. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participants may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participants, as the case may be, shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participants until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participants and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or the Owner Participants to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participants may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participants, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participants until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                  ARTICLE IX

                       CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In case an Indenture Event of Default has occurred (which has not been cured or waived) the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee will execute and the Owner Trustee will file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Liens on any part of the Trust Indenture Estate which result from claims against it in its individual capacity not related to the administration of the Trust Indenture Estate or any other transaction pursuant to this Indenture or any document included in the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Transportation Code (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease;

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, WTC or the Owner Participants for any fee as compensation for its services as trustee under this Indenture.


                                   ARTICLE X

                            CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee may deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, the Owner Participants, WTC, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participants, WTC shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee or the Owner Participants or by any Affiliate thereof, then such Certificates shall be deemed Outstanding for the
purpose of any such determination.   Certificates so owned which have been
pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participants, WTC or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participants, WTC or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, WTC, or the Owner Participants are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participants, WTC and the Lessee shall furnish to the Indenture Trustee promptly an Officer's
Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participants, WTC or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Department and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                  ARTICLE XI

                         INDEMNIFICATION OF INDENTURE
                           TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's indemnity to the Indenture Trustee under said Articles; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this Article XI shall survive the termination of this Indenture and the resignation or
removal of the Indenture Trustee.   Upon payment in full by the Owner Trustee
of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                  ARTICLE XII

                              SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participants, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participants, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participants, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any such Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03.  Persons Eligible for Appointment as Indenture
Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                                 ARTICLE XIII

                      SUPPLEMENTS AND AMENDMENTS TO THIS
                      TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participants) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participants;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement; and

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participants) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall
(a) modify any of the provisions of Section 7.11 hereof or this Section 13.02,
(b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participants or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participants (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participants) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participants pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee pursuant to the terms of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                  ARTICLE XIV

                   SATISFACTION AND DISCHARGE OF INDENTURE;
                               UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates, (C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and
(E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture
Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participants) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participants) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                  ARTICLE XV

                                 MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of WTC (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of WTC (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participants and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participants and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participants, Holders and Liquidity Providers.   Nothing in
this Indenture, whether express or implied, shall be construed to give to any person other than WTC, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participants, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it at its office at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001 (telephone: (302) 651-1000, facsimile: (302) 651-8882), Attention: Corporate Trust Administration (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile: (801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in
Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of WTC may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or WTC, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or WTC, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or WTC or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participants, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           WILMINGTON TRUST COMPANY,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By______________________________________
                               Name:  Donald G. MacKelcan
                               Title: Assistant Vice President



                           FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee


                           By______________________________________
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


              Indenture and Security Agreement Supplement No. ___


         Indenture and Security Agreement Supplement No. ___ (Federal Express Corporation Trust No. N581FE) dated ________, ____, of WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between Wilmington Trust Company and the Owner Participants named therein.


                             W I T N E S S E T H :


         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.


         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participants or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                   Airframe

                    One (1) Airframe identified as follows:

                                 FAA               Manufacturer's
                                 Registration      Serial
Manufacturer         Model       Number            Number
------------         -----       ------------      --------------



----------
(1) This recital is to be included only in the first Indenture Supplement.
(2) This recital is not to be included in the first Indenture Supplement. together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                               AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                         Manufacturer's
                                                         Serial
Manufacturer                     Model                   Number
------------                     -----                   --------------




together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.


                                 WILMINGTON TRUST COMPANY,
                                 not in its individual capacity,
                                 but solely as Owner Trustee


                                 By______________________________________
                                     Name:   Donald G. MacKelcan
                                     Title:  Assistant Vice President







                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                             [Form of Certificate]


                THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
                THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
         NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                          EQUIPMENT TRUST CERTIFICATE
                (Federal Express Corporation Trust No. N581FE)

                           WILMINGTON TRUST COMPANY
                 not in its individual capacity but solely as
                      OWNER TRUSTEE UNDER TRUST AGREEMENT
                (Federal Express Corporation Trust No. N581FE)
                            dated as of May 1, 1997


Interest Rate                                                         Maturity

                                  SERIES ___


         Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997, between the Owner Participants named therein and Wilmington Trust Company (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January 15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July 15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July 15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the Register. If any amount payable under this Certificate, or under the Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Wilmington Trust Company and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N581FE) limited in aggregate initial principal amount to $61,833,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
   Series          Maturity            Amount            Interest Rate
   ------      ----------------        -----------       -------------

     A         January 15, 2017        $35,615,000            7.50%
     B         January 15, 2013        $13,210,000            7.52%
     C         January 15, 2009        $13,008,000            7.65%

         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participants, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as follows. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth below, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.

                               Principal Amount

                             Series A             Series B             Series C
                    Certificates with    Certificates with    Certificates with
Sinking Fund            a Maturity of        a Maturity of        a Maturity of
Redemption Date      January 15, 2017     January 15, 2013     January 15, 2009
----------------    -----------------    -----------------    -----------------

July 15, 1997                       0                    0                    0
January 15, 1998              705,440              118,915                  612
July 15, 1998                       0                    0                    0
January 15, 1999              712,440              267,165              422,853
July 15, 1999                       0                    0                    0
January 15, 2000              712,440              267,165              487,095
July 15, 2000                       0                    0                    0
January 15, 2001              712,440              267,165              601,601
July 15, 2001                       0                    0                    0
January 15, 2002              712,440              267,165              721,202
July 15, 2002                       0                    0                    0
January 15, 2003              712,440              267,165              850,280
July 15, 2003                       0                    0                    0
January 15, 2004              356,220              267,165            1,345,453
July 15, 2004                 356,220                    0                    0
January 15, 2005              660,860              267,165              818,083
July 15, 2005                  51,580                    0                    0
January 15, 2006              356,220              133,583            1,767,096
July 15, 2006                 356,220              133,582                    0
January 15, 2007              712,440              267,165            2,965,098
July 15, 2007                       0                    0                    0
January 15, 2008              712,440              267,165            2,280,789
July 15, 2008                       0                    0                    0
January 15, 2009              712,440            1,339,061              747,838
July 15, 2009                       0                    0                    0
January 15, 2010              712,440            2,158,388                    0
July 15, 2010                       0                    0                    0
January 15, 2011              712,440            3,441,339                    0
July 15, 2011                       0                    0                    0
January 15, 2012              712,440            2,766,370                    0
July 15, 2012                       0                    0                    0
January 15, 2013            4,852,281              714,277                    0
July 15, 2013                       0                    0                    0
January 15, 2014            5,917,242                    0                    0
July 15, 2014                  80,029                    0                    0
January 15, 2015            6,142,140                    0                    0
July 15, 2015                 313,361                    0                    0
January 15, 2016            6,384,222                    0                    0
July 15, 2016                 564,520                    0                    0
January 15, 2017              681,605                    0                    0


         Except as expressly provided in the Indenture, all payments of principal, Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that neither the Owner Participants, the Owner Trustee, WTC nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of WTC, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and the Lessee shall not have effected an assumption of the Certificates as provided in Section 2.12 of the Indenture).

         (iii) If the Owner Participants or the Owner Trustee on behalf of the Owner Participants gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.05(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (v) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses
(ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Certificates pursuant to clause (vii) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) in the event of a prepayment of the Certificates pursuant to clause (i), (iii) (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable) or, if such prepayment is made on or after the applicable Premium Termination Date, clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable) or
   (vi) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date, in the event of a prepayment of the Certificates pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv), (v) or (vii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participants and the Owner Trustee shall (except for prior acts) be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or the Owner Participants may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participants, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or the Owner Participants may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participants (or the Owner Trustee on behalf of the Owner Participants) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and any Make-Whole Premium applicable to each Outstanding Certificate, if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate, (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture) plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee may deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N581FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997                 WILMINGTON TRUST COMPANY,
                                     not in its individual capacity,
                                     but solely as Owner Trustee


                                     By ____________________________________
                                        Name:  Donald G. MacKelcan
                                        Title: Assistant Vice President


----------
(1) To be inserted in the case of a Series B Certificate.

(2) To be inserted in the case of a Series C Certificate.

(*) To be inserted for each Certificate other than any Series A
Certificate.



          [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N581FE) referred to in the within mentioned Indenture.


Dated:  May ___, 1997              FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                   not in its individual capacity,
                                   but solely as Indenture Trustee


                                   By ____________________________________
                                      Name:  Greg A. Hawley
                                      Title: Vice President




                                SCHEDULE I


                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Section 13.01(c)(i) of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavit.  The affidavit of citizenship of the Owner Trustee.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of an Owner Participant and WTC shall not be deemed to be an Affiliate of any of the Owner Trustee, the Lessor or such Owner Participant. Neither Owner Participant, by virtue of its status or the agreements in respect thereof, shall be deemed an "Affiliate" of the other Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person (the "Original Payment") shall be supplemented by a further payment to such Person so that the sum of the two payments shall be equal to the Original Payment, after taking into account (x) all Taxes that would result from the receipt or accrual of such payments and (y) any reduction in Taxes that would result from such increased Taxes. In the case of amounts payable to the Lessor, the Owner Participants, or any corporate Affiliate of an Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N581FE and Manufacturer's serial number 48419, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participants.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N581FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participants (with a copy of the fair market value letter to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to
Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on January 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participants under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Wilmington, Delaware.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N581FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participants or the Lessee have notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to an Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participants' participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.02(a)(iv) of the Lease.

         Cut-Off Date.  September 4, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         EBO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or
12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Equity Percentage. For any Owner Participants, the fractional interest, expressed as a percentage, of such Owner Participant's interest in the Beneficial Interest, calculated by dividing the Commitment of such Owner Participant (or of such Owner Participant's predecessor in interest) paid on the Delivery Date by the aggregate of the Commitments paid by all of the Owner Participants on the Delivery Date. As to AmSouth Leasing Ltd., such Equity Percentage shall be 50% and as to BTM Funding Corporation, such Equity Percentage shall be 50%.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use
(A) for a period in excess of 30 days due to theft or disappearance or such longer period not to exceed 60 days from the end of such initial 30-day period if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such loss constitutes an Event of Loss under clause (ii) of this definition) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term, provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of six months (or the date of return of the Aircraft, if shorter, so long as the Lessor receives at least six months notice of such date of return) beyond the end of the Term in the event that the Aircraft, the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all McDonnell Douglas MD-11 series aircraft equipped with engines of the same make and model as the Engines for a period of six (6) consecutive months, unless the Lessee, prior to the expiration of such six (6) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period shall have conformed at least one McDonnell Douglas MD-11 series aircraft (but not necessarily the Aircraft or the Airframe) to the requirements of any such law, rule, regulation, order, or other action and shall have commenced regular commercial use and shall be diligently carrying forward, on a non-discriminatory basis, all steps necessary or desirable to permit the normal use of the Aircraft by the Lessee. The date of such Event of Loss shall be (s) the 31st day or the 91st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 6 month or 12 month period, referred to in clause (iv) above. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments (and interest thereon to the extent provided in the Operative Agreements) paid or payable by the Lessee in respect of any Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any indemnity hereafter granted to any Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by any Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by any Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreements, (v) any amounts payable by the Lessee to any Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) the payment of incremental out-of-pocket expenses of the Owner Trustee, each Owner
Participant or their respective authorized representatives payable by the Lessee under Section 6.03(b) of the Participation Agreement or Section 14.01 of the Lease following any reregistration of the Aircraft and (vii) proceeds of, and any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vii) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease. Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming that the Aircraft (or other property) is unencumbered by the Lease. Unless otherwise provided in the applicable provisions of any Operative Agreement, in such determination it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease; provided that in connection with any determination pursuant to or for the purposes of
Article 17 of the Lease, the Aircraft shall be appraised on an "as is, where is" basis. Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of WTC, in its individual capacity and as Owner Trustee and Lessor, each Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, each Owner Participant Guarantor, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N581FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N581FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity, any Owner Participant or the Indenture Trustee) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to any Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or any Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of any Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, any Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof or which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreements, or (iv) claims against the Lessor or any Owner Participant arising from the voluntary transfer by the Lessor or any Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 7, 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or any Owner Participant or any interests of such Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Majority in Interest of Owner Participants. As of a particular date of determination, the Owner Participants holding more than 50% of the Beneficial Interest.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, each Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, the Tax Indemnity Agreements, each Liquidity Facility, the Collateral Account Control Agreement and the Intercreditor Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant or Owner Participants. The trustors originally named in the Trust Agreement and any successors thereto, and any Person to which any Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. AmSouth Bank of Alabama, in respect of AmSouth Leasing Ltd., and Bank of Tokyo-Mitsubishi Trust Company, in respect of BTM Funding Corp., and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. Each Owner Participant Guaranty dated the Certificate Closing Date, substantially in the form of Exhibit E to the Participation Agreement.

         Owner Trustee. WTC, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owners' Economic Return. The Owner Participants' anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participants in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and the EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participants, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participants or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  Has the meaning specified in Ancillary Agreement I.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. Each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of the same or of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of any Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreements or any Ancillary Agreement or any other Operative Agreement to WTC, the Lessor, the Owner Participants, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreements or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

         Tax. Shall have the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreements. Each of the Tax Indemnity Agreements (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Lessee, the Lessor and each Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after July 15, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2012 or January 15, 2017, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the eighth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2015.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Owner Participants and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participants expressly reserved to the Owner Trustee or the Owner Participants pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.

         WTC.  Wilmington Trust Company, a Delaware banking corporation.


                  TRUST INDENTURE AND SECURITY AGREEMENT

              (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)

                          Dated as of May 1, 1997


                                  between


            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                             As Owner Trustee,
                               Owner Trustee


                                    and


                FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                           As Indenture Trustee,
                             Indenture Trustee



              COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                 SERIAL NO. 48421, REGISTRATION NO. N1752K


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                             TABLE OF CONTENTS
                             -----------------

                                                                          Page

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    5


                                 ARTICLE I

                                DEFINITIONS

   Section 1.01.  Definitions..............................................  7

                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  7
   Section 2.02.  Execution of Certificates................................  8
   Section 2.03.  Certificate of Authentication............................  8
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  8
   Section 2.05.  Payments from Trust Indenture Estate Only................ 11
   Section 2.06.  Registration, Transfer and Exchange...................... 12
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 13
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 14
   Section 2.09.  Temporary Certificates................................... 14
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 15
   Section 2.11.  Certificates in Respect of Replacement Airframe.......... 15
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 15
   Section 2.13.  Establishment of Collateral Account...................... 16
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 16
   Section 2.15.  Release of Debt Portion and Lien on the Collateral
                  Account and the Liquid Collateral on Delivery Date....... 17
   Section 2.16.  Cut-Off Date............................................. 18
   Section 2.17.  Subordination............................................ 18
   Section 2.18.  Reoptimization........................................... 18

                                ARTICLE III

                                 COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 19
   Section 3.02.  Offices for Payments, etc................................ 19
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 20
   Section 3.04.  Paying Agents............................................ 20
   Section 3.05.  Covenants of SSB and the Owner Trustee................... 20
   Section 3.06.  [Reserved]............................................... 21
   Section 3.07.  Disposal of Trust Indenture Estate....................... 21
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 21
   Section 3.09.  Further Assurances; Financing Statements................. 22

                                ARTICLE IV

                               HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 22

                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 22
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 23
   Section 5.03.  Payment After Indenture Event of Default, etc............ 25
   Section 5.04.  Certain Payments......................................... 27
   Section 5.05.  Other Payments........................................... 27
   Section 5.06.  Payments to Owner Trustee................................ 27
   Section 5.07.  Application of Payments.................................. 28
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 28
   Section 5.09.  Withholding Taxes........................................ 29

                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 29
   Section 6.02.  Prepayment of Certificates............................... 29
   Section 6.03.  Notice of Prepayment to Holders.......................... 31
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 32
   Section 6.05.  Certificates Payable on Prepayment Date.................. 32
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 33

                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 34
   Section 7.02.  Remedies................................................. 36
   Section 7.03.  Return of Aircraft, etc.................................. 38
   Section 7.04.  Indenture Trustee May Prove Debt......................... 41
   Section 7.05.  Remedies Cumulative...................................... 43
   Section 7.06.  Suits for Enforcement.................................... 43
   Section 7.07.  Discontinuance of Proceedings............................ 44
   Section 7.08.  Limitations on Suits by Holders.......................... 44
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 44
   Section 7.10.  Control by Holders....................................... 45
   Section 7.11.  Waiver of Past Indenture Default......................... 45
   Section 7.12.  Notice of Indenture Default.............................. 46
   Section 7.13.  Waiver of Appraisement, etc.; Laws....................... 46

                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                        AND THE OWNER PARTICIPANTS

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participants... 47
   Section 8.02.  Owner Participant' Right to Elect to Prepay or Purchase the
                  Certificates............................................. 50
   Section 8.03.  Certain Rights of Owner Participant...................... 51

                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 53
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default; Prior to an
                  Indenture Event of Default............................... 53
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 55
   Section 9.04.  Indenture Trustee Not Responsible for Recitals,
                  Disposition of Certificates or Application of
                  Proceeds Thereof......................................... 56
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 56
   Section 9.06.  Moneys Held by Indenture Trustee......................... 57
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 57
   Section 9.08.  Replacement Airframes and Replacement Engines............ 57
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 60
   Section 9.10.  Effect of Replacement.................................... 61
   Section 9.11.  Compensation............................................. 61

                                 ARTICLE X

                          CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 61
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 62
   Section 10.03.  Holders to Be Treated as Owners......................... 62
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                   Not Outstanding......................................... 62
   Section 10.05.  Right of Revocation of Action Taken..................... 63
   Section 10.06.  ERISA................................................... 63

                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

                                ARTICLE XII

                            SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 65
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 65
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 66
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 67
   Section 12.05.  Merger, Conversion, Consolidation or Succession to
                   Business of Indenture Trustee........................... 67
   Section 12.06.  Appointment of Separate Trustees........................ 68

                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 70
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 72
   Section 13.03.  Effect of Supplemental Indenture........................ 73
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 73
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 73
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture
                   and Security Agreement Supplement....................... 73
   Section 13.07.  Notices to Liquidity Providers.......................... 74

                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 74
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 75
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 76
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 76

                                ARTICLE XV

                               MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 76
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 76
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 76
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
                   Trustee, Owner Participant, Holders and Liquidity
                   Providers............................................... 77
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 77
   Section 15.06.  Notices................................................. 77
   Section 15.07.  Officer's Certificates and Opinions of Counsel;
                   Statements to Be Contained Therein...................... 78
   Section 15.08.  Severability............................................ 79
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 79
   Section 15.10.  Successors and Assigns.................................. 79
   Section 15.11.  Headings................................................ 79
   Section 15.12.  Normal Commercial Relations............................. 79
   Section 15.13.  Governing Law; Counterparts............................. 80

Exhibit A      -- Form of Indenture and Security Agreement Supplement
Exhibit B      -- Form of Certificate

Schedule I     -- [Reserved]
Schedule II    -- Definitions


                  TRUST INDENTURE AND SECURITY AGREEMENT
              (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE) dated as of May 1, 1997 (the "Indenture"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "SSB"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:
                             -------------------

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Initial Owner Participant and SSB have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N583FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, SSB has declared a certain trust for the use and benefit of the Initial Owner Participant, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;


         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                              GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, any Owner Participant or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding
Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or any Owner Participant hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Modification Agreement (to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale), the GTA, the Engine Warranty Assignment and the Engine Consent, the Bills of Sale, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         Notwithstanding the foregoing provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and any Owner Participant shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain such Excepted Payments and
(B) to adjust Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the EBO Price as provided in Section 3.04 of the Lease, (C) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of Basic Rent constituting an Excepted Payment, the manner by which such amount is paid),
(D) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to Article 10 of the Lease, (E) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to Article 4 of the Lease, (F) to retain all rights with respect to insurance maintained for its own account which Section
13.05 of the Lease specifically confers on the "Lessor" and (G) to exercise, to the extent necessary to enable it to exercise its rights under Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease, and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) (A) so long as no Indenture Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee, to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return, renewal or purchase of the Aircraft and to exercise rights with respect to the use, operation, maintenance and modification of the Aircraft, in each case pursuant to express provisions of the Operative Agreements (other than in connection with an Event of Default), and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments);

         (iv) at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participant shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

         (b) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                              HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or any Owner Participant or would result in a burden on such Owner Participant's business activities, unless the Owner Trustee or such Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, accept any payment from the Lessee or any sublessee (other than Excepted Payments not constituting Basic Rent), enter into an agreement amending or supplementing any of the Operative Agreements, execute any waiver or modification of, or consent under the terms of any of the Operative Agreements, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Operative Agreements, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Operative Agreements, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                 ARTICLE I

                                DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of SSB. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of SSB who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by SSB, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of SSB; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of SSB, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of SSB at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity and as to other terms. The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration. As used in this Section, "Related Indentures" means, collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N673FE, N674FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participant, the Owner Trustee, SSB nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of SSB, the Owner Trustee or the Indenture Trustee.

         SSB is not personally liable to any Holder, the Lessee, the Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of SSB's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions any Owner Participant is required, by reason of such Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by an Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to each Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of any Owner Participant under the Participation Agreement, or from retaining any amount paid by any Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of SSB, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of SSB, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Airframe. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on or prior to September 15, 1997. If the Delivery Date is postponed pursuant to Section 3.02(b) or Section 3.03 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date, subject to the proviso to Section 3.02(a) of the Participation Agreement, the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral, equal to the lesser of (A) the Debt Portion and
(B) the amount actually in the Collateral Account on the Delivery Date. Subject to the proviso to Section 3.02(a) of the Participation Agreement, such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price as contemplated by Section 3.02(a) of the Participation Agreement. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(B) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the 15th day following the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.

         Section 2.18. Reoptimization. The Owner Trustee shall have the right, on the Reoptimization Date, to modify the schedule of principal payments of the Certificates subject to the terms and conditions set forth in
Section 2.03(b) of the Participation Agreement. To give effect to the foregoing the Indenture Trustee shall execute an amendment to this Indenture which shall amend Section 6.06 hereof to set forth the new schedule of principal payments and Schedule I to each Certificate shall be amended accordingly. The Indenture Trustee shall deliver such amendments to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts. To the extent that such amendment of this Indenture occurs later than the Delivery Date, this Indenture, as amended, shall, if required, be duly filed for recordation with the Aeronautics Authority.


                                ARTICLE III

                                 COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of SSB and the Owner Trustee.

         (a) SSB hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participant;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice received pursuant to
   Article 11 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NONE OF THE INDENTURE TRUSTEE, THE OWNER TRUSTEE OR SSB MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that SSB warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by the Lessee, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to SSB. Neither SSB nor the Indenture Trustee makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of SSB and the Indenture Trustee made under this Indenture or in the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                ARTICLE IV

                               HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be promptly distributed in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates; and

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee (a) after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Indenture Trustee has received a request to accelerate the Certificates in accordance with Section 7.10 hereof, or (b) after the Certificates shall have become due and payable as provided in
Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority: first, in the manner provided in clause "first" of Section 5.03 hereof and second, in the manner provided in clause "third" of
Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of the Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied, first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate, third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participant or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the foregoing amounts shall have been recovered in full by the Lessee.


                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part except under clause
(vii) below):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft.

         (iii) If any Owner Participant or the Owner Trustee on behalf of any Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         (vi) As contemplated by Section 2.16 hereof and Section 3.03(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) With respect to the Series C Certificates only, as provided in
   Section 2.03(b) of the Participation Agreement.

         (viii) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (viii) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of
Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the 25th date following the notice referred to therein.
In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Series C Certificates pursuant to Section 6.02(a)(vii) above, the amount of such Series C Certificates to be prepaid shall be prepaid on the Reoptimization Date. In the case of a prepayment pursuant to Section 6.02(a)(viii) above, the Certificates shall be prepaid on the effective date of the Refinancing. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section 6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i) or 6.02(a)(iii) above (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(vi) or 6.02(a)(vii) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(viii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and


         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 hereof and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):


                               Principal Amount

                            Series A            Series B            Series C
                   Certificates with   Certificates with   Certificates with
Sinking Fund           a Maturity of       a Maturity of       a Maturity of
Redemption Date     January 15, 2016    January 15, 2016    January 15, 2009
----------------   -----------------   -----------------   -----------------

January 15, 1998                   0                   0             404,461
July 15, 1998                      0                   0                   0
January 15, 1999              58,080                 280           1,238,436
July 15, 1999                      0                   0                   0
January 15, 2000             711,706             266,890             364,600
July 15, 2000                      0                   0                   0
January 15, 2001             711,706             266,890             470,480
July 15, 2001                      0                   0                   0
January 15, 2002             711,706             266,890             579,879
July 15, 2002                      0                   0                   0
January 15, 2003             710,468             266,890             699,282
July 15, 2003                  1,238                   0                   0
January 15, 2004                   0                   0           1,802,545
July 15, 2004                711,706             266,890                   0
January 15, 2005                   0                   0             917,977
July 15, 2005                711,710             266,890                   0
January 15, 2006                   0                   0           3,200,096
July 15, 2006                711,707             266,890                   0
January 15, 2007             711,706             266,890             687,252
July 15, 2007                      0                   0                   0
January 15, 2008             711,707             266,890           1,985,262
July 15, 2008                      0                   0                   0
January 15, 2009             711,707             841,573           1,637,730
July 15, 2009                      0                   0                   0
January 15, 2010             711,706           3,815,854                   0
July 15, 2010                      0                   0                   0
January 15, 2011             711,706           4,169,481                   0
July 15, 2011                      0                   0                   0
January 15, 2012           3,979,330           1,282,776                   0
July 15, 2012                      0                   0                   0
January 15, 2013           5,672,274                   0                   0
July 15, 2013                      0                   0                   0
January 15, 2014           6,114,269                   0                   0
July 15, 2014                      0                   0                   0
January 15, 2015           6,590,706                   0                   0
July 15, 2015                      0                   0                   0
January 15, 2016           3,264,862             299,026                   0


                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Trustee shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participant shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by SSB, the Owner Trustee or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of SSB or the Owner Trustee furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and any Owner Participant by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or
   Section 7.02(b) (unless otherwise removed as Owner Trustee within 10 days after notice thereof to any Owner Participant) or 7.04(b) (unless such Lien is removed within the 30-day period set forth therein) of the Participation Agreement shall be breached in any respect or (y) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty
   (30) days after there has been given to the Owner Trustee and any Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate or any Owner Trustee Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate in any proceeding referred to in clause (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under
Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion). It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code including any extension consented to by the Indenture Trustee or the Holders of Certificates of such period permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease and no Event of Default other than as specified in Section 16.01(e), (f) or (g) of the Lease shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture
Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may (i) obtain a judgment conferring on the Indenture Trustee or an agent or representative designated by the Indenture Trustee, the right to immediate possession and requiring the Owner Trustee to execute and deliver such instruments and documents to the Indenture Trustee or an agent or representative designated by the Indenture Trustee, to the entry of which judgment the Owner Trustee hereby specifically consents, and (ii) pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of obtaining such judgment or of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

         (c) If an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 20 days prior notice will be provided, for cash or, with the consent of the Owner Trustee, which shall not be unreasonably withheld, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this Section 7.03(c) and to effectuate the transfer or conveyance referred to in the first sentence of
this Section 7.03(c).   Notwithstanding any other provision of this Indenture,
the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d) To the extent permitted by applicable law, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participant in respect of the property so purchased.

         (e) Subject to Article VIII hereof, and effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby irrevocably appoints and constitutes the Indenture Trustee the true and lawful attorney-in-fact of the Owner Trustee in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Indenture, whether pursuant to foreclosure or power of sale or otherwise, to execute and deliver all such bills of sale, assignments and other instruments as the Indenture Trustee may consider necessary or appropriate, with full power of substitution, and the Owner Trustee hereby ratifies and confirms all that such attorney or any substitute shall lawfully do by virtue hereof. Nevertheless, if so requested by the Indenture Trustee or any purchaser, the Owner Trustee shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Indenture Trustee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

         (f) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         (g) Any sale of the Trust Indenture Estate or any part thereof or any interest therein, whether pursuant to foreclosure or power of sale or otherwise hereunder, shall be a perpetual bar against the Owner Trustee after the expiration of the period, if any, during which the Owner Trustee shall have the benefit of prepayment laws which may not be waived pursuant to
Section 7.13 hereof.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;

and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, any Owner Participant, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participant notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participant promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

         Section 7.13. Waiver of Appraisement, etc.; Laws. The Owner Trustee covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, extension or prepayment law wherever enacted, now or at any time hereafter in force, in order to prevent or hinder the enforcement of this Indenture or the execution of any power granted herein to the Indenture Trustee, or the absolute sale of the Trust Indenture Estate, or any part thereof, or the possession thereof by any purchaser at any sale under this Article VII; and the Owner Trustee for itself and all who may claim under it, so far as it or any of them now or hereafter lawfully may, hereby waives the benefit of all such laws. The Owner Trustee for itself and all who may claim under it waives, to the extent that it lawfully may, all right to have the property in the Trust Indenture Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Indenture may order the sale of the Trust Indenture Estate as an entirety.

         If any law referred to in this Section 7.13 and now in force, of which the Owner Trustee or its successors might take advantage despite this
Section 7.13, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 7.13.


                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                        AND THE OWNER PARTICIPANTS

         Section 8.01. Certain Rights of Owner Trustee and Owner Participants. (a) Subject to Section 13.01 hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 and the amendments contemplated by Section 2.03 of the Participation Agreement (subject to the limitations set forth therein) may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (provided that, if in respect of the Term, the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate), Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section
   3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee),
   Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act), Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01, Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participant' or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Articles 6, 8 and 9 and Section 10.01(b) (insofar as such Articles 6, 8 and 9 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05 and 17.11 and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Supplemental Rent or Stipulated Loss Value or any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section
   3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value or EBO Price and any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value or EBO Price and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date or EBO Date, as the case may be, and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value or EBO Price and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders (subject in any event to Section 3.05 of the Lease) of the Lease with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participant) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participant or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participant' Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a Prepayment Date which shall be a Business Day and which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a date which shall be a Business Day and which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause (a)(ii) above, plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participant shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participant (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participant shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participant in such authorized denominations as the Owner Participant shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participant.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         Section 8.03. Certain Rights of Owner Participant. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or any Owner Participant may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participant, as the case may be, shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or such Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participant and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or any Owner Participant to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;


         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;


         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;


         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Transportation Code (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease;

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, SSB or the Owner Participant for any fee as compensation for its services as trustee under this Indenture.


                                 ARTICLE X

                          CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, any Owner Participant, SSB, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, such Owner Participant, SSB or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, SSB or any Owner Participant or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participant, SSB or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, SSB, or the Owner Participant are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participant, SSB and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participant, SSB or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Administration and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Articles; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this
Article XI shall survive the termination of this Indenture and the resignation
or removal of the Indenture Trustee.   Upon payment in full by the Owner
Trustee of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                ARTICLE XII

                            SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participant, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participant, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participant, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03.  Persons Eligible for Appointment as Indenture
Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participant;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement;

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders; and

         (j) to effect the amendments contemplated by Section 2.03 of the Participation Agreement, subject to the limitations set forth therein.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participant or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participant (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participant) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participant pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture
Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participant) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participant) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                ARTICLE XV

                               MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of SSB (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of SSB (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participant and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participant, Holders and Liquidity Providers.   Nothing in this
Indenture, whether express or implied, shall be construed to give to any person other than SSB, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participant, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110 (telephone: (617) 664-5526, facsimile: (617) 664-5371), Attention: Corporate Trust Department (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile:
(801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of SSB may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or SSB, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or SSB, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or SSB or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participant, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              --------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President



                           FIRST SECURITY BANK,
                           NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              --------------------------------------
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


                Indenture and Security Agreement Supplement


         Indenture and Security Agreement Supplement (Federal Express Corporation Trust No. N583FE) dated ________, ____, of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between State Street Bank and Trust Company of Connecticut, National Association and the Owner Participant named therein.


                             W I T N E S S E T H :
                             -------------------

         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.

------------
(1) This recital is to be included only in the first Indenture Supplement.

         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

------------
(2) This recital is not to be included in the first Indenture Supplement.

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                   Airframe

                    One (1) Airframe identified as follows:

                                 FAA              Manufacturer's
                                 Registration     Serial
Manufacturer         Model       Number           Number
------------         -----       ------------     --------------



together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                             AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                   Manufacturer's
                                                   Serial
Manufacturer                  Model                Number
-----------                   ----                 --------------



together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.

                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              --------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President






                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                           [Form of Certificate]


                THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
                THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
         NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                        EQUIPMENT TRUST CERTIFICATE
              (Federal Express Corporation Trust No. N583FE)

            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION
               not in its individual capacity but solely as
                    OWNER TRUSTEE UNDER TRUST AGREEMENT
              (Federal Express Corporation Trust No. N583FE)
                          dated as of May 1, 1997


Interest Rate                                                         Maturity


                                  SERIES ___

         State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation
Trust No. N583FE) dated as of May 1, 1997, between the Initial Owner Participant named therein and State Street Bank and Trust Company of Connecticut, National Association (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January
15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July
15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July
15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         State Street Bank and Trust Company of Connecticut, National Association and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N583FE) limited in aggregate initial principal amount to $61,019,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
Series         Maturity                Amount                  Interest Rate
------         --------                ---------               -------------
A              January 15, 2016        $34,220,000             7.50%
B              January 15, 2016        $12,811,000             7.52%
C              January 15, 2009        $13,988,000             7.65%


         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participant, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as set forth in
Schedule I attached hereto. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth on Schedule I attached hereto, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.

         Except as expressly provided in the Indenture, all payments of principal, Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that none of the Owner Trustee, State Street Bank and Trust Company of Connecticut, National Association nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of State Street Bank and Trust Company of Connecticut, National Association, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft.

         (iii) If any Owner Participant or the Owner Trustee on behalf of any Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.03(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) With respect to the Series C Certificates only, as provided in
   Section 2.03(b) of the Participation Agreement.

         (viii) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (viii) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses
(ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the 25th date following the notice referred to therein. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Series C Certificates pursuant to clause (vii) above, the amount of such Series C Certificates to be prepaid shall be prepaid on the Reoptimization Date. In the case of a prepayment pursuant to Section 6.02(a)(viii) above, the Certificates shall be prepaid on the effective date of the Refinancing. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i) or (iii) above (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable), clause (vi) or (vii) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (viii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or any Owner Participant may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participant, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or any Owner Participant may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and any Make-Whole Premium applicable to each Outstanding Certificate, if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture) plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

------------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A
    Certificate.

         The Owner Trustee shall have the right, on the Reoptimization Date to modify Schedule I attached hereto subject to the terms and conditions set forth in Section 2.03(b) of the Participation Agreement. To give effect to the foregoing the Indenture Trustee shall execute an amendment to the Indenture which shall amend Section 6.06 thereof to set forth the new schedule of principal payments and Schedule I attached hereto shall be amended accordingly. The Indenture Trustee shall deliver such amendments to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts. To the extent that such amendment of the Indenture occurs later than the Delivery Date, the Indenture, as amended, shall, if required, be duly filed for recordation with the Aeronautics Authority.

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N583FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997       STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By
                              --------------------------------------
                                Name:  Paul D. Allen
                                Title: Vice President





        [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N583FE) referred to in the within mentioned Indenture.


Dated: May ___, 1997       FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              --------------------------------------
                                Name:  Greg A. Hawley
                                Title: Vice President


                                                                    Schedule I
                                                                            to
                                                                   Certificate


                               Principal Amount

                            Series A            Series B            Series C
                   Certificates with   Certificates with   Certificates with
Sinking Fund           a Maturity of       a Maturity of       a Maturity of
Redemption Date     January 15, 2016    January 15, 2016    January 15, 2009
----------------   -----------------   -----------------   -----------------

January 15, 1998                   0                   0             404,461
July 15, 1998                      0                   0                   0
January 15, 1999              58,080                 280           1,238,436
July 15, 1999                      0                   0                   0
January 15, 2000             711,706             266,890             364,600
July 15, 2000                      0                   0                   0
January 15, 2001             711,706             266,890             470,480
July 15, 2001                      0                   0                   0
January 15, 2002             711,706             266,890             579,879
July 15, 2002                      0                   0                   0
January 15, 2003             710,468             266,890             699,282
July 15, 2003                  1,238                   0                   0
January 15, 2004                   0                   0           1,802,545
July 15, 2004                711,706             266,890                   0
January 15, 2005                   0                   0             917,977
July 15, 2005                711,710             266,890                   0
January 15, 2006                   0                   0           3,200,096
July 15, 2006                711,707             266,890                   0
January 15, 2007             711,706             266,890             687,252
July 15, 2007                      0                   0                   0
January 15, 2008             711,707             266,890           1,985,262
July 15, 2008                      0                   0                   0
January 15, 2009             711,707             841,573           1,637,730
July 15, 2009                      0                   0                   0
January 15, 2010             711,706           3,815,854                   0
July 15, 2010                      0                   0                   0
January 15, 2011             711,706           4,169,481                   0
July 15, 2011                      0                   0                   0
January 15, 2012           3,979,330           1,282,776                   0
July 15, 2012                      0                   0                   0
January 15, 2013           5,672,274                   0                   0
July 15, 2013                      0                   0                   0
January 15, 2014           6,114,269                   0                   0
July 15, 2014                      0                   0                   0
January 15, 2015           6,590,706                   0                   0
July 15, 2015                      0                   0                   0
January 15, 2016           3,264,862             299,026                   0


                                SCHEDULE I


                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.03 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N1752K (currently anticipated to be changed to N583FE) and Manufacturer's serial number 48421, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N583FE), dated the Delivery Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with a copy of the conclusions to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on March 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant (or the Initial Owner Participant, as the case may be) under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N583FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 15, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.03(c) of the Participation Agreement.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to Section 7.01(e), Article 9 or Section 11.03(a) of the Lease, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to the Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses
(i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N583FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Initial Owner Participant. Federal Express Corporation, a Delaware corporation.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N583FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, the Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Mandatory Document Terms. The terms set forth on Schedule V to the Participation Agreement.

         Mandatory Economic Terms. The terms set forth on Schedule VI to the Participation Agreement.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The Person to whom on the Delivery Date (or, if earlier, the Transfer Date) the Initial Owner Participant shall transfer its Beneficial Interest pursuant to Section 3.02 of the Participation Agreement and any successors thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
I.

         Rating Agencies. Collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Pass Through Certificates and which shall then be rating the Pass Through Certificates. The initial Rating Agencies will be Moody's and S&P.

         Rating Agency Confirmation. With respect to any Operative Agreement that is to be modified in any material respect on the Delivery Date or the Transfer Date, if applicable, a written confirmation from each of the Rating Agencies that the use of such Operative Agreement with such modifications would not result in (i) a reduction of the rating for any Class of Pass Through Certificates below the then current rating for such Class of Pass Through Certificates or (ii) a withdrawal or suspension of the rating of any Class of Pass Through Certificates.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. March 15, 2019 and each January 15 and July 15 commencing on January 15, 1998, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning set forth in Section 2.03(b) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to SSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on January 15, 2013 or January 15, 2017, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transfer Date. Has the meaning set forth in Section 2.02(b) of the Participation Agreement.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.


                  TRUST INDENTURE AND SECURITY AGREEMENT

              (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)

                          Dated as of May 1, 1997


                                  between


            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                             As Owner Trustee,
                               Owner Trustee


                                    and


                FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           Not in its Individual
                           Capacity, but solely
                           As Indenture Trustee,
                             Indenture Trustee



              COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                 SERIAL NO. 48436, REGISTRATION NO. N1768D


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                             TABLE OF CONTENTS
                             -----------------

                                                                          Page

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    5


                                 ARTICLE I

                                DEFINITIONS

   Section 1.01.  Definitions..............................................  7

                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

   Section 2.01.  Authentication and Delivery of Certificates..............  7
   Section 2.02.  Execution of Certificates................................  8
   Section 2.03.  Certificate of Authentication............................  8
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  8
   Section 2.05.  Payments from Trust Indenture Estate Only................ 11
   Section 2.06.  Registration, Transfer and Exchange...................... 12
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 13
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 14
   Section 2.09.  Temporary Certificates................................... 14
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 15
   Section 2.11.  Certificates in Respect of Replacement Airframe.......... 15
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 15
   Section 2.13.  Establishment of Collateral Account...................... 16
   Section 2.14.  Investment of Funds on Deposit in the Collateral Account. 16
   Section 2.15.  Release of Debt Portion and Lien on the Collateral
                  Account and the Liquid Collateral on Delivery Date....... 17
   Section 2.16.  Cut-Off Date............................................. 18
   Section 2.17.  Subordination............................................ 18
   Section 2.18.  Reoptimization........................................... 18

                                ARTICLE III

                                 COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 19
   Section 3.02.  Offices for Payments, etc................................ 19
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 20
   Section 3.04.  Paying Agents............................................ 20
   Section 3.05.  Covenants of SSB and the Owner Trustee................... 20
   Section 3.06.  [Reserved]............................................... 21
   Section 3.07.  Disposal of Trust Indenture Estate....................... 21
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 21
   Section 3.09.  Further Assurances; Financing Statements................. 22

                                ARTICLE IV

                               HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 22

                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 22
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 23
   Section 5.03.  Payment After Indenture Event of Default, etc............ 25
   Section 5.04.  Certain Payments......................................... 27
   Section 5.05.  Other Payments........................................... 27
   Section 5.06.  Payments to Owner Trustee................................ 27
   Section 5.07.  Application of Payments.................................. 28
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 28
   Section 5.09.  Withholding Taxes........................................ 29

                                ARTICLE VI

                        PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 29
   Section 6.02.  Prepayment of Certificates............................... 29
   Section 6.03.  Notice of Prepayment to Holders.......................... 31
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 32
   Section 6.05.  Certificates Payable on Prepayment Date.................. 32
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 33

                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 34
   Section 7.02.  Remedies................................................. 36
   Section 7.03.  Return of Aircraft, etc.................................. 38
   Section 7.04.  Indenture Trustee May Prove Debt......................... 41
   Section 7.05.  Remedies Cumulative...................................... 43
   Section 7.06.  Suits for Enforcement.................................... 43
   Section 7.07.  Discontinuance of Proceedings............................ 44
   Section 7.08.  Limitations on Suits by Holders.......................... 44
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 44
   Section 7.10.  Control by Holders....................................... 45
   Section 7.11.  Waiver of Past Indenture Default......................... 45
   Section 7.12.  Notice of Indenture Default.............................. 46
   Section 7.13.  Waiver of Appraisement, etc.; Laws....................... 46

                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                        AND THE OWNER PARTICIPANTS

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participants... 47
   Section 8.02.  Owner Participant' Right to Elect to Prepay or Purchase the
                  Certificates............................................. 50
   Section 8.03.  Certain Rights of Owner Participant...................... 51

                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 53
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default; Prior to an
                  Indenture Event of Default............................... 53
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 55
   Section 9.04.  Indenture Trustee Not Responsible for Recitals,
                  Disposition of Certificates or Application of
                  Proceeds Thereof......................................... 56
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 56
   Section 9.06.  Moneys Held by Indenture Trustee......................... 57
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 57
   Section 9.08.  Replacement Airframes and Replacement Engines............ 57
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 60
   Section 9.10.  Effect of Replacement.................................... 61
   Section 9.11.  Compensation............................................. 61

                                 ARTICLE X

                          CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 61
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 62
   Section 10.03.  Holders to Be Treated as Owners......................... 62
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee Deemed
                   Not Outstanding......................................... 62
   Section 10.05.  Right of Revocation of Action Taken..................... 63
   Section 10.06.  ERISA................................................... 63

                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

                                ARTICLE XII

                            SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 65
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 65
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 66
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 67
   Section 12.05.  Merger, Conversion, Consolidation or Succession to
                   Business of Indenture Trustee........................... 67
   Section 12.06.  Appointment of Separate Trustees........................ 68

                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 70
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 72
   Section 13.03.  Effect of Supplemental Indenture........................ 73
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 73
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 73
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture
                   and Security Agreement Supplement....................... 73
   Section 13.07.  Notices to Liquidity Providers.......................... 74

                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 74
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 75
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 76
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 76

                                ARTICLE XV

                               MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 76
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 76
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 76
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
                   Trustee, Owner Participant, Holders and Liquidity
                   Providers............................................... 77
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 77
   Section 15.06.  Notices................................................. 77
   Section 15.07.  Officer's Certificates and Opinions of Counsel;
                   Statements to Be Contained Therein...................... 78
   Section 15.08.  Severability............................................ 79
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 79
   Section 15.10.  Successors and Assigns.................................. 79
   Section 15.11.  Headings................................................ 79
   Section 15.12.  Normal Commercial Relations............................. 79
   Section 15.13.  Governing Law; Counterparts............................. 80

Exhibit A      -- Form of Indenture and Security Agreement Supplement
Exhibit B      -- Form of Certificate

Schedule I     -- [Reserved]
Schedule II    -- Definitions


                  TRUST INDENTURE AND SECURITY AGREEMENT
              (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE) dated as of May 1, 1997 (the "Indenture"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "SSB"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Initial Owner Participant and SSB have, immediately prior to the execution and delivery of this Indenture, entered into a Trust Agreement (Federal Express Corporation Trust No. N584FE) dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the provisions thereof and of the Participation Agreement, the "Trust Agreement"), whereby, among other things, SSB has declared a certain trust for the use and benefit of the Initial Owner Participant, subject, however, to the Lien of this Indenture for the use and benefit of, and with the priority of payment to, the holders of the Certificates issued hereunder, and the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, the Owner Trustee desires by this Indenture, among other things (i) to provide for the issuance by the Owner Trustee of Certificates as provided in the Participation Agreement, and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder of the Owner Trustee's right, title and interest in the Liquid Collateral and after the Delivery Date for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, of among other things, certain of the Owner Trustee's estate, right, title and interest in and to the Aircraft and the Indenture Documents and certain payments and other amounts (other than Excepted Payments) received hereunder or thereunder in accordance with the terms hereof, as security for, among other things, the Owner Trustee's obligations to the Certificate Holders and for the benefit and security of such Holders;


         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree as follows:


                              GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, any Owner Participant or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding
Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or any Owner Participant hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Modification Agreement (to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale), the GTA, the Engine Warranty Assignment and the Engine Consent, the Bills of Sale, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) The Collateral Account, the Liquid Collateral and all other moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         Notwithstanding the foregoing provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and any Owner Participant shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain such Excepted Payments and
(B) to adjust Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the EBO Price as provided in Section 3.04 of the Lease, (C) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of Basic Rent constituting an Excepted Payment, the manner by which such amount is paid),
(D) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to Article 10 of the Lease, (E) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to Article 4 of the Lease, (F) to retain all rights with respect to insurance maintained for its own account which Section
13.05 of the Lease specifically confers on the "Lessor" and (G) to exercise, to the extent necessary to enable it to exercise its rights under Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease, and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) (A) so long as no Indenture Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee, to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return, renewal or purchase of the Aircraft and to exercise rights with respect to the use, operation, maintenance and modification of the Aircraft, in each case pursuant to express provisions of the Operative Agreements (other than in connection with an Event of Default), and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments);

         (iv) at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participant shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

         (b) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                              HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or any Owner Participant or would result in a burden on such Owner Participant's business activities, unless the Owner Trustee or such Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, accept any payment from the Lessee or any sublessee (other than Excepted Payments not constituting Basic Rent), enter into an agreement amending or supplementing any of the Operative Agreements, execute any waiver or modification of, or consent under the terms of any of the Operative Agreements, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Operative Agreements, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Operative Agreements, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                 ARTICLE I

                                DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                ARTICLE II

                        ISSUE, EXECUTION, FORM AND
                       REGISTRATION OF CERTIFICATES;
                            COLLATERAL ACCOUNT

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of SSB. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of SSB who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by SSB, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of SSB; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of SSB, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of SSB at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity and as to other terms. The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Certificate Closing Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration. As used in this Section, "Related Indentures" means, collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N673FE, N674FE and N583FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participant, the Owner Trustee, SSB nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of SSB, the Owner Trustee or the Indenture Trustee.

         SSB is not personally liable to any Holder, the Lessee, the Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of SSB's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions any Owner Participant is required, by reason of such Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by an Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to each Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of any Owner Participant under the Participation Agreement, or from retaining any amount paid by any Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of SSB, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of SSB, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Airframe. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participant and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         Section 2.13. Establishment of Collateral Account. (a) The Indenture Trustee shall, pursuant to the Collateral Account Control Agreement, establish, or cause to be established, with State Street Bank and Trust Company, who shall represent and warrant that it is a financial intermediary (as defined in Section 8-313(4) of the Connecticut Uniform Commercial Code), in its name as secured party hereunder an Eligible Deposit Account entitled "First Security Bank, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997, with the Owner Trustee referred to therein".

         (b) If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within two (2) Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

         (c) The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Indenture.

         (d) The Collateral Account Control Agreement shall require State Street Bank and Trust Company to send confirmation to the Indenture Trustee and the Lessee that it has credited the Specified Investments to the Collateral Account and to make appropriate entries on its books identifying the Specified Investments as pledged to the Indenture Trustee.

         Section 2.14. Investment of Funds on Deposit in the Collateral Account. (a) Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, subject to Section 17.02 of the Participation Agreement, at the risk of the Owner Trustee, in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee in accordance with Section 2.14(b) below; provided, however, that if Specified Investments meeting the requirements of
Section 2.14(b) are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 2.14(a), the Indenture Trustee may leave such funds in the Collateral Account uninvested until the earliest of (i) the date on which an appropriate Specified Investment becomes available, (ii) the Delivery Date and (iii) the Cut-Off Date. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or a financial intermediary with the applicable Federal Reserve Bank; provided, however, if the account is credited to the financial intermediary, the financial intermediary shall make written confirmation thereof to the Indenture Trustee and make an appropriate entry on its books identifying the Specified Investments as pledged to the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Indenture. The Indenture Trustee shall promptly notify the Owner Trustee and the Lessee of any Losses.

         (b) On the Certificate Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 2.01(c) of the Participation Agreement in Specified Investments selected by the Lessee and approved by the Indenture Trustee for the account of the Owner Trustee which mature on or prior to Lanuary 20, 1998. If the Delivery Date is postponed pursuant to Section 3.02(b) or Section 3.03 of the Participation Agreement, the proceeds of the Specified Investments referred to in the preceding sentence may be invested in Specified Investments which mature within 14 days after the rescheduled Delivery Date. If no Delivery Date occurs, then any Specified Investment shall mature no later than the 15th day after the Cut-Off Date.

         (c) If for any reason the Indenture Trustee shall be required to make any distributions of the Liquid Collateral prior to the maturity date of any Specified Investment, the Indenture Trustee shall cause the same to be sold in accordance with standard commercial practices, and the Lessee, for the account of the Owner Trustee, shall forthwith compensate the Indenture Trustee for any Losses as provided in Section 17.02(a) of the Participation Agreement.

         (d) Pursuant to Section 17.02(b) of the Participation Agreement, interest payable on the Certificates during the period in which funds are on deposit in the Collateral Account shall be paid by the Lessee.

         Section 2.15. Release of Debt Portion and Lien on the Collateral Account and the Liquid Collateral on Delivery Date. (a) Subject to the satisfaction or waiver of the conditions precedent to the Indenture Trustee's obligations set forth in Section 4.02 of the Participation Agreement, on the Delivery Date, subject to the proviso to Section 3.02(a) of the Participation Agreement, the Indenture Trustee shall release from the Collateral Account an amount of Liquid Collateral, equal to the lesser of (A) the Debt Portion and
(B) the amount actually in the Collateral Account on the Delivery Date. Subject to the proviso to Section 3.02(a) of the Participation Agreement, such amount so released, together with the amount of any Losses received from the Lessee pursuant to Section 17.02(a) of the Participation Agreement, shall be used to finance a portion of the Purchase Price as contemplated by Section 3.02(a) of the Participation Agreement. Any amount remaining in the Collateral Account after such release (net of any uncompensated Losses) shall be remitted by the Indenture Trustee on behalf of the Owner Trustee to the Lessee pursuant to Section 3.02(a)(B) of the Participation Agreement.

         (b) The Lien of this Indenture on the Collateral Account and the Liquid Collateral shall terminate on the Delivery Date following the transfer of amounts described in Section 3.02(a) of the Participation Agreement.

         Section 2.16.  Cut-Off Date.  In the case of a prepayment under
Section 6.02(a)(vi) hereof, the Indenture Trustee shall release from the Collateral Account all amounts held in the Collateral Account on such date. Such amount so released, together with the amount of any Losses received from the Lessee pursuant to Sections 17.02(a) and 17.02(c) of the Participation Agreement, shall be applied to pay amounts due under Section 6.02(b)(1) hereof on the 15th day following the Cut-Off Date, and any amount (net of any uncompensated Losses) remaining after such release and application shall be remitted by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee.

         Section 2.17. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.17 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.17(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.17, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.

         Section 2.18. Reoptimization. The Owner Trustee shall have the right, on the Reoptimization Date, to modify the schedule of principal payments of the Certificates subject to the terms and conditions set forth in
Section 2.03(b) of the Participation Agreement. To give effect to the foregoing the Indenture Trustee shall execute an amendment to this Indenture which shall amend Section 6.06 hereof to set forth the new schedule of principal payments and Schedule I to each Certificate shall be amended accordingly. The Indenture Trustee shall deliver such amendments to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts. To the extent that such amendment of this Indenture occurs later than the Delivery Date, this Indenture, as amended, shall, if required, be duly filed for recordation with the Aeronautics Authority.


                                ARTICLE III

                                 COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of SSB and the Owner Trustee.

         (a) SSB hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participant;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice received pursuant to
   Article 11 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NONE OF THE INDENTURE TRUSTEE, THE OWNER TRUSTEE OR SSB MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that SSB warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by the Lessee, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to SSB. Neither SSB nor the Indenture Trustee makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of SSB and the Indenture Trustee made under this Indenture or in the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                ARTICLE IV

                               HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                 ARTICLE V

                 RECEIPT, DISTRIBUTION AND APPLICATION OF
                  INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent, any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof and any payment received by the Indenture Trustee pursuant to Section 17.02(b) or 17.02(c) of the Participation Agreement shall be promptly distributed in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates; and

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee (a) after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Indenture Trustee has received a request to accelerate the Certificates in accordance with Section 7.10 hereof, or (b) after the Certificates shall have become due and payable as provided in
Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority: first, in the manner provided in clause "first" of Section 5.03 hereof and second, in the manner provided in clause "third" of
Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of the Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied, first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate, third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participant or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the foregoing amounts shall have been recovered in full by the Lessee.


                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part except under clause
(vii) below):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft.

         (iii) If any Owner Participant or the Owner Trustee on behalf of any Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         (vi) As contemplated by Section 2.16 hereof and Section 3.03(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) With respect to the Series C Certificates only, as provided in
   Section 2.03(b) of the Participation Agreement.

         (viii) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (viii) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of
Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the 25th date following the notice referred to therein.
In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Series C Certificates pursuant to Section 6.02(a)(vii) above, the amount of such Series C Certificates to be prepaid shall be prepaid on the Reoptimization Date. In the case of a prepayment pursuant to Section 6.02(a)(viii) above, the Certificates shall be prepaid on the effective date of the Refinancing. The day on which the Certificates are to be prepaid pursuant to this Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section 6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i) or 6.02(a)(iii) above (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(vi) or 6.02(a)(vii) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(viii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,

         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and


         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 hereof and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):


                               Principal Amount

                           Series A            Series B             Series C
                  Certificates with   Certificates with    Certificates with
Sinking Fund          a Maturity of       a Maturity of        a Maturity of
Redemption Date    January 15, 2016    January 15, 2017     January 15, 2009
----------------  -----------------   -----------------   ------------------

January 15, 1998                  0                   0              102,980
July 15, 1998                     0                   0                    0
January 15, 1999            748,200             147,200              404,926
July 15, 1999                     0                   0                    0
January 15, 2000            748,266             280,600              316,709
July 15, 2000                     0                   0                    0
January 15, 2001            748,266             280,600              422,760
July 15, 2001                     0                   0                    0
January 15, 2002            748,266             280,600              532,275
July 15, 2002                     0                   0                    0
January 15, 2003                  0               9,011            1,670,428
July 15, 2003               748,266             271,589                    0
January 15, 2004                  0                   0              740,723
July 15, 2004               748,266             280,600                    0
January 15, 2005                  0                   0              957,930
July 15, 2005               748,266             280,600                    0
January 15, 2006                  0                   0              998,524
July 15, 2006               748,271             280,600            2,326,313
January 15, 2007                  0                   0              633,363
July 15, 2007               748,266             280,600                    0
January 15, 2008            748,267             280,600            1,052,911
July 15, 2008                     0                   0                    0
January 15, 2009            748,267           1,680,218              451,158
July 15, 2009                     0                   0                    0
January 15, 2010            748,266           2,108,147                    0
July 15, 2010                     0                   0                    0
January 15, 2011            748,267           2,962,459                    0
July 15, 2011                     0                   0                    0
January 15, 2012          3,115,804           1,855,089                    0
July 15, 2012                     0                   0                    0
January 15, 2013          5,358,428                   0                    0
July 15, 2013                     0                   0                    0
January 15, 2014          5,775,968                   0                    0
July 15, 2014                     0                   0                    0
January 15, 2015          6,226,044                   0                    0
July 15, 2015                     0                   0                    0
January 15, 2016          6,461,356             249,863                    0
July 15, 2016                     0                   0                    0
January 15, 2017                  0           2,087,624                    0



                                ARTICLE VII

                   INDENTURE EVENTS OF DEFAULT; REMEDIES
                     OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Trustee shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participant shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by SSB, the Owner Trustee or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of SSB or the Owner Trustee furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and any Owner Participant by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or
   Section 7.02(b) (unless otherwise removed as Owner Trustee within 10 days after notice thereof to any Owner Participant) or 7.04(b) (unless such Lien is removed within the 30-day period set forth therein) of the Participation Agreement shall be breached in any respect or (y) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty
   (30) days after there has been given to the Owner Trustee and any Owner Participant by the Indenture Trustee or by Certificate Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate or any Owner Trustee Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate in any proceeding referred to in clause (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under
Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion). It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code including any extension consented to by the Indenture Trustee or the Holders of Certificates of such period permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease and no Event of Default other than as specified in Section 16.01(e), (f) or (g) of the Lease shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture
Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may (i) obtain a judgment conferring on the Indenture Trustee or an agent or representative designated by the Indenture Trustee, the right to immediate possession and requiring the Owner Trustee to execute and deliver such instruments and documents to the Indenture Trustee or an agent or representative designated by the Indenture Trustee, to the entry of which judgment the Owner Trustee hereby specifically consents, and (ii) pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of obtaining such judgment or of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

         (c) If an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 20 days prior notice will be provided, for cash or, with the consent of the Owner Trustee, which shall not be unreasonably withheld, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this Section 7.03(c) and to effectuate the transfer or conveyance referred to in the first sentence of
this Section 7.03(c).   Notwithstanding any other provision of this Indenture,
the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d) To the extent permitted by applicable law, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participant in respect of the property so purchased.

         (e) Subject to Article VIII hereof, and effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby irrevocably appoints and constitutes the Indenture Trustee the true and lawful attorney-in-fact of the Owner Trustee in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Indenture, whether pursuant to foreclosure or power of sale or otherwise, to execute and deliver all such bills of sale, assignments and other instruments as the Indenture Trustee may consider necessary or appropriate, with full power of substitution, and the Owner Trustee hereby ratifies and confirms all that such attorney or any substitute shall lawfully do by virtue hereof. Nevertheless, if so requested by the Indenture Trustee or any purchaser, the Owner Trustee shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Indenture Trustee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

         (f) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         (g) Any sale of the Trust Indenture Estate or any part thereof or any interest therein, whether pursuant to foreclosure or power of sale or otherwise hereunder, shall be a perpetual bar against the Owner Trustee after the expiration of the period, if any, during which the Owner Trustee shall have the benefit of prepayment laws which may not be waived pursuant to
Section 7.13 hereof.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;

and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, any Owner Participant, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participant notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participant promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

         Section 7.13. Waiver of Appraisement, etc.; Laws. The Owner Trustee covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, extension or prepayment law wherever enacted, now or at any time hereafter in force, in order to prevent or hinder the enforcement of this Indenture or the execution of any power granted herein to the Indenture Trustee, or the absolute sale of the Trust Indenture Estate, or any part thereof, or the possession thereof by any purchaser at any sale under this Article VII; and the Owner Trustee for itself and all who may claim under it, so far as it or any of them now or hereafter lawfully may, hereby waives the benefit of all such laws. The Owner Trustee for itself and all who may claim under it waives, to the extent that it lawfully may, all right to have the property in the Trust Indenture Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Indenture may order the sale of the Trust Indenture Estate as an entirety.

         If any law referred to in this Section 7.13 and now in force, of which the Owner Trustee or its successors might take advantage despite this
Section 7.13, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 7.13.


                               ARTICLE VIII

                        RIGHTS OF THE OWNER TRUSTEE
                        AND THE OWNER PARTICIPANTS

         Section 8.01. Certain Rights of Owner Trustee and Owner Participants. (a) Subject to Section 13.01 hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 and the amendments contemplated by Section 2.03 of the Participation Agreement (subject to the limitations set forth therein) may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (provided that, if in respect of the Term, the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate), Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section
   3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee),
   Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act), Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01, Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participant' or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Articles 6, 8 and 9 and Section 10.01(b) (insofar as such Articles 6, 8 and 9 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05 and 17.11 and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Supplemental Rent or Stipulated Loss Value or any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section
   3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value or EBO Price and any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value or EBO Price and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date or EBO Date, as the case may be, and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value or EBO Price and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders (subject in any event to Section 3.05 of the Lease) of the Lease with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participant) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participant or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participant' Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a Prepayment Date which shall be a Business Day and which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a date which shall be a Business Day and which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause (a)(ii) above, plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participant shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participant (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participant shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participant in such authorized denominations as the Owner Participant shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participant.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         Section 8.03. Certain Rights of Owner Participant. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or any Owner Participant may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participant, as the case may be, shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or such Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participant and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or any Owner Participant to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participant may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participant, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participant until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                ARTICLE IX

                     CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;


         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

        A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;


         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;


         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Transportation Code (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

        B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease;

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, SSB or the Owner Participant for any fee as compensation for its services as trustee under this Indenture.


                                 ARTICLE X

                          CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, any Owner Participant, SSB, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, such Owner Participant, SSB or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, SSB or any Owner Participant or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participant, SSB or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participant, SSB or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, SSB, or the Owner Participant are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participant, SSB and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participant, SSB or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Administration and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                ARTICLE XI

                       INDEMNIFICATION OF INDENTURE
                         TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Articles; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this
Article XI shall survive the termination of this Indenture and the resignation
or removal of the Indenture Trustee.   Upon payment in full by the Owner
Trustee of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                ARTICLE XII

                            SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participant, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participant, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participant, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03.  Persons Eligible for Appointment as Indenture
Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                               ARTICLE XIII

                    SUPPLEMENTS AND AMENDMENTS TO THIS
                    TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participant;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement;

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders; and

         (j) to effect the amendments contemplated by Section 2.03 of the Participation Agreement, subject to the limitations set forth therein.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participant) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participant or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participant (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participant) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participant pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                ARTICLE XIV

                 SATISFACTION AND DISCHARGE OF INDENTURE;
                             UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture
Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participant) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participant) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                ARTICLE XV

                               MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of SSB (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of SSB (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participant and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
Trustee, Owner Participant, Holders and Liquidity Providers.   Nothing in this
Indenture, whether express or implied, shall be construed to give to any person other than SSB, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participant, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy, and (a) if to the Owner Trustee, addressed to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110 (telephone: (617) 664-5526, facsimile: (617) 664-5371), Attention: Corporate Trust Department (with a copy to the Owner Participant at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile:
(801) 246-5053), Attention: Corporate Trust Department or (c) if to the Owner Participant, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of SSB may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or SSB, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or SSB, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or SSB or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participant, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              --------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President



                           FIRST SECURITY BANK,
                           NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              --------------------------------------
                               Name:  Greg A. Hawley
                               Title: Vice President


                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


                Indenture and Security Agreement Supplement


         Indenture and Security Agreement Supplement (Federal Express Corporation Trust No. N584FE) dated ________, ____, of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of May 1, 1997 (the "Trust Agreement") between State Street Bank and Trust Company of Connecticut, National Association and the Owner Participant named therein.


                             W I T N E S S E T H :
                             -------------------

         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Indenture") between the Owner Trustee and First Security Bank, National Association (herein called the "Indenture Trustee") provides for the execution and delivery of an Indenture and Security Agreement Supplement substantially in the form of this Indenture and Security Agreement Supplement No. __, which Supplement shall particularly describe the Aircraft included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft to the Indenture Trustee.

         (1)WHEREAS, the Indenture relates to the Aircraft and the Engines described in the following paragraph and a counterpart of the Indenture is attached to and made a part of this Indenture and Security Agreement Supplement No. 1, and this Indenture and Security Agreement Supplement No. 1, together with such attachment, is being filed for recordation on or promptly after the date of this Supplement No. 1 with the Federal Aviation Administration as one document.

------------
(1) This recital is to be included only in the first Indenture Supplement.

         (2)Whereas, the Indenture and Indenture and Security Agreement Supplement No. ___ dated _________________, ______ (the Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code, on ____________, _____, as one document and have been assigned Conveyance No. _________.

------------
(2) This recital is not to be included in the first Indenture Supplement.

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participant or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                   Airframe

                    One (1) Airframe identified as follows:

                                 FAA              Manufacturer's
                                 Registration     Serial
Manufacturer         Model       Number           Number
------------         -----       ------------     --------------



together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.


                             AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                   Manufacturer's
                                                   Serial
Manufacturer                  Model                Number
-----------                   ----                 --------------



together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.

                           STATE STREET BANK AND TRUST COMPANY
                           OF CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           except as specifically set forth herein
                           but solely as Owner Trustee


                           By
                              --------------------------------------
                               Name:  Paul D. Allen
                               Title: Vice President






                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                           [Form of Certificate]


                THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
                THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
         NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                        EQUIPMENT TRUST CERTIFICATE
              (Federal Express Corporation Trust No. N584FE)

            STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                           NATIONAL ASSOCIATION
               not in its individual capacity but solely as
                    OWNER TRUSTEE UNDER TRUST AGREEMENT
              (Federal Express Corporation Trust No. N584FE)
                          dated as of May 1, 1997


Interest Rate                                                         Maturity


                                  SERIES ___

         State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation
Trust No. N584FE) dated as of May 1, 1997, between the Initial Owner Participant named therein and State Street Bank and Trust Company of Connecticut, National Association (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January
15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July
15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July
15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         State Street Bank and Trust Company of Connecticut, National Association and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N584FE) limited in aggregate initial principal amount to $60,892,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:


                                       Initial
                                       Aggregate
                                       Principal
Series         Maturity                Amount              Interest Rate
------         --------                ---------           -------------
A              January 15, 2016        $36,665,000             7.50%
B              January 15, 2017        $13,616,000             7.52%
C              January 15, 2009        $10,611,000             7.65%


         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participant, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as set forth in
Schedule I attached hereto. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth on Schedule I attached hereto, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.

         Except as expressly provided in the Indenture, all payments of principal, Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that none of the Owner Trustee, State Street Bank and Trust Company of Connecticut, National Association nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of State Street Bank and Trust Company of Connecticut, National Association, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft.

         (iii) If any Owner Participant or the Owner Trustee on behalf of any Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         (vi) As contemplated by Section 2.16 of the Indenture and Section 3.03(b) of the Participation Agreement if the Delivery Date has not occurred on or prior to the Cut-Off Date.

         (vii) With respect to the Series C Certificates only, as provided in
   Section 2.03(b) of the Participation Agreement.

         (viii) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (viii) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses
(ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the 25th date following the notice referred to therein. In the case of a prepayment of the Certificates pursuant to clause (vi) above, the Certificates shall be prepaid on the 15th day following the Cut-Off Date. In the case of a prepayment of the Series C Certificates pursuant to clause (vii) above, the amount of such Series C Certificates to be prepaid shall be prepaid on the Reoptimization Date. In the case of a prepayment pursuant to Section 6.02(a)(viii) above, the Certificates shall be prepaid on the effective date of the Refinancing. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i) or (iii) above (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable), clause (vi) or (vii) above, the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (viii) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or any Owner Participant may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participant, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or any Owner Participant may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participant (or the Owner Trustee on behalf of the Owner Participant) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and any Make-Whole Premium applicable to each Outstanding Certificate, if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture) plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

------------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A
    Certificate.

         The Owner Trustee shall have the right, on the Reoptimization Date to modify Schedule I attached hereto subject to the terms and conditions set forth in Section 2.03(b) of the Participation Agreement. To give effect to the foregoing the Indenture Trustee shall execute an amendment to the Indenture which shall amend Section 6.06 thereof to set forth the new schedule of principal payments and Schedule I attached hereto shall be amended accordingly. The Indenture Trustee shall deliver such amendments to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts. To the extent that such amendment of the Indenture occurs later than the Delivery Date, the Indenture, as amended, shall, if required, be duly filed for recordation with the Aeronautics Authority.

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N584FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997       STATE STREET BANK AND TRUST COMPANY OF
                           CONNECTICUT, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Owner Trustee


                           By
                              --------------------------------------
                                Name:  Paul D. Allen
                                Title: Vice President





        [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N584FE) referred to in the within mentioned Indenture.


Dated: May ___, 1997       FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                           not in its individual capacity,
                           but solely as Indenture Trustee


                           By
                              --------------------------------------
                                Name:  Greg A. Hawley
                                Title: Vice President


                                                                    Schedule I
                                                                            to
                                                                   Certificate


                               Principal Amount

                           Series A            Series B             Series C
                  Certificates with   Certificates with    Certificates with
Sinking Fund          a Maturity of       a Maturity of        a Maturity of
Redemption Date    January 15, 2016    January 15, 2017     January 15, 2009
----------------  -----------------   -----------------   ------------------

January 15, 1998                  0                   0              102,980
July 15, 1998                     0                   0                    0
January 15, 1999            748,200             147,200              404,926
July 15, 1999                     0                   0                    0
January 15, 2000            748,266             280,600              316,709
July 15, 2000                     0                   0                    0
January 15, 2001            748,266             280,600              422,760
July 15, 2001                     0                   0                    0
January 15, 2002            748,266             280,600              532,275
July 15, 2002                     0                   0                    0
January 15, 2003                  0               9,011            1,670,428
July 15, 2003               748,266             271,589                    0
January 15, 2004                  0                   0              740,723
July 15, 2004               748,266             280,600                    0
January 15, 2005                  0                   0              957,930
July 15, 2005               748,266             280,600                    0
January 15, 2006                  0                   0              998,524
July 15, 2006               748,271             280,600            2,326,313
January 15, 2007                  0                   0              633,363
July 15, 2007               748,266             280,600                    0
January 15, 2008            748,267             280,600            1,052,911
July 15, 2008                     0                   0                    0
January 15, 2009            748,267           1,680,218              451,158
July 15, 2009                     0                   0                    0
January 15, 2010            748,266           2,108,147                    0
July 15, 2010                     0                   0                    0
January 15, 2011            748,267           2,962,459                    0
July 15, 2011                     0                   0                    0
January 15, 2012          3,115,804           1,855,089                    0
July 15, 2012                     0                   0                    0
January 15, 2013          5,358,428                   0                    0
July 15, 2013                     0                   0                    0
January 15, 2014          5,775,968                   0                    0
July 15, 2014                     0                   0                    0
January 15, 2015          6,226,044                   0                    0
July 15, 2015                     0                   0                    0
January 15, 2016          6,461,356             249,863                    0
July 15, 2016                     0                   0                    0
January 15, 2017                  0           2,087,624                    0





                                SCHEDULE I


                                [Reserved]


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.03 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N1768D (currently anticipated to be changed to N584FE) and Manufacturer's serial number 48436, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N584FE), dated the Delivery Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with a copy of the conclusions to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on June 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant (or the Initial Owner Participant, as the case may be) under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N584FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  April 15, 1998.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.03(c) of the Participation Agreement.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to Section 7.01(e), Article 9 or Section 11.03(a) of the Lease, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to the Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses
(i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N584FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Initial Owner Participant. Federal Express Corporation, a Delaware corporation.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N584FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, the Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Mandatory Document Terms. The terms set forth on Schedule V to the Participation Agreement.

         Mandatory Economic Terms. The terms set forth on Schedule VI to the Participation Agreement.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The Person to whom on the Delivery Date (or, if earlier, the Transfer Date) the Initial Owner Participant shall transfer its Beneficial Interest pursuant to Section 3.02 of the Participation Agreement and any successors thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
I.

         Rating Agencies. Collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Pass Through Certificates and which shall then be rating the Pass Through Certificates. The initial Rating Agencies will be Moody's and S&P.

         Rating Agency Confirmation. With respect to any Operative Agreement that is to be modified in any material respect on the Delivery Date or the Transfer Date, if applicable, a written confirmation from each of the Rating Agencies that the use of such Operative Agreement with such modifications would not result in (i) a reduction of the rating for any Class of Pass Through Certificates below the then current rating for such Class of Pass Through Certificates or (ii) a withdrawal or suspension of the rating of any Class of Pass Through Certificates.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. June 15, 2019 and each January 15 and July 15 commencing on January 15, 1998, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning set forth in Section 2.03(b) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to SSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on July 15, 2011 or January 15, 2016, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transfer Date. Has the meaning set forth in Section 2.02(b) of the Participation Agreement.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.



                    TRUST INDENTURE AND SECURITY AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)

                         Dated as of December 1, 1996

                    Amended and Restated as of May 1, 1997


                                    between


                           WILMINGTON TRUST COMPANY,
                             Not in its Individual
                             Capacity, but solely
                               As Owner Trustee,
                                 Owner Trustee


                                      and


                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Not in its Individual
                             Capacity, but solely
                             As Indenture Trustee,
                               Indenture Trustee



                COVERING ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48489, REGISTRATION NO. N587FE



==============================================================================



                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Initial Recitals.........................................................    1
Granting Clause..........................................................    2
Habendum Clause..........................................................    5


                                   ARTICLE I

                                  DEFINITIONS

   Section 1.01.  Definitions..............................................  8


                                  ARTICLE II

                          ISSUE, EXECUTION, FORM AND
                         REGISTRATION OF CERTIFICATES

   Section 2.01.  Authentication and Delivery of Certificates..............  8
   Section 2.02.  Execution of Certificates................................  8
   Section 2.03.  Certificate of Authentication............................  9
   Section 2.04.  Form and Terms of Certificates; Payments of Principal,
                  Make-Whole Premium and Interest..........................  9
   Section 2.05.  Payments from Trust Indenture Estate Only................ 12
   Section 2.06.  Registration, Transfer and Exchange...................... 13
   Section 2.07.  Mutilated, Defaced, Destroyed, Lost and Stolen
                  Certificates............................................. 14
   Section 2.08.  Cancellation of Certificates; Destruction Thereof........ 15
   Section 2.09.  Temporary Certificates................................... 15
   Section 2.10.  Termination of Interest in Trust Indenture Estate........ 16
   Section 2.11.  Certificates in Respect of Replacement Aircraft.......... 16
   Section 2.12.  Assumption of Obligations Under Certificates and Other
                  Operative Agreements..................................... 16
   Section 2.13.  Subordination............................................ 16


                                  ARTICLE III

                                   COVENANTS

   Section 3.01.  Payment of Principal, Make-Whole Premium and Interest.... 17
   Section 3.02.  Offices for Payments, etc................................ 17
   Section 3.03.  Appointment to Fill a Vacancy in Office of Indenture
                  Trustee.................................................. 18
   Section 3.04.  Paying Agents............................................ 18
   Section 3.05.  Covenants of WTC and the Owner Trustee................... 18
   Section 3.06.  [Reserved]............................................... 19
   Section 3.07.  Disposal of Trust Indenture Estate....................... 19
   Section 3.08.  No Representations or Warranties as to Aircraft or
                  Documents................................................ 19
   Section 3.09.  Further Assurances; Financing Statements................. 20


                                  ARTICLE IV

                                 HOLDER LISTS

   Section 4.01.  Holder Lists; Ownership of Certificates.................. 20


                                   ARTICLE V

                   RECEIPT, DISTRIBUTION AND APPLICATION OF
                    INCOME FROM THE TRUST INDENTURE ESTATE

   Section 5.01.  Basic Rent Distribution.................................. 21
   Section 5.02.  Event of Loss and Replacement; Prepayment................ 22
   Section 5.03.  Payment After Indenture Event of Default, etc............ 23
   Section 5.04.  Certain Payments......................................... 25
   Section 5.05.  Other Payments........................................... 25
   Section 5.06.  Payments to Owner Trustee................................ 26
   Section 5.07.  Application of Payments.................................. 26
   Section 5.08.  Investment of Amounts Held by Indenture Trustee.......... 26
   Section 5.09.  Withholding Taxes........................................ 27


                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

   Section 6.01.  No Prepayment Prior to Maturity.......................... 28
   Section 6.02.  Prepayment of Certificates............................... 28
   Section 6.03.  Notice of Prepayment to Holders.......................... 30
   Section 6.04.  Deposit of Prepayment Price and Sinking Fund Redemption
                  Price.................................................... 30
   Section 6.05.  Certificates Payable on Prepayment Date.................. 30
   Section 6.06.  Mandatory Sinking Fund Redemption........................ 31


                                  ARTICLE VII

                     INDENTURE EVENTS OF DEFAULT; REMEDIES
                       OF INDENTURE TRUSTEE AND HOLDERS

   Section 7.01.  Indenture Event of Default............................... 32
   Section 7.02.  Remedies................................................. 35
   Section 7.03.  Return of Aircraft, etc.................................. 37
   Section 7.04.  Indenture Trustee May Prove Debt......................... 40
   Section 7.05.  Remedies Cumulative...................................... 42
   Section 7.06.  Suits for Enforcement.................................... 42
   Section 7.07.  Discontinuance of Proceedings............................ 42
   Section 7.08.  Limitations on Suits by Holders.......................... 43
   Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute
                  Certain Suits............................................ 43
   Section 7.10.  Control by Holders....................................... 43
   Section 7.11.  Waiver of Past Indenture Default......................... 44
   Section 7.12.  Notice of Indenture Default.............................. 44
   Section 7.13.  Waiver of Appraisement, etc.; Laws....................... 45


                                 ARTICLE VIII

                          RIGHTS OF THE OWNER TRUSTEE
                          AND THE OWNER PARTICIPANTS

   Section 8.01.  Certain Rights of Owner Trustee and Owner Participants... 45
   Section 8.02.  Owner Participants' Right to Elect to Prepay or Purchase
                  the Certificates......................................... 49
   Section 8.03.  Certain Rights of Owner Participants..................... 50


                                  ARTICLE IX

                       CONCERNING THE INDENTURE TRUSTEE

   Section 9.01.  Acceptance of Trusts..................................... 52
   Section 9.02.  Duties and Responsibilities of the Indenture Trustee;
                  During an Indenture Event of Default; Prior to an
                  Indenture Event of Default............................... 52
   Section 9.03.  Certain Rights of the Indenture Trustee.................. 54
   Section 9.04.  Indenture Trustee Not Responsible for Recitals,
                  Disposition of Certificates or Application of Proceeds
                  Thereof.................................................. 55
   Section 9.05.  Indenture Trustee and Agents May Hold Certificates;
                  Collections, etc......................................... 55
   Section 9.06.  Moneys Held by Indenture Trustee......................... 56
   Section 9.07.  Right of Indenture Trustee to Rely on Officer's
                  Certificate, etc......................................... 56
   Section 9.08.  Replacement Airframes and Replacement Engines............ 56
   Section 9.09.  Indenture and Security Agreement Supplement for
                  Replacements............................................. 59
   Section 9.10.  Effect of Replacement.................................... 60
   Section 9.11.  Compensation............................................. 60


                                   ARTICLE X

                            CONCERNING THE HOLDERS

   Section 10.01.  Evidence of Action Taken by Holders..................... 60
   Section 10.02.  Proof of Execution of Instruments and of Holding of
                   Certificates............................................ 61
   Section 10.03.  Holders to Be Treated as Owners......................... 61
   Section 10.04.  Certificates Owned by Owner Trustee and the Lessee
                   Deemed Not Outstanding.................................. 61
   Section 10.05.  Right of Revocation of Action Taken..................... 62
   Section 10.06.  ERISA................................................... 63


                                  ARTICLE XI

                         INDEMNIFICATION OF INDENTURE
                           TRUSTEE BY OWNER TRUSTEE



                                  ARTICLE XII

                              SUCCESSOR TRUSTEES

   Section 12.01.  Notice of Successor Owner Trustee....................... 64
   Section 12.02.  Resignation and Removal of Indenture Trustee;
                   Appointment of Successor................................ 64
   Section 12.03.  Persons Eligible for Appointment as Indenture Trustee... 65
   Section 12.04.  Acceptance of Appointment by Successor Trustee.......... 66
   Section 12.05.  Merger, Conversion, Consolidation or Succession to
                   Business of Indenture Trustee........................... 67
   Section 12.06.  Appointment of Separate Trustees........................ 67


                                 ARTICLE XIII

                      SUPPLEMENTS AND AMENDMENTS TO THIS
                      TRUST INDENTURE AND OTHER DOCUMENTS

   Section 13.01.  Supplemental Indentures Without Consent of Holders...... 69
   Section 13.02.  Supplemental Indentures With Consent of Holders......... 71
   Section 13.03.  Effect of Supplemental Indenture........................ 72
   Section 13.04.  Documents to Be Given to Indenture Trustee.............. 72
   Section 13.05.  Notation on Certificates in Respect of Supplemental
                   Indentures.............................................. 73
   Section 13.06.  No Request Necessary for Lease Supplement or Indenture
                   and Security Agreement Supplement....................... 73
   Section 13.07.  Notices to Liquidity Providers.......................... 73


                                  ARTICLE XIV

                   SATISFACTION AND DISCHARGE OF INDENTURE;
                               UNCLAIMED MONEYS

   Section 14.01.  Satisfaction and Discharge of Indenture; Termination of
                   Indenture............................................... 73
   Section 14.02.  Application by Indenture Trustee of Funds Deposited for
                   Payment of Certificates................................. 75
   Section 14.03.  Repayment of Moneys Held by Paying Agent................ 75
   Section 14.04.  Transfer of Moneys Held by Indenture Trustee and Paying
                   Agent Unclaimed for Two Years and Eleven Months......... 75


                                  ARTICLE XV

                                 MISCELLANEOUS

   Section 15.01.  Capacity in Which Acting................................ 76
   Section 15.02.  No Legal Title to Trust Indenture Estate in Holders..... 76
   Section 15.03.  Sale of Trust Indenture Estate by Indenture Trustee is
                   Binding................................................. 76
   Section 15.04.  Indenture for Benefit of Owner Trustee, Indenture
                   Trustee, Owner Participants, Holders and Liquidity
                   Providers............................................... 76
   Section 15.05.  No Action Contrary to the Lessee's Rights Under the
                   Lease................................................... 76
   Section 15.06.  Notices................................................. 77
   Section 15.07.  Officer's Certificates and Opinions of Counsel;
                   Statements to Be Contained Therein...................... 78
   Section 15.08.  Severability............................................ 78
   Section 15.09.  No Oral Modifications or Continuing Waivers............. 79
   Section 15.10.  Successors and Assigns.................................. 79
   Section 15.11.  Headings................................................ 79
   Section 15.12.  Normal Commercial Relations............................. 79
   Section 15.13.  Governing Law; Counterparts............................. 79

Exhibit A    -- Form of Indenture and Security Agreement Supplement
Exhibit B    -- Form of Certificate

Schedule I   -- [Reserved]
Schedule II  -- Definitions
Schedule III -- Description of Original Indenture


                    TRUST INDENTURE AND SECURITY AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)

         TRUST INDENTURE AND SECURITY AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Indenture"), between WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as otherwise specifically set forth herein (when acting in such individual capacity, "WTC"), but solely as owner trustee (the "Owner Trustee") under the Trust Agreement, as defined herein, and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee hereunder (the "Indenture Trustee").


                             W I T N E S S E T H:


         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participants and WTC entered into the Original Trust Agreement whereby, among other things, the Owner Trustee declared a certain trust for the use and ratable benefit of the Owner Participants, subject, however, to the Lien of the Original Indenture;

         WHEREAS, the Owner Trustee and the Indenture Trustee entered into the Original Indenture for the benefit and security of the Original Loan Participant and pursuant to which the Owner Trustee issued to the Original Loan Participant the Original Loan Certificates as evidence of the loan made by the Original Loan Participant to the Owner Trustee, the proceeds of which were used by the Owner Trustee to pay a portion of the Purchase Price for the Aircraft;

         WHEREAS, the Original Indenture with respect to the Aircraft (as such Aircraft is more particularly described in Schedule III attached hereto) was recorded by the FAA and assigned a Conveyance Number as described on Schedule III attached hereto;

         WHEREAS, pursuant to Article 15 of the Original Participation Agreement, the parties hereto desire to refinance the Original Loan Certificates with the proceeds of the Certificates to be issued hereunder;

         WHEREAS, in connection with the refinancing of the Original Loan Certificates, the parties hereto desire to amend and restate the Original Indenture in its entirety as this Indenture sets forth, in order to provide, among other things, (i) for the issuance by the Owner Trustee of the Certificates, as provided in the Participation Agreement, and (ii) for the assignment, mortgage and pledge by the Owner Trustee to the Indenture Trustee, as part of the Trust Indenture Estate hereunder, among other things, of certain of the Owner Trustee's right, title and interest in and to the Aircraft, the Lease and payments and other amounts received hereunder or thereunder in accordance with the terms hereof (other than Excepted Payments), as security for the Owner Trustee's obligations to the Holders and for the ratable benefit and security of such Holders;

         WHEREAS, the Owner Participants and WTC, prior to the execution and delivery of this Indenture, entered into the Trust Agreement whereby the Original Trust Agreement was amended and restated and pursuant to which, among other things, the Owner Trustee is authorized and directed to execute and deliver this Indenture;

         WHEREAS, all things have been done to make the Certificates, when executed by the Owner Trustee, and authenticated, issued and delivered hereunder, the valid obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Trustee, enforceable in accordance with its terms, have been done and performed and have happened.

         NOW, THEREFORE, the parties agree that such Original Indenture be and the same is hereby amended and restated to read in its entirety as follows:


                                GRANTING CLAUSE

         NOW, THEREFORE, in consideration of the mutual promises contained herein and to secure (i) the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all the Certificates from time to time outstanding under this Indenture and all other amounts due hereunder and (ii) the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in this Indenture, in the Certificates, in the Participation Agreement and in the Lease contained for the benefit of the Holders of the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participants or the Lessee to the Holders (collectively the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions of this Indenture, and in consideration of the premises and of the covenants in this Indenture and in the Certificates and of the purchase of the Certificates by their Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of this Indenture, the receipt and sufficiency of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a first priority security interest in and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and grant a first priority security interest in and confirm to the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders from time to time of the Certificates, a first priority security interest in and first mortgage Lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges other than Excepted Payments, which collectively, excluding Excepted Payments but including all property specifically subjected to the Lien of this Indenture by the terms hereof, by any Indenture and Security Agreement Supplement or any mortgage supplemental to this Indenture, are included within the Trust Indenture Estate, subject always to the rights granted to the Owner Trustee or the Owner Participants hereunder and to the other terms and conditions of this Indenture:

         (1) The Airframe, as the same is more particularly described in the Indenture and Security Agreement Supplement and any airframe substituted in replacement thereof pursuant to the provisions of this Indenture; the Engines, as the same are more particularly described in the Indenture and Security Agreement Supplement, whether or not such Engines shall be installed in or attached to the Airframe or any other airframe, and any Replacement Engine therefor; and all Parts in respect of the Airframe and the Engines and all records, logs and other documents at any time maintained with respect to the foregoing property;

         (2) The Lease and all Rent thereunder, including, without limitation, all amounts of Basic Rent and Supplemental Rent, and payments of any kind thereunder and including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Lease or to accept any surrender of the Aircraft or any part thereof as well as any rights, powers or remedies on the part of the Owner Trustee, whether arising under the Lease or by statute or at law or in equity or otherwise arising out of any Event of Default;

         (3) The Modification Agreement (to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale), the GTA, the Engine Warranty Assignment and the Engine Consent, the Bills of Sale, the Ancillary Agreements and the Participation Agreement (to the extent of amounts payable to the Owner Trustee thereunder) (collectively, and together with the Lease, the Trust Agreement and the Certificates, the "Indenture Documents"), including all rights of the Owner Trustee to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments;

         (4) All the tolls, rents, issues, profits, products, revenues and other income (including sales proceeds) of the property subjected or required to be subjected to the Lien of this Indenture, and all of the estate, right, title and interest of the Owner Trustee in and to the same and every part of said property;

         (5) All moneys and securities (including Permitted Investments) now or hereafter paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of the Owner Trustee pursuant to any term of any Operative Agreement, except the Tax Indemnity Agreement, and held or required to be held by the Indenture Trustee hereunder;

         (6) All requisition proceeds with respect to the Aircraft or any part thereof (to the extent of the Owner Trustee's interest therein pursuant to the terms of the Lease) and all insurance proceeds with respect to the Aircraft or any part thereof from insurance required to be maintained by the Lessee under
Article 13 of the Lease, but excluding any insurance maintained by the Lessee and not required under Article 13 of the Lease; and

         (7) All proceeds of the foregoing.

         Notwithstanding the foregoing provisions:

         (a) (i) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Owner Participants shall at all times retain the right, to the exclusion of the Indenture Trustee, (A) to Excepted Payments and to commence an action at law to obtain such Excepted Payments and
(B) to adjust Basic Rent and the percentages relating to Stipulated Loss Value and Termination Value and the EBO Price as provided in Section 3.04 of the Lease and Section 15.01 of the Participation Agreement, (C) to exercise any election or option to make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case only to the extent relating to, Excepted Payments (except for, in respect of Basic Rent constituting an Excepted Payment, the manner by which such amount is paid), (D) to retain the rights of the "Lessor" with respect to solicitations of bids, and the election to retain the Aircraft pursuant to Article 10 of the Lease, (E) to retain the right of "Lessor" to determine the Fair Market Rental or Fair Market Value pursuant to
Article 4 of the Lease, (F) to retain all rights with respect to insurance maintained for its own account which Section 13.05 of the Lease specifically confers on the "Lessor" and (G) to exercise, to the extent necessary to enable it to exercise its rights under Section 8.03 hereof, the rights of the "Lessor" under Section 17.04 of the Lease;

         (ii) whether or not an Indenture Event of Default shall occur and be continuing, the Owner Trustee and the Indenture Trustee shall each have the rights separately but not to the exclusion of the other (agreement of both required in the case of clause (E) below), (A) to receive from the Lessee all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Lessee is permitted or required to give or furnish to the "Lessor" pursuant to the Lease or to the Owner Trustee pursuant to any other Operative Agreement, (B) to exercise inspection rights pursuant to Section 14.01 of the Lease (provided that if an Indenture Event of Default shall be continuing, no inspection right of the Owner Trustee shall interfere with the efforts of the Indenture Trustee to exercise remedies under the Lease or this Indenture), (C) to maintain separate insurance pursuant to
Section 13.05 of the Lease and to retain all rights with respect to such insurance maintained for its own account, (D) to give any notice of default under Section 16.01 of the Lease, and (E) the right to consent to changes to the list of countries on Schedule III to the Participation Agreement;

         (iii) (A) so long as no Indenture Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, to the exclusion of the Indenture Trustee, to approve as satisfactory any accountants, engineers, appraisers or counsel to render services for or issue appraisals, reports, certificates or opinions to the Owner Trustee and to exercise all rights, elections and options of the Lessor in connection with the return, renewal or purchase of the Aircraft and to exercise rights with respect to the use, operation, maintenance and modification of the Aircraft, in each case pursuant to express provisions of the Operative Agreements (other than in connection with an Event of Default), and (B) so long as no Indenture Event of Default not constituting an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 8.01 hereof), the Owner Trustee shall retain the right, jointly with the Indenture Trustee (agreement of both not being required), to further assurances and financial information from the Lessee pursuant to Section 19.01 of the Lease (other than the right to receive any funds to be delivered to the "Lessor" under the Lease (except funds delivered with respect to Excepted Payments);

         (iv) at all times the Owner Trustee shall have the right as Lessor, but not to the exclusion of the Indenture Trustee, to seek specific performance of the covenants of the Lessee under the Lease relating to the protection, insurance, maintenance, possession and use of the Aircraft; and

         (v) at all times the Owner Trustee and the Owner Participants shall have the rights granted to them under Articles VI, VIII and X and Section 7.02 hereof.

         (b) The leasehold interest granted to the Lessee by the Lease shall not be subject to the security interest granted by this Indenture, and nothing in this Indenture shall affect the rights of the Lessee under the Lease so long as no Event of Default has occurred and is continuing.


                                HABENDUM CLAUSE

         TO HAVE AND TO HOLD the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable benefit and security of the Holders from time to time of the Certificates, without any priority of any one Certificate over any other and for the uses and purposes and subject to the terms and conditions set forth in this Indenture.

         It is expressly agreed that anything contained in this Indenture to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Documents to perform all of the obligations assumed by it under any of those documents, all in accordance with and pursuant to the terms and provisions of those documents, and the Indenture Trustee and the Holders of the Certificates shall have no obligation or liability under the Indenture Documents by reason of or arising out of the assignment under this Indenture, nor shall the Indenture Trustee or the Holders of the Certificates be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Documents or, except as expressly provided in this Indenture, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         Effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby constitutes the Indenture Trustee the true and lawful attorney of the Owner Trustee, irrevocably, with full power (in the name of the Owner Trustee or otherwise), subject to the terms and conditions of this Indenture, to ask, require, demand, receive, compound and give acquittance for any and all Basic Rent, Supplemental Rent payable to the Owner Trustee, Stipulated Loss Value and Termination Value payments, insurance proceeds and any and all moneys and claims for moneys due and to become due under or arising out of the Lease (subject to Section 8.01 hereof) or the other Indenture Documents (other than Excepted Payments), to endorse any checks or other instruments or orders in connection with the same and to file any claims, take any action or institute any proceeding which the Indenture Trustee may deem to be necessary or advisable in the premises.

         Under the Lease the Lessee is directed to make all payments of Rent (other than Excepted Payments not constituting Basic Rent) payable to the Owner Trustee and all other amounts (other than Excepted Payments not constituting Basic Rent) which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease directly to the Indenture Trustee at such address in the United States of America as the Indenture Trustee shall specify for application as provided in this Indenture. The Owner Trustee agrees that if, notwithstanding such provision, it shall have received any such amounts, promptly on receipt of any such payment, it will transfer to the Indenture Trustee any and all moneys from time to time received by the Owner Trustee constituting part of the Trust Indenture Estate for distribution by the Indenture Trustee pursuant to this Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement (i) any amounts distributed to it by the Indenture Trustee under this Indenture, and
(ii) any Excepted Payments not constituting Basic Rent.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Indenture Trustee, the Owner Trustee will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Indenture Trustee may reasonably deem desirable in obtaining the full benefits of the assignment hereunder and of the rights and powers herein granted; provided, however, that the Owner Trustee shall have no obligation to execute and deliver or cause to be executed or delivered to the Indenture Trustee any such instrument or document if such execution and delivery would result in the imposition of additional liabilities on the Owner Trustee or any Owner Participant or would result in a burden on such Owner Participant's business activities, unless the Owner Trustee or such Owner Participant, as the case may be, is indemnified to its reasonable satisfaction against any losses, liabilities and expenses incurred in connection with such execution and delivery.

         The Owner Trustee does hereby warrant and represent that it has not assigned, pledged or otherwise disposed of, and hereby covenants that it will not assign or pledge or otherwise dispose of, so long as the assignment hereunder shall remain in effect and shall not have been terminated pursuant to Section 14.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Indenture Trustee, and that it will not, except in respect of Excepted Payments or otherwise as provided in or permitted by this Indenture, accept any payment from the Lessee or any sublessee (other than Excepted Payments not constituting Basic Rent), enter into an agreement amending or supplementing any of the Operative Agreements, execute any waiver or modification of, or consent under the terms of any of the Operative Agreements, settle or compromise any claim (other than claims in respect of Excepted Payments) against the Lessee arising under any of the Operative Agreements, or submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any of the Operative Agreements, to arbitration thereunder.

         Concurrently with the delivery of this Indenture, the Owner Trustee has delivered to the Indenture Trustee executed counterparts of the Trust Agreement and the chattel paper original counterpart of the Lease.

         It is hereby further covenanted and agreed by and between the parties as follows:


                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01. Definitions. Unless the context otherwise requires, capitalized terms utilized herein shall have the meanings set forth in
Schedule II hereto for all purposes of this Indenture and shall be equally applicable to both the singular and plural forms of the terms defined.


                                  ARTICLE II

                          ISSUE, EXECUTION, FORM AND
                         REGISTRATION OF CERTIFICATES

         Section 2.01. Authentication and Delivery of Certificates. Forthwith upon the execution and delivery of this Indenture, and from time to time thereafter, Certificates in an aggregate principal amount not in excess of the amount specified in Section 2.04 hereof (except as otherwise provided in Sections 2.06 and 2.07 hereof) shall be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication, and the Indenture Trustee shall thereupon authenticate and deliver said Certificates to or upon the oral or written order of the Owner Trustee, signed, if written, by an authorized officer of the Owner Trustee, without any further action by the Owner Trustee.

         Section 2.02. Execution of Certificates. The Certificates shall be signed on behalf of the Owner Trustee by an authorized officer of WTC. Such signatures may be the manual or facsimile signatures of such officer and minor errors or defects in any reproduction of any such signature shall not affect the validity or enforceability of any Certificate which has been duly authenticated and delivered by the Indenture Trustee.

         In case any officer of WTC who shall have signed any of the Certificates shall cease to be such officer before the Certificate so signed shall be authenticated and delivered by the Indenture Trustee or disposed of by WTC, such Certificate nevertheless may be authenticated and delivered or disposed of as though the person who signed such Certificate had not ceased to be such officer of WTC; and any Certificate may be signed on behalf of the Owner Trustee by such person or persons as, at the actual date of the execution of such Certificate, shall be the proper officers of WTC, although at the date of the execution and delivery of this Indenture any such person was not such an officer. Certificates bearing the facsimile signatures of individuals who were authorized officers of WTC at the time such Certificates were issued shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the respective dates of such Certificates.

         Section 2.03. Certificate of Authentication. Only such Certificates as shall bear thereon a certificate of authentication substantially in the form set forth in Exhibit B, executed by the Indenture Trustee by manual signature of one of its authorized officers, shall be entitled to the security and benefits of this Indenture or be valid or obligatory for any purpose.
Such certificate by the Indenture Trustee upon any Certificate executed by the Owner Trustee shall be conclusive evidence that the Certificate so authenticated has been duly authenticated and delivered hereunder and that the Holder, as evidenced on the Register, is entitled to the security and benefits of this Indenture.

         Section 2.04. Form and Terms of Certificates; Payments of Principal, Make-Whole Premium and Interest. The Certificates and the Indenture Trustee's certificate of authentication shall be substantially in the form set forth in Exhibit B hereto. Certificates may differ with respect to Maturity and as to other terms. The Certificates shall be issuable as registered securities without coupons and shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Owner Trustee executing the same may determine with the approval of the Indenture Trustee.

         The aggregate principal amount of Certificates that may be authenticated and delivered under this Indenture is limited as provided in the form of Certificate attached as Exhibit B hereto. The Certificates shall be issued in registered form only and in denominations of $1,000 and any integral multiple thereof, shall be dated the Refunding Date, shall be issued in three separate series consisting of Series A, Series B and Series C and shall be issued in the Maturities and principal amounts, and shall bear interest at the rates per annum, specified in the form of Certificate set forth in Exhibit B.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         Each Certificate shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid and duly provided for, as the case may be, which shall be payable on the dates specified on the face of the form of Certificate set forth in Exhibit B hereto until the principal thereof is paid. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         Notwithstanding the preceding paragraph, each Certificate shall bear interest at the Past Due Rate on any principal, interest and any other amount payable hereunder or under such Certificate, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         The principal of, and Make-Whole Premium, if any, and interest on, the Certificates shall be payable at the Corporate Trust Department of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 3.02 hereof in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided, however, that interest may be payable at the option of the Indenture Trustee or its Paying Agent, as defined in Section 3.04, by mailing checks for such interest payable to or upon the written order of the Holders entitled thereto as they shall appear on the Register. If any amount payable under the Certificates, or under this Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         The Holder at the close of business on any Record Date with respect to any Payment Date shall be entitled to receive the interest if any payable on such Payment Date notwithstanding any transfer or exchange of such Certificate subsequent to the Record Date and prior to such Payment Date, except if and to the extent the Owner Trustee shall default in the payment of the interest due on such Payment Date, in which case such defaulted interest shall be paid to the Holder at the close of business on a subsequent Record Date (which shall be not less than five (5) or more than fifteen (15) Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Owner Trustee to the Holders not less than fifteen (15) days preceding such subsequent Record Date.

         The Owner Trustee agrees to pay to the Indenture Trustee for distribution in accordance with Section 5.04 hereof (a) any and all indemnity amounts received by the Owner Trustee which are payable by the Lessee to (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent or (iii) each Liquidity Provider, in each case pursuant to Article 8 or 9 of the Participation Agreement (it being acknowledged that the Lessee has been instructed to pay such amounts to the Person or Persons entitled thereto) and
(b) the Owner Trustee's pro rata share of all amounts owed to each Liquidity Provider by the Subordination Agent under each Liquidity Facility other than amounts due as (i) repayments of the principal of advances thereunder, and (ii) interest on Interest Drawings and Final Drawings except to the extent included in Net Interest and Related Charges. As used in this Section, the Owner Trustee's pro rata share means as of any time:

             (A) with respect to all amounts other than Net Interest and Related Charges, a fraction the numerator of which is the aggregate principal balance then outstanding of the Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates), plus

             (B) with respect to all Net Interest and Related Charges (x) if there exists a Payment Default under any Certificate issued under this Indenture a fraction, the numerator of which is the aggregate principal balance then outstanding of Certificates issued under this Indenture (other than the Series C Certificates) and the denominator of which is the aggregate principal balance then outstanding of all Certificates issued under this Indenture and the Related Indentures (other than the Series C Certificates) under which there exists a Payment Default or (y) at all other times, zero.

As used in this Section, "Net Interest and Related Charges" means the sum of
(i) the amount, if any, by which interest payable to each Liquidity Provider on any Interest Drawing and/or Final Drawing exceeds the amount which would be payable if such drawings bore interest at the weighted average Past Due Rate applicable to amounts in default on all Certificates plus (ii) any amounts payable under Section 3.01, Section 3.02, Section 3.03, Section 3.09 or
Section 7.07 of each Liquidity Facility (or similar provisions of any replacement Liquidity Facility) which result from any Interest Drawing or Final Drawing. As used in this Section, a Payment Default when used in connection with a Certificate issued hereunder or a Certificate issued under any Related Indenture means a default in the payment of principal thereof or interest thereon (which default has not been cured), other than solely because of acceleration. As used in this Section, "Related Indentures" means, collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between State Street Bank and Trust Company of Connecticut, National Association, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee.

         Section 2.05. Payments from Trust Indenture Estate Only. All payments to be made by the Owner Trustee under this Indenture shall be made only from the income and the proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and from any other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate (and such other amounts) to enable the Indenture Trustee to make distributions of the amounts due in respect of the Certificates in accordance with the terms hereof and thereof. Each Holder by its acceptance of a Certificate agrees that it will look solely to the income and proceeds from the Trust Indenture Estate (and such other amounts of the type described in Section 5.01 hereof to the extent actually received by the Indenture Trustee) to the extent available for distribution to it as provided herein and that neither the Owner Participants, the Owner Trustee, WTC nor the Indenture Trustee is personally liable to such Holder for any amounts payable under this Indenture or such Certificate or for any amounts payable or liability under any Certificate or this Indenture, except as expressly provided herein in the case of WTC, the Owner Trustee or the Indenture Trustee.

         WTC is not personally liable to any Holder, the Lessee, any Owner Participant or the Indenture Trustee for any amounts payable under this Indenture or for any liability under this Indenture or the Certificates, except as a result of WTC's gross negligence or willful misconduct, or as otherwise expressly provided herein or in the Participation Agreement.

         If (1) all or any part of the Lessor's Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, (2) pursuant to such reorganization provisions any Owner Participant is required, by reason of such Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal of or interest, Make-Whole Premium or other amounts payable on the Certificates, and (3) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by any Owner Participant on account of (2) above, then the Indenture Trustee shall promptly refund to each Owner Participant such Recourse Amount. Nothing contained in this paragraph shall prevent the Indenture Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of any Owner Participant under the Participation Agreement, or from retaining any amount paid by any Owner Participant under Sections 5.01, 8.02 and 8.03 hereof.

         Section 2.06. Registration, Transfer and Exchange. The Indenture Trustee will keep, on behalf of the Owner Trustee, at each office or agency to be maintained for the purpose as provided in Section 3.02 hereof a Register or Registers on which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Certificates as provided in this Article. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable period of time.

         Upon due presentation for registration of transfer of any Certificate at any such office or agency, the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in the name of the transferee or transferees a new Certificate or Certificates of the same Series and Maturity, principal amount and interest rate and in authorized denominations for an equal aggregate principal amount; provided, that such Certificate being transferred shall be cancelled in accordance with Section 2.08 hereof simultaneously with the issuance of the new Certificate.

         Any Certificate or Certificates may be exchanged for a Certificate or Certificates of the same Series and Maturity and interest rate but in other authorized denominations, in an equal aggregate principal amount.
Certificates to be exchanged shall be surrendered at any office or agency to be maintained by the Indenture Trustee for the purpose as provided in Section
3.02 hereof, and the Owner Trustee shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor the Certificate or Certificates which the Holder making the exchange shall be entitled to receive, bearing numbers not contemporaneously or previously outstanding.

         All Certificates presented for registration of transfer, exchange, prepayment or payment shall (if so required by the Owner Trustee or the Indenture Trustee) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by the Holder or its attorney duly authorized in writing and (except in the case of transfers pursuant to Section 15.01 of the Participation Agreement) the Indenture Trustee may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act.

         The Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Certificates. No service charge shall be levied for any such transaction.

         The Indenture Trustee shall not be required to exchange or register a transfer of any Certificates (a) for a period of fifteen (15) days immediately preceding the first mailing of notice of prepayment of such Certificates or
(b) with respect to which notice of prepayment has been given pursuant to
Section 6.03 hereof and such notice has not been revoked.

         All Certificates issued upon any transfer or exchange of Certificates shall be valid obligations of the Owner Trustee, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Certificates surrendered upon such transfer or exchange.

         Section 2.07. Mutilated, Defaced, Destroyed, Lost and Stolen Certificates. In case any temporary or definitive Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Owner Trustee in its discretion may execute, and upon the oral or written request of any officer of WTC, the Indenture Trustee shall authenticate and deliver, a new Certificate of like Maturity, principal amount and interest rate as the Certificate being replaced, bearing a number not contemporaneously or previously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen. In the case of any Certificate so apparently destroyed, lost or stolen, the applicant for a substitute Certificate shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as may be required by them to indemnify and defend and to hold each of them harmless and evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Upon the issuance of any substitute Certificate, the Owner Trustee or the Indenture Trustee may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses incurred in connection therewith.
In case any Certificate which has matured or is about to mature, or has been called for prepayment in full, shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Owner Trustee may, instead of issuing a substitute Certificate, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Certificate), if the applicant of any Certificate so apparently destroyed, lost or stolen, for such payment shall furnish to the Owner Trustee and to the Indenture Trustee such security or indemnity as any of them may require to hold each of them harmless and the applicant shall also furnish to the Owner Trustee and the Indenture Trustee evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.

         Every substitute Certificate issued pursuant to the provisions of this Section by virtue of the fact that any Certificate is apparently destroyed, lost or stolen shall constitute an original additional contractual obligation of the Owner Trustee, whether or not the apparently destroyed, lost or stolen Certificate shall be enforceable at any time by anyone and shall be entitled to all the security and benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture equally and proportionately with any and all other Certificates duly authenticated and delivered hereunder. All Certificates shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, defaced, or apparently destroyed, lost or stolen Certificates and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         Section 2.08. Cancellation of Certificates; Destruction Thereof. All Certificates surrendered for payment, prepayment, registration of transfer or exchange, if surrendered to the Owner Trustee or any agent of the Owner
Trustee or the Indenture Trustee, shall be delivered to the Indenture Trustee for cancellation or, if surrendered to the Indenture Trustee, shall be cancelled by it; and no Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Indenture Trustee shall destroy cancelled Certificates held by it and deliver a certificate of destruction to the Owner Trustee. If the Owner Trustee shall acquire any of the Certificates, such acquisition shall not operate as a prepayment or satisfaction of the indebtedness represented by such Certificates unless and until the same are delivered to the Indenture Trustee for cancellation.

         Section 2.09. Temporary Certificates. Pending the preparation of definitive Certificates, the Owner Trustee may execute and, upon the oral or written request of an officer of WTC, the Indenture Trustee shall authenticate and deliver temporary Certificates (printed, lithographed, typewritten or otherwise reproduced, in each case in form satisfactory to the Indenture Trustee). Temporary Certificates shall be issuable as registered Certificates without coupons, of any authorized denomination, and substantially in the form of the definitive Certificates but with such omissions, insertions and variations as may be appropriate for temporary Certificates, all as may be determined by the Owner Trustee with the concurrence of the Indenture Trustee. Temporary Certificates may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Certificate shall be executed by the Owner Trustee and, upon the oral or written request of an authorized officer of the Owner Trustee, be authenticated by the Indenture Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Certificates. Without unreasonable delay the Owner Trustee shall execute and shall furnish definitive Certificates and thereupon temporary Certificates shall be surrendered in exchange therefor without charge at any office or agency to be maintained by the Indenture Trustee for the purpose pursuant to Section 3.02 hereof, and, upon the oral or written request of an authorized officer of the Owner Trustee, the Indenture Trustee shall authenticate and deliver in exchange for such temporary Certificates an equal aggregate principal amount of definitive Certificates of the same Series and Maturities and interest rates and in authorized denominations. Until so exchanged, temporary Certificates shall be entitled to the same security and benefits under this Indenture as definitive Certificates.

         Section 2.10. Termination of Interest in Trust Indenture Estate. A Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal amount of and Make-Whole Premium, if any, and interest on and other amounts due under all Certificates held by such Holder and all other sums payable to such Holder hereunder and under the other Operative Agreements shall have been paid in full.

         Section 2.11. Certificates in Respect of Replacement Aircraft. Upon the execution and delivery of an Indenture and Security Agreement Supplement covering a Replacement Airframe and/or Replacement Engine, as provided in
Section 9.09 hereof, each Certificate shall be deemed to have been issued in connection with such Replacement Airframe and/or Replacement Engine and each Certificate issued thereafter upon a transfer or exchange of, or as a replacement for, a Certificate, shall be designated as having been issued in connection with such Replacement Airframe and/or Replacement Engine, but without any other change therein except as provided for in this Article II.

         Section 2.12. Assumption of Obligations Under Certificates and Other Operative Agreements. If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participants and the Owner Trustee shall be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         Section 2.13. Subordination. (a) The Owner Trustee and, by acceptance of its Certificates of any Series, each Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Certificate Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in clause (v), (vi) or (vii) of Section 7.01 hereof, except as expressly provided in Article V hereof.

             (b) By the acceptance of its Certificates of any Series (other than Series A), each Holder of such Series agrees that in the event that such Holder, in its capacity as a Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to received under this Section 2.13 or Article V hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.13(c) hereof) and will forthwith turn over such payment to the Indenture Trustee in the form received to be applied as provided in Article V hereof.

             (c) As used in this Section 2.13, the term "Senior Holder" shall mean, (i) the Holders of Series A Certificates until the Secured Obligations in respect of Series A Certificates have been paid in full, (ii) after the Secured Obligations in respect of Series A Certificates have been paid in full, the Holders of Series B Certificates until the Secured Obligations in respect of Series B Certificates have been paid in full and
(iii) after the Secured Obligations in respect of Series B Certificates have been paid in full, the Holders of Series C Certificates until the Secured Obligations in respect of Series C Certificates have been paid in full.


                                  ARTICLE III

                                   COVENANTS

         Section 3.01. Payment of Principal, Make-Whole Premium and Interest. The Owner Trustee covenants and agrees that it will, subject to Section 2.05 hereof, duly and punctually pay or cause to be paid the principal of, and interest and Make-Whole Premium, if any, and all other amounts due on, each of the Certificates and under this Indenture at the place or places, at the respective times and in the manner provided in this Indenture and in the Certificates.

         Principal and interest and other amounts due hereunder or under the Certificates shall be payable in dollars on the due date thereof, to the Indenture Trustee at the Corporate Trust Department (or such other account at such other financial institution as the Indenture Trustee may designate for the purpose). If any amount payable under the Certificates or under this Indenture falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Section 3.02. Offices for Payments, etc. So long as any of the Certificates remain outstanding, the Indenture Trustee will maintain the following: (a) an office or agency where the Certificates may be presented for payment and (b) a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange and for prepayment as provided in this Indenture (the "Registrar"). The Registrar shall keep a register (the "Register") with respect to the Certificates and their transfer and exchange. The Indenture Trustee may appoint one or more co-registrars ("Co-Registrars") for the Certificates and may terminate any such appointment at any time upon written notice. The term "Registrar" includes any Co-Registrar.

         The Indenture Trustee shall initially act as Registrar.

         Section 3.03. Appointment to Fill a Vacancy in Office of Indenture Trustee. The Owner Trustee, whenever necessary to avoid or fill a vacancy in the office of Indenture Trustee, will, with the consent of the Lessee, appoint, in the manner provided in Section 12.02 hereof, an Indenture Trustee, so that there shall at all times be an Indenture Trustee hereunder.

         Section 3.04. Paying Agents. Whenever the Indenture Trustee in its sole discretion shall appoint a paying agent (the "Paying Agent"), it will cause the Paying Agent to execute and deliver an instrument in which the Paying Agent shall agree with the Indenture Trustee, subject to the provisions of this Section:

         (a) that it will hold all sums received by it as such agent for the payment of the principal of, and interest and Make-Whole Premium, if any, on the Certificates (whether such sums have been paid to it by the Indenture Trustee or the Owner Trustee) in trust for the benefit of the Holders or of the Indenture Trustee, and

         (b) that it will give the Indenture Trustee notice of any failure by the Owner Trustee to make any payment of the principal of or interest or Make-Whole Premium, if any, on the Certificates when the same shall be due and payable.

         Anything in this Section to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section are subject to the provisions of Sections 14.03 and 14.04 hereof.

         Section 3.05.  Covenants of WTC and the Owner Trustee.

         (a) WTC hereby covenants and agrees to perform its covenants set forth in Sections 7.04(b) and 7.04(c) of the Participation Agreement.

         (b)  The Owner Trustee hereby covenants and agrees as follows:

         (i) in the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Indenture Event of Default, an Indenture Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Indenture Event of Default, Indenture Default or Event of Loss to the Indenture Trustee, the Lessee and the Owner Participants;

         (ii) the Owner Trustee will furnish to the Indenture Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of each report or notice received pursuant to
   Article 11 of the Lease, to the extent that the same shall not have been furnished to the Indenture Trustee;

         (iii) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to the Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement, the Trust Agreement and the other Indenture Documents; and

         (iv) except as contemplated by the Operative Agreements, the Owner Trustee will not contract for, create, incur or assume any debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise take action to become contingently liable, directly or indirectly, in connection with the debt of any other Person.

         Section 3.06.  [Reserved]

         Section 3.07. Disposal of Trust Indenture Estate. At any time and from time to time any part of the Trust Indenture Estate may be sold or disposed of in accordance with the provisions of this Indenture and the Lease. The Indenture Trustee shall, from time to time, release any part of the Trust Indenture Estate so sold or disposed of or as to which an Event of Loss has occurred or as to which the Lease has been terminated from the Lien of this Indenture. In addition, to the extent that such property constitutes an Airframe or Engine, the further requirements of Section 9.08 hereof shall be complied with.

         Section 3.08. No Representations or Warranties as to Aircraft or Documents. NEITHER THE INDENTURE TRUSTEE NOR THE OWNER TRUSTEE NOR WTC NOR THE OWNER PARTICIPANTS MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE WHATSOEVER, except that WTC warrants that on the Delivery Date (a) the Owner Trustee shall have received whatever title was conveyed to it by the Lessee, and (b) the Aircraft shall be free and clear of Lessor's Liens attributable to WTC. Neither WTC, the Indenture Trustee nor the Owner Participants makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Indenture, the Trust Agreement, the Certificates or any Indenture Document or as to the correctness of any statement contained in any thereof, except for the representations and warranties of WTC, the Indenture Trustee and the Owner Participants made under this Indenture or in the Participation Agreement.

         Section 3.09. Further Assurances; Financing Statements. At any time and from time to time, upon the request of the Indenture Trustee or the Lessee, the Owner Trustee shall promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request and as are necessary or advisable to perfect, preserve or protect the Liens and assignments created or intended to be created hereby, or to obtain for the Indenture Trustee the full benefit of the specific rights and powers granted herein, including, without limitation, the execution and delivery of Uniform Commercial Code financing statements and continuation statements with respect thereto, or similar instruments relating to the perfection of the Liens or assignments created or intended to be created hereby.


                                  ARTICLE IV

                                 HOLDER LISTS

         Section 4.01. Holder Lists; Ownership of Certificates. (a) The Indenture Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Indenture Trustee is not the Registrar, the Registrar shall furnish to the Indenture Trustee semi-annually not more than ten (10) days after each Record Date, as of such Record Date, or at such other times as the Indenture Trustee may request in writing, a list, in such form and as of such date as the Indenture Trustee may reasonably require, containing all the information in the possession or control of the Registrar as to the names and addresses of the Holders and the amounts and Maturities of the Certificates held by such Holders.

         (b) Ownership of the Certificates shall be proved by the Register kept by the Registrar.


                                   ARTICLE V

                   RECEIPT, DISTRIBUTION AND APPLICATION OF
                    INCOME FROM THE TRUST INDENTURE ESTATE

         Section 5.01. Basic Rent Distribution. Except as otherwise provided in Section 5.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent and any payment received by the Indenture Trustee pursuant to Section 8.03(a) hereof shall be promptly distributed in the following order of priority:

   first,    (i)     so much of such installment or payment as shall be
             required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series A Certificates shall be distributed to the Holders of Series A Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Certificate bears to the aggregate amount of the payments then due under all Series A Certificates;

             (ii) after giving effect to paragraph (i) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series B Certificates shall be distributed to the Holders of Series B Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Certificate bears to the aggregate amount of the payments then due under all Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Principal Amount and interest and other amounts (as well as any interest on any overdue Principal Amount and, to the extent permitted by applicable law, on any overdue interest and any other overdue amounts) then due under all Series C Certificates shall be distributed to the Holders of Series C Certificates ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Certificate bears to the aggregate amount of the payments then due under all Series C Certificates; and

   second, the balance if any of such installment or payment remaining thereafter shall be distributed to the Owner Trustee, or as the Owner Trustee may request, for distribution pursuant to the Trust Agreement.

         Section 5.02. Event of Loss and Replacement; Prepayment. (a) Except as otherwise provided in Section 5.03 hereof, any payment received by the Indenture Trustee as the result of an Event of Loss with respect to the Aircraft (including pursuant to Section 11.03(e) of the Lease, but, in the case of said Section 11.03(e), subject to the time limits specified therein) or as the result of, or in connection with any event under the Lease giving rise to, a prepayment pursuant to Section 6.02 hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, to reimburse the Indenture Trustee for any costs or expenses reasonably incurred in connection with such prepayment,

   second,   (i)     to pay the amounts specified in paragraph (i) of clause
             "second" of Section 5.03 hereof then due and payable in respect of the Series A Certificates;

             (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "second" of Section
             5.03 hereof then due and payable in respect of the Series B Certificates; and

             (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "second" of
             Section 5.03 hereof then due and payable in respect of the Series C Certificates; and

             provided that payments pursuant to this clause "second" shall be made without the payment of Make-Whole Premium except in the particular circumstances provided in Section 6.02(b) hereof; and

   third,    as provided in clause "third" of Section 5.03 hereof;

provided that if a Replacement Airframe shall be substituted for an Airframe subject to an Event of Loss as provided in Section 11.03 of the Lease and
Section 9.08 hereof, any proceeds which result from such Event of Loss and are paid to the Indenture Trustee shall be held by the Indenture Trustee as part of the Trust Indenture Estate and, unless otherwise applied pursuant to
Section 5.01 or 5.03 hereof, such proceeds shall be released to the Lessee upon the release of such damaged Airframe and the replacement thereof as herein provided.

         (b) Any amounts received directly or indirectly from any governmental authority, insurer or other party pursuant to any provision of Article 11 or 13 of the Lease as the result of loss or damage not constituting an Event of Loss (x) with respect to the Aircraft, or as a result of such loss or damage constituting an Event of Loss if and to the extent that such amounts would at the time be required to be paid to the Lessee pursuant to said Article 11 or 13 but for the fact that an Event of Default shall have occurred and be continuing or (y) are pledged to the Lessor as security in connection with an Event of Loss in accordance with Section 11.03(e) of the Lease, shall be held by the Indenture Trustee as security for the obligations of the Lessee under the Lease and the Participation Agreement and shall be invested in accordance with the terms of Section 5.08 hereof and at such time as the conditions for payment to the Lessee specified in said Article 11 or 13, as the case may be, shall be fulfilled and there shall not be continuing any Event of Default, such amount, and the proceeds of any investment thereof, shall, to the extent not theretofore applied, be paid to the Lessee to the extent provided in the Lease.

         Section 5.03. Payment After Indenture Event of Default, etc. Except as otherwise provided in Sections 5.02(b), 5.04(b), 5.04(c) and 5.05 hereof, all payments (other than Excepted Payments) received and all amounts held or realized by the Indenture Trustee (a) after an Indenture Event of Default shall have occurred and so long as such an Indenture Event of Default shall be continuing, and after the Indenture Trustee has received a request to accelerate the Certificates in accordance with Section 7.10 hereof, or (b) after the Certificates shall have become due and payable as provided in
Section 7.02(b) or (c) hereof, shall be promptly distributed by the Indenture Trustee in the following order of priority:

   first, so much of such payments or amounts as shall be required to reimburse the Indenture Trustee for any tax, expense, charge or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate pursuant to Section 7.03(b) hereof) incurred by the Indenture Trustee (to the extent not previously reimbursed) (including, without limitation, the expenses of any sale, taking or other proceeding, attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Indenture Trustee or the Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Indenture Trustee or the Holders, liquidated or otherwise, upon such Indenture Event of Default) shall be applied by the Indenture Trustee as between itself and the Holders in reimbursement of such expenses;

   second,   (i)     so much of such payments or amounts remaining as shall be
             required to pay in full the aggregate unpaid Principal Amount of all Series A Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series A Certificates to the date of distribution, shall be distributed to the Holders of Series A Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series A Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series A Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series B Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series B Certificates to the date of distribution, shall be distributed to the Holders of Series B Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series B Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series B Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Principal Amount of all Series C Certificates, and the accrued but unpaid interest and other amounts due thereon and all other Secured Obligations (other than Make-Whole Premium) in respect of the Series C Certificates to the date of distribution, shall be distributed to the Holders of Series C Certificates, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Principal Amount of all Series C Certificates held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Premium) to the date of distribution, bears to the aggregate unpaid Principal Amount of all Series C Certificates held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Premium) to the date of distribution;

             (it being understood that amounts payable under this clause "second" shall not include Make-Whole Premium); and

   third, the balance, if any of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee for distribution pursuant to the Trust Agreement.

         Section 5.04. Certain Payments. (a) Except as otherwise provided in this Indenture, any payments received by the Indenture Trustee which are to be applied according to any provision in any other Indenture Document shall be applied thereunder in accordance therewith.

         (b) The Indenture Trustee will distribute, promptly upon receipt, any indemnity or other payment received by it from the Owner Trustee or the Lessee in respect of (i) the Indenture Trustee in its individual capacity, (ii) the Subordination Agent, (iii) each Liquidity Provider, and (iv) the Pass Through Trustee, in each case whether pursuant to Article 8 or 9 of the Participation Agreement or as Supplemental Rent, directly to the Person (which may include the Indenture Trustee) entitled thereto. Any payment received by the Indenture Trustee under clause (b) of the last paragraph of Section 2.04 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

         (c) Notwithstanding anything to the contrary contained herein, any sums received by the Indenture Trustee which constitute Excepted Payments shall be distributed promptly upon receipt by the Indenture Trustee directly to the Person or Persons entitled thereto.

         Section 5.05. Other Payments. Any payments received by the Indenture Trustee for which no provision as to the application thereof is made elsewhere in this Indenture or in any other Indenture Document (including without limitation Article 9 of the Lease) shall be distributed by the Indenture Trustee (a) to the extent received or realized at any time prior to the payment in full of all obligations to the Holders, in the order of priority specified in Section 5.01 hereof, and (b) to the extent received or realized at any time after payment in full of all obligations to the Holders, in the following order of priority: first, in the manner provided in clause "first" of Section 5.03 hereof and second, in the manner provided in clause "third" of
Section 5.03 hereof.

         Section 5.06. Payments to Owner Trustee. Any amounts distributed hereunder by the Indenture Trustee to the Owner Trustee shall be paid to the Owner Trustee by wire transfer of immediately available funds of the type received by the Indenture Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Indenture Trustee from time to time. The Owner Trustee hereby notifies the Indenture Trustee that unless and until the Indenture Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee hereunder for distribution in accordance with the Trust Agreement shall be distributed by wire transfer of immediately available funds of the type received by the Indenture Trustee to such account of each Owner Participant as may be specified pursuant to Section 2.06 of the Trust Agreement.

         Section 5.07. Application of Payments. Each payment of principal of and interest or other amounts due on each Certificate shall, except as otherwise provided herein, be applied, first, to the payment of interest on such Certificate due and payable to the date of such payment, as provided in such Certificate, as well as any interest on overdue principal and Make-Whole Premium, if any, and, to the extent permitted by law, interest and other amounts due thereunder, second, to the payment of any other amount (other than the principal of such Certificate) due hereunder to the Holder of such Certificate or under such Certificate, third, to the payment of the principal of such Certificate if then due hereunder or under such Certificate and fourth, the balance, if any remaining thereafter, to the payment of the principal of such Certificate remaining unpaid (provided that such Certificate shall not be subject to prepayment without the consent of the affected Holder except as permitted by Sections 6.02, 6.06 and 8.02 hereof); provided that, solely for the purpose of determining whether an Indenture Event of Default shall have occurred and be continuing, each such payment shall be deemed applied in the following order of priority: first, in the manner provided in clause "first" above, second, in the manner provided in clause "third" above, third, in the manner provided in clause "second" above and fourth, in the manner provided in clause "fourth" above.

         Section 5.08. Investment of Amounts Held by Indenture Trustee. Amounts held by the Indenture Trustee pursuant to Section 5.02(b) hereof or pursuant to any provision of any Indenture Document providing for investment by the Indenture Trustee of sums pursuant to Section 23.01 of the Lease or this Section 5.08 shall be invested by the Indenture Trustee from time to time in securities selected by (i) so long as no Event of Default shall have occurred and be continuing, the Lessee (and in the absence of written direction by the Lessee, the Indenture Trustee shall invest such monies in direct obligations of the United States of America) or (ii) so long as an Event of Default shall have occurred and be continuing, the Indenture Trustee and in each case shall be of the type listed in clauses (i) through (iv) of
Section 23.01 of the Lease. Unless otherwise expressly provided in this Indenture, any income realized as a result of any such investment, net of the Indenture Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Indenture Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Lessee shall be responsible for and will promptly pay to the Indenture Trustee or the Lessor, as the case may be, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other costs and expenses, if any, incurred by the Indenture Trustee or the Lessor in connection with such investment), such amount to be disposed of in accordance with the terms hereof or the Lease, as the case may be. The Indenture Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Indenture in accordance with instructions from the Lessee other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Indenture Trustee without instructions whenever the Indenture Trustee reasonably believes such sale is necessary to make a distribution required by this Indenture.

         Unless otherwise confirmed in writing, an account statement delivered by the Indenture Trustee to the Owner Trustee (with a copy to the Lessee) shall be deemed written confirmation by the Owner Trustee that the investment transactions identified therein accurately reflect the investment directions given to the Indenture Trustee by or on behalf of the Lessee, unless the Lessee notifies the Indenture Trustee in writing to the contrary within 30 days of the date of receipt of such statement.

         Section 5.09. Withholding Taxes. The Indenture Trustee shall withhold any Taxes required to be withheld, except to the extent that the Holder has furnished evidence satisfactory to the Indenture Trustee of any exemption from withholding claimed by such Holder and under no circumstances shall the failure of any such Holder to receive any amounts so withheld constitute an Indenture Event of Default. Notwithstanding any provision to the contrary in Sections 5.01 through 5.05 hereof and subject to Article 8 of the Participation Agreement, if the Lessee is required to pay any such Tax, or any interest or penalty thereon, or to indemnify the Owner Participants or the Owner Trustee with respect thereto pursuant to Section 8.01(c) of the Participation Agreement, the Lessee shall be entitled to receive any payments otherwise distributable to the Holder of any Certificate who was subject to such Tax pursuant to Sections 5.01 to 5.05 hereof until the foregoing amounts shall have been recovered in full by the Lessee.


                                  ARTICLE VI

                          PREPAYMENT OF CERTIFICATES

         Section 6.01.  No Prepayment Prior to Maturity.   Except as provided
in Sections 6.02, 6.06 and 8.02 hereof, the Certificates may not be prepaid prior to their respective Maturities.

         Section 6.02. Prepayment of Certificates. (a) The Outstanding Certificates shall be prepaid in full (and not in part):

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 hereof replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and Section 2.12 hereof shall not be applicable in connection with such purchase).

         (iii) If any Owner Participant or the Owner Trustee on behalf of any Owner Participant gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 hereof.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) below.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a refinancing of the Certificates.

         (vi) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         (b) In the event of a prepayment of the Certificates pursuant to Sections 6.02(a)(ii), (iv) and (v) above, the Owner Trustee, having received notice from the Lessee in accordance with and subject to the terms of Section 4.02(a) or 10.01 of the Lease or Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) hereof) written notice to the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Certificates shall be prepaid. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(i) above, the Certificates shall be prepaid in full on the Loss Payment Date as defined in Section 11.02 of the Lease. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(iii) above, the Certificates shall be prepaid in full on the date so designated in the notice referred to in Section 8.02 hereof. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(ii) or (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to Section 6.02(a)(vi) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid pursuant to this
Section 6.01(b) is herein referred to as the "Prepayment Date".

         On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section 6.02 hereof on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(i) or 6.02(a)(iii) above (if clause (i) of the first sentence of Section 8.02(a) hereof is applicable), the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee hereunder or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to Section 6.02(a)(ii), 6.02(a)(iii) (if clause
   (ii) of the first sentence of Section 8.02(a) hereof is applicable), 6.02(a)(iv), 6.02(a)(v) or 6.02(a)(vi) above, the sum of the amounts specified in clauses (A), (B) and (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         (c) If, pursuant to the last paragraph of Section 10.01(f) of the Lease, no Termination Date shall occur, or if, pursuant to Section 4.02(a) of the Lease, the Lessee revokes its notice of election to purchase, or if no refinancing shall occur pursuant to Section 15.01 of the Participation Agreement, the Lessee shall give notice thereof to the Indenture Trustee, and the prepayment proposed to be effected in respect thereof shall not occur.

         Section 6.03. Notice of Prepayment to Holders. In order to effect any prepayment set forth in Section 6.02(a) hereof, the Indenture Trustee shall give prompt notice by first class mail of prepayment to each Holder of an Outstanding Certificate. Any notice of prepayment given by the Owner Trustee may be revoked by the Owner Trustee at any time on or before the Prepayment Date by prompt notice to the Holders except as otherwise provided in the Lease or the Participation Agreement.

         All notices of prepayment shall state:

         (1)  the Prepayment Date,

         (2)  the applicable basis for determining the Prepayment Price,


         (3) that on the Prepayment Date, subject to the provisions hereof, the Prepayment Price will become due and payable, and that interest on the Certificates shall cease to accrue on and after such Prepayment Date, and


         (4) the place or places where such Certificates are to be surrendered for payment.

         Section 6.04. Deposit of Prepayment Price and Sinking Fund Redemption Price. On the Prepayment Date or the Sinking Fund Redemption Date (as defined in Section 6.06 hereof), the Owner Trustee shall, to the extent an amount equal to the Prepayment Price or the Sinking Fund Redemption Price (as defined in Section 6.06 hereof), as the case may be, shall not then be held in cash or Permitted Investments (marked-to-market net of all costs and expenses of liquidation thereof) by the Indenture Trustee in immediately available funds and deposited for the purpose, pay to the Indenture Trustee an amount equal to the difference between (a) the amount then so held and (b) the Prepayment
Price or the Sinking Fund Redemption Price, as the case may be. If there shall so be on deposit and/or deposited the applicable Prepayment Price or Sinking Fund Redemption Price on or prior to a Prepayment Date or Sinking Fund Redemption Date, interest shall cease to accrue in respect of all or, in the case of a mandatory sinking fund redemption, the relevant portion being prepaid of, the Outstanding Certificates on and after such Prepayment Date or such Sinking Fund Redemption Date.

         Section 6.05. Certificates Payable on Prepayment Date. On the Prepayment Date, the Outstanding Certificates shall (except (A) if the Owner Trustee has requested the Indenture Trustee to revoke such notice of prepayment in accordance with Section 6.03 hereof or (B) as otherwise provided in the Lease) become due and payable and from and after such Prepayment Date (unless there shall be a default in the payment of the Prepayment Price) such Certificates shall cease to bear interest. Upon surrender by any Holder of its Certificate for prepayment in accordance with said notice, such Holder shall be paid the principal amount of its Certificate then outstanding, accrued interest thereon to the Prepayment Date, all other sums due to such Holder hereunder, under the Participation Agreement or the Lease, plus, if a Make-Whole Premium is payable pursuant to Section 6.02(b) hereof, the Make-Whole Premium in respect of such Certificate.

         If any Certificate called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal shall, until paid, continue to bear interest from the Prepayment Date at the interest rate applicable to such Certificate.

         Section 6.06. Mandatory Sinking Fund Redemption. The Certificates shall be subject to partial redemption, at the aggregate principal amount set forth for the Certificates of the respective Series and Maturity, on a pro rata basis, on each date specified in this Section (a "Sinking Fund Redemption Date") for such payment on the Certificates of such Series and Maturity. The Owner Trustee shall deposit funds sufficient to pay the Sinking Fund Redemption Price with the Indenture Trustee as provided in Section 6.04 hereof. The Indenture Trustee shall pay from the amounts so deposited on each applicable Sinking Fund Redemption Date to the Certificates of each Series in the order of priority set forth in clause "first" of Section 5.01 hereof and among the Holders of the Certificates of each Series then Outstanding on a pro rata basis the aggregate principal amount set forth below, together with accrued interest to such Sinking Fund Redemption Date, but without Make-Whole Premium (the "Sinking Fund Redemption Price"):


                             Series A            Series B              Series C
                    Certificates with    Certificates with    Certificates with
Sinking Fund            a Maturity of        a Maturity of        a Maturity of
Redemption Date      January 15, 2015     January 15, 2010     January 15, 2007
----------------    -----------------    -----------------    -----------------
January 15, 1998              724,290                  786                    0
July 15, 1998                     468                    0                    0
January 15, 1999              750,760              281,534              544,208
July 15, 1999                       0                    0                    0
January 15, 2000              750,760              281,534              599,356
July 15, 2000                       0                    0                    0
January 15, 2001              750,760              281,534              728,258
July 15, 2001                       0                    0                    0
January 15, 2002              750,760              281,534              861,394
July 15, 2002                       0                    0                    0
January 15, 2003              750,760              281,534            1,005,202
July 15, 2003                       0                    0                    0
January 15, 2004              750,760              281,534            1,160,006
July 15, 2004                       0                    0                    0
January 15, 2005                    0                    0            1,967,524
July 15, 2005                 750,762              281,540                    0
January 15, 2006              750,760              281,536            3,279,410
July 15, 2006                       0                    0                    0
January 15, 2007              750,760            1,684,506              300,642
July 15, 2007                       0                    0                    0
January 15, 2008              750,760            2,533,230                    0
July 15, 2008                       0                    0                    0
January 15, 2009              750,760            4,135,478                    0
July 15, 2009                       0                    0                    0
January 15, 2010            2,078,026            3,189,720                    0
July 15, 2010                       0                    0                    0
January 15, 2011            5,678,550                    0                    0
July 15, 2011                       0                    0                    0
January 15, 2012            6,121,034                    0                    0
July 15, 2012                       0                    0                    0
January 15, 2013            6,597,998                    0                    0
July 15, 2013                       0                    0                    0
January 15, 2014            7,112,128                    0                    0
July 15, 2014                       0                    0                    0
January 15, 2015              941,144                    0                    0


                                  ARTICLE VII

                     INDENTURE EVENTS OF DEFAULT; REMEDIES
                       OF INDENTURE TRUSTEE AND HOLDERS

         Section 7.01. Indenture Event of Default. "Indenture Event of Default" means any of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) any Event of Default specified in Article 16 of the Lease (other than an Event of Default arising solely as the result of the failure to make an Excepted Payment unless the Owner Participants shall notify the Indenture Trustee in writing that such failure shall constitute an Indenture Event of Default); or

         (ii) the failure of the Owner Trustee other than by reason of a Default or an Event of Default (i) to pay principal, interest or Make-Whole Premium, if any, on any Certificate when due, and such failure shall have continued unremedied for ten (10) Business Days after the date when due or
   (ii) to pay any other amounts hereunder or under the Certificates when due and such failure shall have continued unremedied for a period of thirty
   (30) days after the Owner Trustee and the Owner Participants shall receive written demand therefor from the Indenture Trustee or by the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates; or

         (iii) (A) any representation or warranty made by WTC, the Owner Trustee, any Owner Participant or the Owner Participant Guarantor or any Owner Trustee Guarantor, in any Operative Agreement or in any certificate of WTC, the Owner Trustee, any Owner Participant, or the Owner Participant Guarantor furnished to the Indenture Trustee or any Holder in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect when made and was and remains in any respect material to the Holders and if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, and such misrepresentation shall not have been corrected within 30 days following notice thereof identified as a "Notice of Indenture Event of Default" being given to the Owner Trustee and the Owner Participants by the Indenture Trustee or by a Majority in Interest of Holders; or

         (B) any (x) covenant made by the Owner Trustee in the fifth paragraph following the Habendum Clause hereof or Section 3.05(b)(iii) hereof or
   Section 7.02(b) (unless otherwise removed as Owner Trustee within 10 days after notice thereof to the Owner Participants) or 7.04(b) (unless such Lien is removed within the 30-day period set forth therein) of the Participation Agreement shall be breached in any respect or (y) other covenant made by the Owner Trustee, in its individual capacity or as Owner Trustee, or by any Owner Trustee Guarantor, or by any Owner Participant or the Owner Participant Guarantor in any Operative Agreement shall be breached in any respect and such breach shall remain unremedied for a period of thirty (30) days after there has been given to the Owner Trustee and any Owner Participant by the Indenture Trustee or by Certificate
   Holders of not less than 25% in aggregate principal amount of Outstanding Certificates a written notice identified as a "Notice of Indenture Event of Default" specifying such breach and requiring it to be remedied; or

         (iv) the Owner Trustee, the Lessor's Estate, any Owner Trustee Guarantor, any Owner Participant or the Owner Participant Guarantor shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation;

         (v) an order for relief shall be entered in respect of the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter in effect; or the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate shall file any answer admitting or not contesting the material allegations of a petition filed against the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate in any proceeding referred to in clause
   (vi) below or seek or consent or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of its properties; or

         (vi) without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered constituting an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or if any such petition shall be filed against the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such petition shall not be dismissed within 60 days, or if, without the consent or acquiescence of the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, an order shall be entered appointing a trustee, custodian, receiver or liquidator of the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, or of all or any substantial part of the properties of the Owner Trustee or any Owner Trustee Guarantor or any Owner Participant or the Owner Participant Guarantor or the Lessor's Estate, as the case may be, and such order shall not be dismissed within 60 days; or

         (vii) any Owner Trustee Guaranty or the Owner Participant Guaranty shall cease to be a valid and enforceable obligation of any Owner Trustee Guarantor or the Owner Participant Guarantor, as the case may be, or otherwise shall not be in full force and effect.

         Section 7.02. Remedies. (a) If an Indenture Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Indenture Trustee may, and when required by the provisions of Article IX or Section 7.02(c) hereof, shall (i) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article VII and (ii) in the event such Indenture Event of Default is an Indenture Event of Default referred to in clause (i) of
Section 7.01 hereof, exercise any and all of the remedies pursuant to Article 17 of the Lease; provided that without the consent of the Owner Trustee such exercise of remedies shall not occur until after the latest date on which the Owner Trustee may cure the related Event of Default pursuant to Section 8.03 hereof. The Indenture Trustee may take possession of all or any part of the properties covered or intended to be covered by the Lien and security interest created hereby or pursuant hereto and may exclude the Owner Participants, the Owner Trustee, the Lessee and any transferee of the Lessee and all Persons claiming under any of them wholly or partly therefrom. In addition, the Indenture Trustee may exercise any other right or remedy in lieu of or in addition to the foregoing that may be available to it under applicable law, or proceed by appropriate court action to enforce the terms hereof, of the Lease, or both, or to rescind the Lease. Without limiting any of the foregoing, it is understood and agreed that the Indenture Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

         Notwithstanding the foregoing, it is understood and agreed that if the Indenture Trustee shall proceed to foreclose the Lien of this Indenture, it shall substantially simultaneously therewith, to the extent the Indenture Trustee is then entitled to do so hereunder and under the Lease, and is not then stayed or otherwise prevented from doing so, proceed (to the extent it has not already done so) to declare the Lease in default and commence the exercise in good faith of one or more of the significant remedies under
Article 17 of the Lease (as the Indenture Trustee determines in its sole discretion). It is further understood and agreed that if the Indenture Trustee is unable to exercise one or more remedies under Article 17 of the Lease because of any stay or operation of law or otherwise, the Indenture Trustee shall not be entitled to foreclose the Lien of this Indenture (A) until the earlier of (i) 60 days from the date of any such stay or applicable order under Section 1110 of the Bankruptcy Code including any extension consented to by the Indenture Trustee or the Holders of Certificates of such period permitted under Section 1110(b) of the Bankruptcy Code and (ii) the date of actual repossession of the Aircraft by the Indenture Trustee or (B) if the Lessee has agreed to perform or assume the Lease and no Event of Default other than as specified in Section 16.01(e), (f) or (g) of the Lease shall be continuing. For the avoidance of doubt, it is expressly understood and agreed that except as aforesaid the above-described inability of the Indenture
Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Indenture Trustee from exercising all of its rights, powers and remedies under this Indenture, including, without limitation, this Article VII. The Indenture Trustee further agrees that notice of intent to foreclose shall be given to the Owner Trustee at the earlier of the commencement of any proceeding or at least 30 days prior to the consummation of foreclosure of the Lien of this Indenture.

         (b) If an Indenture Event of Default under clause (iv), (v) or (vi) of Section 7.01 hereof shall occur and be continuing, the unpaid principal of all Outstanding Certificates, together with interest accrued but unpaid thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

         (c) If any Indenture Event of Default not described in the preceding paragraph (b) shall have occurred and be continuing, then and in every such case, the Indenture Trustee may on its own accord or at the direction of Holders of not less than 25% in aggregate principal amount of Outstanding Certificates, at any time, by written notice to the Owner Trustee and the Lessee, declare the principal of all the Certificates to be due and payable, whereupon the unpaid principal amount of all Outstanding Certificates, together with accrued interest thereon and all other amounts due thereunder, but without Make-Whole Premium, shall immediately become due and payable without presentment, demand, protest or other notice, all of which are hereby waived. At any time after such declaration and prior to the sale or disposition of the Trust Indenture Estate, however, the Holders of not less than 50% in aggregate principal amount of Outstanding Certificates, by notice to the Indenture Trustee, the Owner Trustee and the Lessee, may rescind such declaration, whether made by the Indenture Trustee on its own accord or as directed, if (x) there has been paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue installments of interest on all Certificates (together, to the extent permitted by law, with interest on such overdue installments of interest), the principal on any Certificates that has become due otherwise than by such declaration of acceleration, all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel, or (y) all Indenture Events of Default (other than the nonpayment of principal that has become due solely because of such acceleration) have been either cured or waived as provided in Section 7.11 hereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         (d) Each Holder shall be entitled at any sale to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid obligations owing to such Holder secured by the Lien of this Indenture (but only to the extent that an amount equal to such purchase price would have been paid to such Holder pursuant to Article V hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (d) were not given effect).

         Section 7.03. Return of Aircraft, etc. Subject to Section 7.02 hereof: (a) If an Indenture Event of Default shall have occurred and be continuing, at the request of the Indenture Trustee, the Owner Trustee shall promptly execute and deliver to the Indenture Trustee such documents as the Indenture Trustee may deem necessary or advisable to enable the Indenture Trustee or an agent or representative designated by the Indenture Trustee, at such time or times and place or places as the Indenture Trustee may specify, to obtain possession of all or any part of the Trust Indenture Estate to which the Indenture Trustee shall at the time be entitled under this Indenture. Subject to the foregoing, if the Owner Trustee shall for any reason fail to execute and deliver such documents after such request by the Indenture Trustee, the Indenture Trustee may (i) obtain a judgment conferring on the Indenture Trustee or an agent or representative designated by the Indenture Trustee, the right to immediate possession and requiring the Owner Trustee to execute and deliver such instruments and documents to the Indenture Trustee or an agent or representative designated by the Indenture Trustee, to the entry of which judgment the Owner Trustee hereby specifically consents, and (ii) pursue all or part of such Trust Indenture Estate wherever it may be found and enter any of the premises of the Lessee or the Owner Trustee wherever such Trust Indenture Estate may be or be supposed to be and search for such Trust Indenture Estate and take possession of and remove such Trust Indenture Estate. All expenses of obtaining such judgment or of pursuing, searching for and taking such Trust Indenture Estate shall, until paid, be secured by the Lien of this Indenture.

         (b) Upon every such taking of possession, the Indenture Trustee may, from time to time, at the expense of the Trust Indenture Estate, make all such expenditures for maintenance, insurance and repairs to and of such Trust Indenture Estate, as the Indenture Trustee may reasonably deem proper. In each case subject to Section 7.02 hereof, the Indenture Trustee shall have the right to maintain, use, operate, store, lease, control or manage the Trust Indenture Estate and to carry on the business and to exercise all rights and powers of the Owner Trustee relating to the Trust Indenture Estate, as the Indenture Trustee may reasonably deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of all or any part of the Trust Indenture Estate as the Indenture Trustee may determine. Further, the Indenture Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Trust Indenture Estate other than Excepted Payments, without prejudice, however, to the right of the Indenture Trustee under any provision of this Indenture to collect and receive all cash held by, or required to be deposited with, the Indenture Trustee under this Indenture. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, leasing, control, management, or disposition of the Trust Indenture Estate, and of all maintenance and repairs, and to make all payments which the Indenture Trustee may be required or may reasonably elect to make for any taxes, assessments, insurance or other proper charges upon the Trust Indenture Estate (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee and the Lessee), and all other payments which the Indenture Trustee may be required or authorized to make under any provision of this Indenture, as well as just and reasonable compensation for the services of the Indenture Trustee and of all persons properly engaged and employed for such purposes by the Indenture Trustee; provided, that any excess amounts shall be promptly distributed in accordance with Section 5.03 hereof.

         (c) If an Indenture Event of Default shall have occurred and be continuing and the Indenture Trustee shall be entitled to exercise remedies hereunder, and subject to Article VIII hereof, the Indenture Trustee, either with or without taking possession, and either before or after taking possession, and without instituting any legal proceedings whatsoever, may sell, assign, transfer and deliver the whole or, from time to time, to the extent permitted by law, any part of the Trust Indenture Estate, or any part thereof, or interest therein, at any private sale or public auction to the highest bidder, with or without demand, advertisement or notice, except that in respect of any private sale 20 days prior notice will be provided, for cash or, with the consent of the Owner Trustee, which shall not be unreasonably withheld, credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Indenture Trustee in exercising reasonable commercial discretion may determine; provided, that any such action shall be at the time lawful and that all mandatory legal requirements shall be complied with. Any notice required pursuant to the terms hereof in the case of a public sale, shall state the time and place fixed for such sale. Any such public sale shall be held at such time or times within ordinary business hours as the Indenture Trustee shall fix in the notice of such sale. At any such sale, the Trust Indenture Estate may be sold in one lot as an entirety or in separate lots. The Indenture Trustee shall not be obligated to make any sale pursuant to such notice. The Indenture Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. The Indenture Trustee may exercise such right of sale without possession or production of the Certificates or proof of ownership thereof, and as representative of the Holders may exercise such right without notice to the Holders or without including the Holders as parties to any suit or proceedings relating to the foreclosure of any part of the Trust Indenture Estate. The Owner Trustee shall execute any and all such bills of sale, assignments and other documents, and perform and do all other acts and things requested by the Indenture Trustee in order to permit consummation of any sale of the Trust Indenture Estate in accordance with this Section 7.03(c) and to effectuate the transfer or conveyance referred to in the first sentence of
this Section 7.03(c).   Notwithstanding any other provision of this Indenture,
the Indenture Trustee shall not sell the Trust Indenture Estate or any part thereof unless the Certificates shall have been accelerated.

         (d) To the extent permitted by applicable law, the Indenture Trustee or any Holder may be a purchaser of the Trust Indenture Estate or any part thereof or any interest therein at any sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Indenture Trustee may apply against the purchase price therefor the amount then due hereunder or under any of the Certificates secured hereby and any Holder may apply against the purchase price therefor the amount then due to it hereunder, under any other Indenture Document or under the Certificates held by such Holder to the extent of such portion of the purchase price as it would have received had it been entitled to share any distribution thereof. The Indenture Trustee or any Holder or nominee thereof shall, upon any such purchase, acquire good title to the property so purchased, free of the Lien of this Indenture and, to the extent permitted by applicable law, free of all rights of redemption in the Owner Trustee or the Owner Participants in respect of the property so purchased.

         (e) Subject to Article VIII hereof, and effective upon the occurrence and continuance of an Indenture Event of Default, the Owner Trustee hereby irrevocably appoints and constitutes the Indenture Trustee the true and lawful attorney-in-fact of the Owner Trustee in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Indenture, whether pursuant to foreclosure or power of sale or otherwise, to execute and deliver all such bills of sale, assignments and other instruments as the Indenture Trustee may consider necessary or appropriate, with full power of substitution, and the Owner Trustee hereby ratifies and confirms all that such attorney or any substitute shall lawfully do by virtue hereof. Nevertheless, if so requested by the Indenture Trustee or any purchaser, the Owner Trustee shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Indenture Trustee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

         (f) The Indenture Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Indenture Trustee or any successor or nominee) for all or any part of the Trust Indenture Estate, whether such receivership be incidental to a proposed sale of the Trust Indenture Estate or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Trust Indenture Estate shall be entitled to exercise all of the rights and powers of the Indenture Trustee with respect to the Trust Indenture Estate.

         (g) Any sale of the Trust Indenture Estate or any part thereof or any interest therein, whether pursuant to foreclosure or power of sale or otherwise hereunder, shall be a perpetual bar against the Owner Trustee after the expiration of the period, if any, during which the Owner Trustee shall have the benefit of prepayment laws which may not be waived pursuant to
Section 7.13 hereof.

         Section 7.04.  Indenture Trustee May Prove Debt.   If the Owner
Trustee shall fail to pay any amount payable hereunder or under the Certificates, the Indenture Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Owner Trustee and collect in the manner provided by law out of the property of the Owner Trustee wherever situated, the moneys adjudged or decreed to be payable; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         In case there shall be pending proceedings relative to the Owner Trustee under the Bankruptcy Code or any other applicable Federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Owner Trustee or its property, or in case of any other comparable judicial proceedings relative to the Owner Trustee, or to the creditors or property of the Owner Trustee, the Indenture Trustee, irrespective of whether the principal of the Certificates shall then be due and payable as therein or herein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

         (a) to file and prove a claim or claims for the whole amount of principal, interest and other amounts owing and unpaid in respect of the Certificates or hereunder, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Owner Trustee or to the creditors or property of the Owner Trustee,

         (b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and

         (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Indenture Trustee on their behalf;

and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Holders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee except as a result of negligence or willful misconduct.

         Nothing contained herein shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any Holder thereof, or to authorize the Indenture Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

         All rights of action and rights to assert claims under this Indenture, or under any of the Certificates, may be enforced by the Indenture Trustee without the possession of such Certificates on any trial or other proceedings instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders, as provided herein.

         In any proceedings brought by the Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party) the Indenture Trustee shall be held to represent all the Holders of the Certificates, and it shall not be necessary to make any Holders parties to such proceedings.

         Section 7.05. Remedies Cumulative. Each and every right, power and remedy given to the Indenture Trustee in this Indenture shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee or the Holders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or later any other right, power or remedy. No delay or omission by the Indenture Trustee or of any Holder in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or the Lessee or to be an acquiescence in any such default.

         Section 7.06. Suits for Enforcement. If an Indenture Event of Default has occurred, has not been waived and is continuing, the Indenture Trustee may in its discretion and subject to its rights of appropriate indemnification under Sections 7.08 and 9.03 and Article XI hereof proceed to protect and enforce its rights and rights of the Holders by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture or to enforce any other legal or equitable right vested in the Indenture Trustee or the Holders by this Indenture or by law; provided, that any sale of any portion of the Trust Indenture Estate shall be done in accordance with Section 7.03(c) hereof.

         Section 7.07. Discontinuance of Proceedings. In case the Indenture Trustee or any Holder shall have instituted any proceeding to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Indenture Trustee or such Holder, then the Owner Trustee, the Indenture Trustee, the Owner Participants, the Holders and the Lessee shall, subject to any binding determination in such proceeding, be restored to their former positions and rights under this Indenture with respect to the Trust Indenture Estate, and all rights, remedies and powers of the Indenture Trustee and the Holders shall continue as if no such proceeding had been instituted.

         Section 7.08. Limitations on Suits by Holders. No Holder of any Certificate shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Indenture Trustee written notice that an Indenture Event of Default shall then have occurred and be continuing, as hereinbefore provided, and the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates shall have made written request upon the Indenture Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Indenture Trustee pursuant to Section 7.10 hereof; it being understood and intended, and being expressly covenanted by the Holder of each Certificate with every other Holder of each other Certificate and the Indenture Trustee, that no one or more Holders shall have any right in any manner whatever to affect, disturb or prejudice the rights of any other Holder or the Lien of this Indenture or any part of the Trust Indenture Estate or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner provided herein and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Indenture Trustee shall be entitled to such relief as can be given either at law or in equity.

         Section 7.09. Unconditional Right of Holders to Receive Principal, Interest and Make-Whole Premium, and to Institute Certain Suits. Notwithstanding any other provision in this Indenture and any provision of any Certificate, the right of any Holder to receive payment of the principal of and interest and Make-Whole Premium, if any, on such Certificate on or after the respective due dates and in the manner expressed in such Certificate, or, subject to Section 7.08 hereof, to institute suit for the enforcement of any such payment on or after such respective dates as provided herein, shall not be impaired or affected without the consent of such Holder.

         Section 7.10. Control by Holders. The Majority in Interest of Certificate Holders shall have the right to direct the Indenture Trustee as to the time, method, and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and the Indenture Trustee shall have received, to the extent provided in Sections 7.08 and 9.03 and Article XI hereof, such reasonable indemnification as it may require against the costs, expenses and liabilities to be incurred by the Indenture Trustee; and provided further that (subject to the provisions of Section 9.02 hereof) the Indenture Trustee shall have the right to decline to follow any such direction if the Indenture Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Indenture Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Indenture Trustee shall determine that the action or proceedings so directed would involve the Indenture Trustee in personal liability or if the Indenture Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction shall be unduly prejudicial to the interests of Holders not joining in the giving of said direction, it being understood that (subject to Section
9.02 hereof) the Indenture Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders.

         Nothing in this Indenture shall impair the right of the Indenture Trustee in its discretion to take any action deemed proper by the Indenture Trustee and which is not inconsistent with the direction by the Majority in Interest of Certificate Holders.

         Section 7.11. Waiver of Past Indenture Default. Upon written instructions from the Majority in Interest of Certificate Holders, the Indenture Trustee shall waive any past Indenture Default and its consequences and upon any such waiver such Indenture Default shall cease to exist and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Indenture Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Holders and each Liquidity Provider, the Indenture Trustee shall not waive any Indenture Default (a) in the payment of the principal of or Make-Whole Premium, if any, or interest on, or other amounts due under, any Certificate then Outstanding, or (b) in respect of a covenant or provision of this Indenture which, under Article XIII hereof, cannot be modified or amended without the consent of each Holder.

         Section 7.12. Notice of Indenture Default. The Indenture Trustee shall transmit to the Owner Trustee, the Holders and to the Owner Participants notice of any Indenture Defaults actually known to a Responsible Officer of the Indenture Trustee, such notice to be transmitted by mail to the Holders within 90 days, and to the Owner Trustee and the Owner Participants promptly after the occurrence thereof, unless such Indenture Default shall have been cured before the giving of such notice; provided that except in the case of a default in the payment of the principal of or interest on any Certificate, under no circumstances shall the Indenture Trustee give such notice to the Holders until the expiration of a period of 60 days from the occurrence of such Indenture Default; and provided further that, except in the case of default in the payment of the principal of or interest on or any other amount due under any of the Certificates, the Indenture Trustee shall be protected in withholding such notice to the Holders if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

         Section 7.13. Waiver of Appraisement, etc.; Laws. The Owner Trustee covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, extension or prepayment law wherever enacted, now or at any time hereafter in force, in order to prevent or hinder the enforcement of this Indenture or the execution of any power granted herein to the Indenture Trustee, or the absolute sale of the Trust Indenture Estate, or any part thereof, or the possession thereof by any purchaser at any sale under this Article VII; and the Owner Trustee for itself and all who may claim under it, so far as it or any of them now or hereafter lawfully may, hereby waives the benefit of all such laws. The Owner Trustee for itself and all who may claim under it waives, to the extent that it lawfully may, all right to have the property in the Trust Indenture Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Indenture may order the sale of the Trust Indenture Estate as an entirety.

         If any law referred to in this Section 7.13 and now in force, of which the Owner Trustee or its successors might take advantage despite this
Section 7.13, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 7.13.


                                 ARTICLE VIII

                          RIGHTS OF THE OWNER TRUSTEE
                          AND THE OWNER PARTICIPANTS

         Section 8.01. Certain Rights of Owner Trustee and Owner Participants. (a) Subject to Section 13.01 hereof, without the consent of a Majority in Interest of Certificate Holders, the respective parties to the Indenture Documents may not modify, amend or supplement any of said agreements, or give any consent, waiver, authorization or approval thereunder, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder; provided, however, that the actions specified in subsection (b) of this Section 8.01 may be taken without the consent of the Indenture Trustee or any Holder.

         (b) Subject to the provisions of subsection (c) of this Section 8.01, the respective parties to the Indenture Documents, at any time and from time to time, without the consent of the Indenture Trustee or of any Holder, may:

         (1) so long as no Indenture Event of Default shall have occurred and be continuing, modify, amend or supplement the Lease, or give any waiver with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Lease shall not modify, amend or supplement, or give any waiver for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Lease as in effect on the effective date hereof: Article 2 (provided that, if in respect of the Term, the result thereof would not be to shorten the Term of the Lease to a period shorter than the period ending with the Maturity of any Certificate), Section 3.03 (except to the extent such Section relates to amounts payable (whether directly or pursuant to this Indenture) to Persons other than Holders, each Liquidity Provider, the Subordination Agent and the Indenture Trustee in its individual capacity), Section 3.05, Section
   3.06 (except insofar as it relates to the address or account information of the Owner Trustee or the Indenture Trustee) (other than as such Sections 3.03, 3.05 and 3.06 may be amended pursuant to Section 3.04 of the Lease as in effect on the effective date hereof), Section 5.01, Article 6, Article 10 (except that further restrictions may be imposed on the Lessee), Article 11 (except that additional requirements may be imposed on the Lessee),
   Article 13 (except for Section 13.05 and except that additional insurance requirements may be imposed on the Lessee), Article 14 (except in order to increase the Lessee's liabilities or enhance the Lessor's rights thereunder), Article 15 (except in the case of an assignment by the Lessor in circumstances where the Aircraft shall remain registrable under the Federal Aviation Act), Section 16.01 (except to impose additional or more stringent Events of Default), Article 17 (except to impose additional remedies), Section 19.01 (except to impose additional requirements on the Lessee), Section 20.01, Article 22, Section 23.01, Section 26.03 and any definition of terms used in the Lease, to the extent that any modification of such definition would result in a modification of the Lease not permitted pursuant to this subsection (b); provided that the parties to the Lease may take any such action without the consent of the Indenture Trustee or any Holder to the extent such action relates to the payment of amounts constituting, or the Owner Trustee's, the Owner Participants' or the Lessee's rights or obligations with respect to, Excepted Payments (other than the place, time and manner of payment of Basic Rent constituting an Excepted Payment);

         (2) modify, amend or supplement the Trust Agreement and any other Indenture Document (other than the Lease and the Participation Agreement), or give any consent, waiver, authorization or approval with respect thereto, in each case only to the extent any such action shall not adversely impact the interests of the Holders;

         (3) modify, amend or supplement the Participation Agreement, or give any consent, waiver, authorization or approval with respect thereto, except that without compliance with subsection (a) of this Section 8.01 the parties to the Participation Agreement shall not modify, amend or supplement, or give any consent, waiver, authorization or approval for the purpose of adding provisions to or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the respective parties thereunder, with respect to the following provisions of the Participation Agreement as in effect on the effective date hereof:
   Articles 6, 8 and 9 and Section 10.01(b) (insofar as such Articles 6, 8 and 9 and Section 10.01(b) relate to the Indenture Trustee, the Pass Through Trustee and the Holders), Article 7 and Sections 3.05, 15.01 and 17.11 and any definition of terms used in the Participation Agreement, to the extent that any modification of such definition would result in a modification of the Participation Agreement not permitted pursuant to this subsection (b); and

         (4) modify, amend or supplement any of said agreements in order to cure any ambiguity, to correct or supplement any provisions thereof which may be defective or inconsistent with any other provision thereof or of any provision of this Indenture, or to make any other provision with respect to matters or questions arising thereunder or under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided the making of any such other provision shall not adversely affect the interests of the Holders.

         (c) No modification, amendment, supplement, consent, waiver, authorization or approval with respect to the Lease or the Participation Agreement, whether effected pursuant to subsection (a) or pursuant to subsection (b) of this Section 8.01 and anything in such subsections or elsewhere in this Indenture to the contrary notwithstanding, shall, without the consent of the Holder of each Outstanding Certificate affected thereby, and each Liquidity Provider,

         (1) modify, amend or supplement the Lease in such a way as to extend the time of payment of Basic Rent or Supplemental Rent (other than Excepted Payments) or Stipulated Loss Value or any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value or EBO Price and any other amounts payable to the Indenture Trustee for its own account or for the account of the Holders (subject in any event to Section 3.05 of the Lease) upon termination of the Lease with respect to the Aircraft payable under, or as provided in, the Lease as in effect on the effective date hereof, or reduce the amount of any installment of Basic Rent or Supplemental Rent so that the same is less than the payment of principal of, and interest on the Certificates and Make-Whole Premium, if any, and amounts due to each Liquidity Provider, as the case may be, to be made from such installment of Basic Rent or Supplemental Rent, or reduce the aggregate amount of Stipulated Loss Value, or any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon the occurrence of an Event of Loss so that the same is less than the accrued interest on and the principal as of the Loss Payment Date, of the Certificates at the time Outstanding or reduce the amount of Termination Value or EBO Price and any other amounts payable under, or as provided in, the Lease as in effect on the effective date hereof upon termination of the Lease with respect to the Aircraft so that the same is less than the accrued interest on and principal as of the Lease Termination Date or EBO Date, as the case may be, and Make-Whole Premium, if any, of Certificates at the time Outstanding, or

         (2) modify, amend or supplement the Lease in such a way as to, or consent to any assignment of the Lease or give any consent, waiver, authorization or approval which would, release the Lessee from its absolute and unconditional obligations in respect of payment of Basic Rent or Supplemental Rent, or Stipulated Loss Value and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders (subject in any event to Section 3.05 of the Lease) upon the occurrence of an Event of Loss, or Termination Value or EBO Price and any other amounts payable to the Indenture Trustee for its own account or the account of the Holders (subject in any event to Section 3.05 of the Lease) of the Lease with respect to the Aircraft, payable under, or as provided in, the Lease as in effect on the effective date hereof, except for any such assignment pursuant to Section 2.12 hereof, and except as provided in the Lease as in effect on the effective date hereof.

         (d) At all times so long as this Indenture is in effect, the consent of the Owner Trustee (at the direction of the Owner Participants) shall be required in order (i) to amend, modify or supplement the Lease or any other Operative Document to which the Owner Trustee is a party or to waive compliance by the Lessee with any of its obligations thereunder and (ii) to grant any consent requested under the Lease.

Notwithstanding the foregoing, but subject always to the provision of Section
15.05 hereof, the Indenture Trustee shall at all times have the right, to the exclusion of the Owner Trustee and the Owner Participants, to (A) declare the Lease to be in default under Article 17 (other than with respect to Excepted Payments) thereof and (B) subject only to the provisions of this Indenture, exercise the remedies set forth in such Article 17 of the Lease (other than in connection with Excepted Payments) and in Article 7 hereof.

         Nothing in this Indenture shall be deemed to prohibit the Owner Participants or the Owner Trustee from making demand on the Lessee for, or from commencing an action at law to obtain the payment of, or from receiving payment of, any Excepted Payment; provided, however, that if the Owner Trustee is proceeding under the Lease, the Owner Trustee shall proceed pursuant to
Section 17.01(a)(v), and only Section 17.01(a)(v), of the Lease.

         Section 8.02. Owner Participants' Right to Elect to Prepay or Purchase the Certificates. (a) If (i) an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have become due and payable pursuant to Section 7.02(b) or (c) hereof or (ii) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have become due and payable pursuant to Section 7.02(b) or (c) hereof, the Owner Participants (or the Owner Trustee on behalf of the Owner Participants) may, but shall be under no obligation to, do either of the following:

         (1) direct the Owner Trustee to cause the prepayment of all, but not less than all, of the Certificates then Outstanding by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a Prepayment Date which shall be a Business Day and which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall, in the manner provided for in Section 6.04 hereof, deposit the sum of amounts contemplated by paragraph "first" under Section 5.03 and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee. If such payment by the Owner Trustee to the Indenture Trustee is made, the Certificates shall cease to accrue interest from and after the Prepayment Date, and after distribution of such payment to the Holders, the Indenture Trustee shall release the Trust Indenture Estate from the Lien of this Indenture; or

         (2) purchase all, but not less than all, of the Outstanding Certificates by notifying the Indenture Trustee of such election, which notice in order to be effective shall state that it is irrevocable and shall designate a date which shall be a Business Day and which shall be not less than 15 days after the date of such notice on which the Owner Trustee shall pay to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, together with accrued interest on such amount to the date of purchase, the aggregate amount of any Make-Whole Premium applicable to each Outstanding Certificate (if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate) in the case of a purchase pursuant to clause (a)(ii) above, plus all other sums due any Holder or the Indenture Trustee hereunder or under the Participation Agreement or the Lease. Upon receipt by the Indenture Trustee of such amount, each Holder will be deemed, whether or not Certificates shall have been delivered to the Indenture Trustee on such date, to have thereupon sold, assigned, transferred and conveyed (and shall promptly take such actions as the Owner Participants shall reasonably request to evidence such sale, assignment, transfer and conveyance) to the Owner Participants (without recourse or warranty of any kind except for its own acts), all of the right, title and interest of such Holder in and to the Trust Indenture Estate and this Indenture and all Certificates held by such Holder and the former Holders shall not be entitled to receive any interest on the principal amount of such Certificates after the purchase date, and the Owner Participants shall be deemed to have assumed (and shall promptly take such actions as any Holder shall reasonably request to evidence such assumption) all of such Holder's obligations under the Participation Agreement and this Indenture arising subsequent to such sale. If the Owner Trustee shall so request, such Holder will comply with all the provisions of Section 2.06 of this Indenture to enable new Certificates to be issued to the Owner Participants in such authorized denominations as the Owner Participants shall request. All charges and expenses required pursuant to Section 2.06 hereof in connection with the issuance of any such new Certificates shall be borne by the Owner Participants.

         (b) From and after the deposit by the Owner Trustee of the applicable Prepayment Price or purchase price with the Indenture Trustee pursuant to
Section 8.02(a) hereof, the Owner Trustee shall be entitled to exercise all remedies of the Indenture Trustee under Article VII hereof as well as of the Lessor under the Lease.

         Section 8.03. Certain Rights of Owner Participants. (a) If (A) there shall occur an Event of Default under the Lease as a result of the Lessee's failure to make any payment of an installment of Basic Rent, and (B) the Owner Trustee shall have paid or caused to be paid on or prior to the date which is 15 Business Days after such Event of Default all principal and interest on the Certificates then due (as well as any interest on overdue principal and (to the extent permitted by applicable law) interest), but not including any principal or interest becoming due on account of such Event of Default, then the failure of the Lessee to make the payment of such installment of Basic Rent or of interest on account of such installment's being overdue shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participants may attempt to recover any amount paid by it or them under this Indenture by demanding of the Lessee payment of such amount, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03, the Owner Trustee or the Owner Participants, as the case may be, shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated on an unsecured basis to all the rights of the Indenture Trustee under the Lease in respect of the payment giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment of Basic Rent (or interest thereon) actually made by the Lessee in respect of such cured payment upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participants until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing. Notwithstanding anything in this Indenture or the Lease to the contrary, the Owner Participants and the Owner Trustee collectively, shall not be entitled to cure more than six (6) Events of Default (no more than three (3) of which may be consecutive) occasioned by defaults in the payment of Basic Rent.

         (b) If (A) there shall occur an Event of Default under the Lease for any reason other than the Lessee's failure to make any payment of an installment of Basic Rent and (B) the Owner Trustee shall have taken or caused to be taken such action necessary to cure and shall have cured such Event of Default prior to the date which is 15 Business Days after such Event of Default, then the failure of the Lessee to perform such covenant, condition or agreement, the observance or performance of which was accomplished by the Owner Trustee hereunder shall not constitute or result in an Indenture Event of Default under this Indenture and any declaration based solely on the same shall be deemed to be automatically rescinded. Nothing contained in the preceding sentence shall be deemed to entitle the Owner Trustee or the Owner Participants to exercise any rights and powers or pursue any remedies pursuant to Article 17 of the Lease or otherwise except as set forth in this Indenture, and except that the Owner Trustee or the Owner Participants may attempt to recover any amount paid by it or them in effecting such cure by demanding of the Lessee payment of such amount, plus any interest due, or by commencing an action at law against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee pursuant to
Section 17.01(a)(v), but only said Section 17.01(a)(v), of the Lease. Upon curing any such Event of Default pursuant to this Section 8.03(b), the Owner Trustee or the Owner Participants, as the case may be, shall be subrogated to all the rights of the Indenture Trustee under the Lease in respect of the payment, agreement or covenant giving rise to such Event of Default, and any right to any interest in respect of the same, and shall be entitled to any payment or other performance upon receipt by the Indenture Trustee; provided that no such amount shall be paid to the Owner Trustee or the Owner Participants until all amounts then due and payable to each Certificate Holder hereunder and thereunder shall have been paid in full and no Indenture Event of Default shall have occurred and be continuing.


                                  ARTICLE IX

                       CONCERNING THE INDENTURE TRUSTEE

         Section 9.01. Acceptance of Trusts. The Indenture Trustee in its individual capacity hereby accepts the trusts imposed upon it by this Indenture, and covenants and agrees to perform the same as expressed herein and agrees to receive and disburse all moneys constituting part of the Trust Indenture Estate in accordance with the terms hereof.

         Section 9.02. Duties and Responsibilities of the Indenture Trustee; During an Indenture Event of Default; Prior to an Indenture Event of Default.
(a) The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. So long as an Indenture Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (i) prior to the occurrence of an Indenture Event of Default and after the curing or waiving of all Indenture Events of Default which may have occurred:

         (x) the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, and the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read in to this Indenture against the Indenture Trustee; and

         (y) in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture; but in the case of any such statements, certificate or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture;

         (ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

         (iii) the Indenture Trustee shall not be liable with respect to any action taken or not taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate principal amount of Outstanding Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

         None of the provisions contained in this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee shall have determined in good faith that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

         The Indenture Trustee agrees that it will execute and the Owner Trustee agrees that it will file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of the Holders of not less than 25% in aggregate principal amount of Certificates (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the execution form of such continuation statement so to be filed); provided that, notwithstanding the foregoing, the Indenture Trustee may execute and file or cause to be filed any financing statement which it from time to time deems appropriate.

         (b) If any Event of Default shall have occurred and be continuing and, after the latest date on which the Owner Trustee may cure such Event of Default pursuant to Section 8.03 hereof, on request of the Holders of not less than 25% in aggregate principal amount of Outstanding Certificates and subject to indemnification, to the extent provided in Sections 7.08 and 9.03 and
Article XI hereof, as it may require against the costs, expenses and liabilities to be incurred, the Indenture Trustee shall exercise such remedies under Article 17 of the Lease as shall be specified in such request.

         (c) The Indenture Trustee agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Article XI hereof) promptly take such action as may be necessary duly to discharge all Indenture Trustee's Liens on any part of the Trust Indenture Estate.

         (d) The Indenture Trustee will execute and deliver to the Lessee for filing in accordance with Article 18 of the Lease any properly presented document, instrument or financing or continuation statement specified in any opinion delivered pursuant to Section 6.03(e) of the Participation Agreement. The Indenture Trustee may rely on the act of presentation of any such document, instrument, financing or continuation statement as evidencing the fact that it is properly prepared and presented, provided that the Indenture Trustee shall promptly correct any error in any such document, instrument, financing or continuation statement of which a Responsible Officer of the Indenture Trustee has actual knowledge.

         (e) The Indenture Trustee will furnish to each Holder promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee, to the extent that the same shall not have been otherwise furnished to such Holder pursuant to this Indenture or to the extent the Indenture Trustee does not reasonably believe that the same shall have been furnished by the Lessee directly to such Holder.

         Section 9.03.  Certain Rights of the Indenture Trustee.  Subject to
Section 9.02 hereof:

         (a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Owner Trustee mentioned herein shall be sufficiently evidenced by an Officer's Certificate (unless other evidence in respect thereof be herein specifically prescribed) upon which the Indenture Trustee may rely to prove or establish a matter set forth therein;

         (c) the Indenture Trustee may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

         (d) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby;

         (e) the Indenture Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture;

         (f) prior to the occurrence of an Indenture Event of Default hereunder and after the curing or waiving of all Indenture Events of Default, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Majority in Interest of Certificate Holders; provided that, if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to proceeding; the reasonable expenses of every such examination shall be paid by the Owner Trustee or, if paid by the Indenture Trustee or any predecessor trustee, shall be repaid by the Owner Trustee upon demand; and

         (g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

         Section 9.04. Indenture Trustee Not Responsible for Recitals, Disposition of Certificates or Application of Proceeds Thereof. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates, except the Indenture Trustee's
certificates of authentication.   The Indenture Trustee makes no
representation as to the validity or sufficiency of this Indenture or of the Certificates. The Indenture Trustee shall not be accountable for the use or application by the Owner Trustee of any of the Certificates or of the proceeds thereof.

         Section 9.05. Indenture Trustee and Agents May Hold Certificates; Collections, etc. The Indenture Trustee or any agent of the Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Indenture Trustee or such agent and may otherwise deal with the Owner Trustee and receive, collect, hold and retain collections from the Owner Trustee with the same rights it would have if it were not the Indenture Trustee or such agent.

         Section 9.06.  Moneys Held by Indenture Trustee.  Subject to Sections
5.08 hereof and 14.04 hereof, all moneys received by the Indenture Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other
funds except to the extent required by mandatory provisions of law.   Neither
the Owner Trustee nor, subject to Section 5.08 hereof, the Indenture Trustee nor any agent thereof shall be under any liability for interest on any moneys received by it hereunder.

         Section 9.07. Right of Indenture Trustee to Rely on Officer's Certificate, etc. Subject to Sections 9.02 and 9.03 hereof, whenever in the administration of the trusts of this Indenture the Indenture Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be specifically prescribed herein) may, in the absence of bad faith on the part of the Indenture Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Indenture Trustee, and such certificate, in the absence of bad faith on the part of the Indenture Trustee, shall be full warrant to the Indenture Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

         Section 9.08. Replacement Airframes and Replacement Engines. At any time and from time to time any Airframe or Engine which has been subject to an Event of Loss and may, or is required to, be replaced under Section 10.03,
11.03 or 11.04 of the Lease by a Replacement Airframe or Replacement Engine, as the case may be, shall be replaced in accordance with the provisions of this Section 9.08 and the provisions of said Sections of the Lease, the Owner Trustee shall, from time to time, direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Indenture and the Indenture Trustee shall execute and deliver such instrument as aforesaid without recourse or warranty, but only upon receipt by or deposit with the Indenture Trustee of the following:

         (1) A written request from the Owner Trustee requesting such release and specifically describing the Airframe and/or Engine(s) to be so released.

         (2) A certificate signed by a duly authorized officer of the Lessee stating the following:

         A.   With respect to the replacement of any Airframe:

         (i) a description of the Airframe subject to the Event of Loss including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (ii) a description of the Replacement Airframe, including the manufacturer, model, FAA registration number (or other applicable registration information) and manufacturer's serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Airframe the Owner Trustee will be the legal owner of and have good and marketable title to such Replacement Airframe free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, that such Replacement Airframe will on such date be in at least as good operating condition and repair as required by the terms of the Lease, and that such Replacement Airframe has been or, substantially concurrently with such replacement, will be duly registered in the name of the Owner Trustee under the Transportation Code or under the law then applicable to the registration of the Airframe subject to the Event of Loss and that an airworthiness certificate has been duly issued under the Transportation Code (or such other applicable law) with respect to such Replacement Airframe and that such registration and certificate is, or will be, in full force and effect, and that the Lessee will have the full right and authority to use such Replacement Airframe;

         (iv) that the insurance required by Article 13 of the Lease is in full force and effect with respect to such Replacement Airframe and all premiums then due thereon have been paid in full;

         (v) that the Replacement Airframe is of the same or an improved make or model as the Airframe requested to be released from this Indenture;

         (vi) that the value of the Replacement Airframe as of the date of such certificate is not less than the value of the Airframe requested to be released (assuming such Airframe was in the condition and repair required to be maintained under the Lease);

         (vii) that no Event of Default has occurred and is continuing or would result from the making and granting of the request for release and the addition of a Replacement Airframe;

         (viii) that the release of the Airframe subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (ix) that upon such replacement, the Lien of this Indenture will apply to the Replacement Airframe and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (x) that each of the conditions specified in Section 11.03 of the Lease with respect to such Replacement Airframe has been satisfied.

         B.   With respect to the replacement of any Engine:

         (i) a description of the Engine subject to the Event of Loss including the manufacturer's serial number;

         (ii) a description of the Replacement Engine including the manufacturer's name, the engine model and serial number;

         (iii) that on the date of the Indenture and Security Agreement Supplement relating to the Replacement Engine the Owner Trustee will be the legal owner of such Replacement Engine free and clear of all Liens except Liens permitted under Section 6.01 of the Lease, and that such Replacement Engine will on such date be in at least as good operating condition and repair as required by the terms of the Lease;

         (iv) that the value of the Replacement Engine as of the date of such certificate is not less than the value of the Engine to be released (assuming such Engine was in the condition and repair required to be maintained under the Lease);

         (v) that the release of the Engine subject to the Event of Loss will not impair the security of the Indenture in contravention of any of the provisions of this Indenture;

         (vi) that upon such replacement, the Lien of this Indenture will apply to the Replacement Engine and such Lien will be a first priority security interest in favor of the Indenture Trustee; and

         (vii) that each of the conditions specified in Section 10.03, 11.03 or 11.04 of the Lease with respect to such Replacement Engine has been satisfied.

          (3) The appropriate instruments (i) transferring to the Owner Trustee title to the Replacement Airframe or Replacement Engine to be received as consideration for the Airframe or Engine to be released and (ii) assigning to the Owner Trustee the benefit of all manufacturer's and vendor's warranties, if any, generally available with respect to such Replacement Airframe or Replacement Engine, and an Indenture and Security Agreement Supplement subjecting such Replacement Airframe or Replacement Engine to the Trust Agreement and to the Lien of this Indenture.

          (4) A certificate from a firm of independent aircraft appraisers of national standing satisfactory to the Indenture Trustee and the Owner Trustee confirming the accuracy of the information set forth in clause (2)A.(vi) of this Section 9.08.

          (5) The opinion of Davis Polk & Wardwell, special counsel to the Lessee, or other counsel reasonably satisfactory to the Indenture Trustee, stating that:

         (i) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited with the Indenture Trustee conform to the requirements of this Indenture and the Lease and, upon the basis of such application, the property so sold or disposed of may be properly released from the Lien of this Indenture and all conditions precedent herein provided for relating to such release have been complied with; and

         (ii) the Replacement Airframe or Replacement Engine has been validly subjected to the Lien of this Indenture and covered by the Lease, the instruments subjecting such Replacement Airframe or Replacement Engine to the Lease and to the Lien of this Indenture, as the case may be, have been duly filed for recordation pursuant to the Transportation Code or any other law then applicable to the registration of the Aircraft, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the title of the Owner Trustee to and the Lien of this Indenture on such Replacement Airframe or Replacement Engine and the Indenture Trustee would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Airframe or Replacement Engine, provided, that such opinion need not be to the effect specified in the foregoing clause to the extent that the benefits of such
   Section 1110 would not have been, by reason of a change in law or governmental interpretation thereof after the date hereof, available to the Indenture Trustee with respect to the Aircraft immediately prior to such substitution had such Event of Loss not occurred.

         Section 9.09. Indenture and Security Agreement Supplement for Replacements. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.03 or Article 11 of the Lease, the Owner Trustee and the Indenture Trustee agree for the benefit of the Holders and the Lessee, subject to fulfillment of the conditions precedent and compliance by the Lessee with its obligations set forth in Section 10.03 or Article 11 of the Lease, to execute and deliver an Indenture and Security Agreement Supplement as contemplated by Section 9.08(3) hereof and, provided no Event of Default shall have occurred and be continuing, execute and deliver to the Lessee an appropriate instrument releasing the Airframe or Engine being replaced from the Lien of this Indenture.

         Section 9.10. Effect of Replacement. In the event of the substitution of a Replacement Airframe or a Replacement Engine as contemplated by Section 10.01 or Article 11 of the Lease and Section 9.08 hereof, all provisions of this Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same Airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

         Section 9.11. Compensation. The Owner Trustee covenants and agrees to pay, and the Indenture Trustee shall be entitled to receive, reasonable compensation and payment or reimbursement for its reasonable advances, expenses and disbursements (including the reasonable compensation and expenses and disbursements of its counsel, agents and other persons not regularly in its employ) in connection with its services rendered hereunder or in any way relating to or arising out of the administration of the Trust Indenture Estate and shall have a priority claim on the Trust Indenture Estate for the payment of such compensation, advances, expenses and disbursements to the extent that such compensation, advances, expenses and disbursements shall not be paid by the Lessee, and shall have the right to use or apply any moneys held by it hereunder in the Trust Indenture Estate toward such payments; provided that, so long as the Lease is in effect, the Indenture Trustee shall not make any claim for payment under this Section 9.11 against the Owner Trustee without first making demand on the Lessee for payment of such claim. The Indenture Trustee agrees that it shall have no right against any Holder, WTC or the Owner Participants for any fee as compensation for its services as trustee under this Indenture.


                                   ARTICLE X

                            CONCERNING THE HOLDERS

         Section 10.01. Evidence of Action Taken by Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and, if expressly required herein, to the Owner Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Sections
9.02 and 9.03 hereof) conclusive in favor of the Indenture Trustee and the Owner Trustee, if made in the manner provided in this Article.

         (b) For the purpose of determining the Holders entitled to vote or consent to any direction, waiver or other action of such Holders under Section
7.10 or 7.11 hereof, the Lessee may set a record date for such vote or consent by specifying such record date in an Officer's Certificate delivered to the Indenture Trustee. Such record date shall be a date not more than 15 days prior to the first solicitation of such vote or consent.

         Section 10.02. Proof of Execution of Instruments and of Holding of Certificates. Subject to Sections 9.02 and 9.03 hereof, the execution of any instrument by a Holder or his agent or proxy may be proved in accordance with such reasonable rules and regulations as may be prescribed by the Indenture Trustee. The holding of Certificates shall be proved by the Register or by a certificate of the Registrar.

         Section 10.03. Holders to Be Treated as Owners. Prior to due presentment for registration of transfer of any Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the Person in whose name such Certificate shall be registered upon the Register as the absolute owner of such Certificate (whether or not such Certificate shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, interest on such Certificate and for all other purposes; and neither the Owner Trustee nor the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee) nor the Paying Agent, if any, nor the Registrar nor the Lessee shall be affected by any notice to the contrary. All such payments so made to any such person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any such Certificate.

         Section 10.04. Certificates Owned by Owner Trustee and the Lessee Deemed Not Outstanding. In determining whether the Holders of the requisite aggregate principal amount of Certificates have concurred in any direction, consent or waiver under this Indenture, Certificates which are owned by the Owner Trustee, the Owner Participants, WTC, the Lessee or by any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any such determination; provided that for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, consent or waiver, only if a Responsible Officer of the Indenture Trustee has actual knowledge that certain Certificates are so owned by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participants, WTC or the Lessee shall such Certificates be so disregarded; and provided further that if all Certificates which would be deemed Outstanding in the absence of the foregoing provision are owned by the Owner Trustee, WTC or the Owner Participants or by any Affiliate thereof, then such Certificates shall be
deemed Outstanding for the purpose of any such determination.   Certificates
so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Owner Trustee, the Owner Participants, WTC or the Lessee or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Owner Trustee, the Owner Participants, WTC or the Lessee. In case of a dispute as to such right, the advice of counsel shall be full protection in respect of any decision made by the Indenture Trustee in accordance with such advice, unless the Lessee, the Owner Trustee, WTC, or the Owner Participants are actually named in the Register. Upon request of the Indenture Trustee, the Owner Trustee, the Owner Participants, WTC and the Lessee shall furnish to the Indenture Trustee promptly an Officer's Certificate listing and identifying all Certificates, if any, known by the Owner Trustee, the Owner Participants, WTC or the Lessee to be owned or held by or for the account of any of the above-described persons; and, subject to Sections 9.02 and 9.03 hereof, the Indenture Trustee shall be entitled to accept such Officer's Certificate as conclusive evidence of the facts set forth therein and of the fact that all Certificates not listed therein are outstanding for the purpose of any such determination.

         Section 10.05. Right of Revocation of Action Taken. At any time prior to (but not after) the evidencing to the Indenture Trustee, as provided in Section 10.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action, any Holder of a Certificate, the serial number of which is shown by the evidence to be included among the serial numbers of the Certificates the Holders of which have consented to such action, may, by filing written notice at the Corporate Trust Department and upon proof of holding as provided in this Article, revoke such action so far as concerns such Certificate. Except as aforesaid, any such action taken by the Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Certificate and of any Certificates issued in exchange or substitution therefor, irrespective of whether or not any notation in regard
thereto is made upon any such Certificate or otherwise.   Any action taken by
the Holders of the percentage in aggregate principal amount of the Certificates specified in this Indenture in connection with such action shall be conclusively binding upon the Owner Trustee, the Indenture Trustee and the Holders of all the Certificates.

         Section 10.06. ERISA. Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under
Section 406 of ERISA and Section 4975 of the Code.


                                  ARTICLE XI

                         INDEMNIFICATION OF INDENTURE
                           TRUSTEE BY OWNER TRUSTEE

         The Owner Trustee, not individually but solely in its capacity as Owner Trustee under the Trust Agreement, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Indenture Trustee, in its individual capacity, and its successors, assigns, agents and servants solely from the Lessor's Estate, with respect to the claims of the Indenture Trustee for payment or reimbursement under Section 9.11 hereof and from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Indenture Trustee on or measured by any compensation received by the Indenture Trustee for its services under this Indenture), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indenture Trustee (whether or not also agreed to be indemnified against by any other person under any other document) in any way relating to or arising out of this Indenture, or any other Indenture Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Indenture Trustee hereunder, except only (a) in the case of willful misconduct or gross negligence of the Indenture Trustee in the performance of its duties hereunder, (b) as may result from the inaccuracy of any representation or warranty of the Indenture Trustee in the Participation Agreement, (c) as otherwise provided in Section 9.02(c) hereof or (d) as otherwise excluded by the terms of Article 8 or Article 9 of the Participation Agreement from the Lessee's general indemnity or general tax indemnity to the Indenture Trustee under said Articles; provided that so long as the Lease is in effect, the Indenture Trustee shall not make any claim under this Article XI for any claim or expense indemnified by the Lessee under the Participation Agreement without first making demand on the Lessee for payment of such claim or expense. The Indenture Trustee shall be entitled to indemnification, from the Trust Indenture Estate, for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Article XI to the extent not reimbursed by the Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Indenture Trustee shall have a prior Lien on the Trust Indenture Estate. The indemnities contained in this
Article XI shall survive the termination of this Indenture and the resignation
or removal of the Indenture Trustee.   Upon payment in full by the Owner
Trustee of any indemnity pursuant to this Article XI, the Owner Trustee shall, so long as no Indenture Event of Default shall have occurred and be continuing, be subrogated to the rights of the Indenture Trustee, if any, in respect of the matter as to which the indemnity was paid.


                                  ARTICLE XII

                              SUCCESSOR TRUSTEES

         Section 12.01. Notice of Successor Owner Trustee. In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust
Agreement or any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Indenture Trustee.

         Section 12.02. Resignation and Removal of Indenture Trustee; Appointment of Successor. (a) The Indenture Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Trustee, the Owner Participants, the Lessee and each Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In addition, the Majority in Interest of the Certificate Holders or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Lessee, the Owner Trustee, the Owner Participants, and the Indenture Trustee, and the Indenture Trustee shall promptly notify each Holder thereof of such action in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Indenture Trustee. In the case of the resignation or removal of the Indenture Trustee, the Majority in Interest of the Certificate Holders, or the Owner Trustee, with the consent of the Lessee and the Majority in Interest of the Certificate Holders, may appoint a successor Indenture Trustee by an instrument signed by such Holders. If a successor Indenture Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Indenture Trustee, the Owner Trustee, the Lessee, the Owner Participants, or any Holder may apply to any court of competent jurisdiction to appoint a successor Indenture Trustee to act until such time, if any, as a successor shall have been appointed as provided above. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above.

         (b) In case at any time any of the following shall occur:

         (i) the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 12.03 hereof and shall fail to resign after written request therefor by the Owner Trustee or by any Holder; or

         (ii) the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then the Owner Trustee may remove the Indenture Trustee and, with the consent of the Lessee, appoint a successor trustee by written instrument, in duplicate, executed by a Responsible Officer of the Owner Trustee, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section
7.13 hereof, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Indenture Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Indenture Trustee and appoint a successor trustee, which removal and appointment shall become effective upon acceptance of appointment by the successor trustee as provided in Section 12.04 hereof. The successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided above within one year from the date of appointment by such court.

         Section 12.03. Persons Eligible for Appointment as Indenture Trustee. There shall at all times be an Indenture Trustee hereunder which shall be (i)(x) a bank or trust company organized and doing business under the laws of the United States of America or any state or the District of Columbia having a combined capital and surplus of at least $100,000,000 or (y) a bank or trust company whose obligations hereunder are fully guaranteed by a direct or indirect parent thereof having a combined capital and surplus of at least $100,000,000 and (ii) a Citizen of the United States authorized under applicable law to exercise corporate trust powers and subject to supervision of examination by Federal, state or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set
forth in its most recent report of condition so published.   In case at any
time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign immediately in the manner and with the effect specified in Section 12.02 hereof.

         Section 12.04. Acceptance of Appointment by Successor Trustee. Any successor trustee appointed as provided in Section 12.02 hereof shall execute and deliver to the Owner Trustee, the Lessee, and to its predecessor trustee an instrument accepting such appointment hereunder, in form and substance reasonably satisfactory to the Owner Trustee, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Owner Trustee or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall, subject to Section 14.04 hereof, pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Owner Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a prior claim upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Article XI hereof.

         No successor trustee shall accept appointment as provided in this
Section 12.04 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 12.03 hereof.

         Upon acceptance of appointment by a successor trustee as provided in this Section 12.04, the successor trustee shall mail notice thereof by first-class mail to the Holders at their last addresses as they shall appear in the Register, and shall mail a copy of such notice to the Lessee and the Owner Trustee. If the acceptance of appointment is substantially contemporaneous with the resignation, then the notice called for by the preceding sentence may be combined with the notice called for by Section 12.02 hereof.

         Section 12.05. Merger, Conversion, Consolidation or Succession to Business of Indenture Trustee. Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Indenture Trustee, shall be the successor to the Indenture Trustee hereunder, provided that, anything herein to the contrary notwithstanding, such corporation shall be eligible under the provisions of Section 12.03 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         In case at the time such successor to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Certificates shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor Indenture Trustee and deliver such Certificates so authenticated; and, in case at that time any of the Certificates shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Certificates either in the name of any predecessor hereunder or in the name of the successor Indenture Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Certificates or in this Indenture provided that the certificate of the Indenture Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Indenture Trustee or to authenticate Certificates in the name of any predecessor Indenture Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

         Section 12.06. Appointment of Separate Trustees. (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Indenture Estate may at the time be located or in which any action of the Indenture Trustee may be required to be performed or taken, the Indenture Trustee, by an instrument in writing signed by it, may appoint one or more individuals or corporations to act as a separate trustee or separate trustees or co-trustee, acting jointly with the Indenture Trustee, of all or any part of the Trust Indenture Estate, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Indenture Trustee to act.

         (b) The Indenture Trustee and, at the request of the Indenture Trustee, the Owner Trustee, shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully confirming such title, rights or duties to such separate trustee or separate trustees or co-trustee. Upon the acceptance in writing of such appointment by any such separate trustee or separate trustees or co-trustee, it, he or they shall be vested with such title to the Trust Indenture Estate or any part thereof, and with such rights, powers, duties and obligations, as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Indenture Trustee, or the Indenture Trustee and such separate trustee or separate trustees or co-trustee jointly with the Indenture Trustee subject to all the terms of this Indenture, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Indenture Trustee its or his attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its or his behalf and in its or his name. In case any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Indenture Estate and all assets, property, rights, powers, duties and obligations and duties of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Indenture Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

         (c) All provisions of this Indenture which are for the benefit of the Indenture Trustee (including without limitation Article XI hereof) shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 12.06.

         (d) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Indenture Trustee shall act, subject to the following provisions and conditions:

         (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody, investment and payment of moneys shall be exercised solely by the Indenture Trustee;

         (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed and exercised or performed by the Indenture Trustee and such additional trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

         (iii) no power hereby given to, or exercisable by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Indenture Trustee; and

         (iv) no trustee hereunder shall be liable either personally or in its capacity as such trustee, by reason of any act or omission of any other trustee hereunder.

If at any time the Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Indenture Trustee shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional trustee or separate trustee.

         (e) Any request, approval or consent in writing by the Indenture Trustee to any additional trustee or separate trustee shall be sufficient warrant to such additional trustee or separate trustee, as the case may be, to take such action as may be so requested, approved or consented to.

         (f) Notwithstanding any other provision of this Section 12.06, the powers of any additional trustee or separate trustee shall not exceed those of the Indenture Trustee hereunder.


                                 ARTICLE XIII

                      SUPPLEMENTS AND AMENDMENTS TO THIS
                      TRUST INDENTURE AND OTHER DOCUMENTS

         Section 13.01. Supplemental Indentures Without Consent of Holders. The Owner Trustee (when authorized by the Owner Participants) and the Indenture Trustee, without consent of the Holders, may enter into an indenture or indentures supplemental hereto for one or more of the following purposes:

         (a) to convey, transfer, assign, mortgage or pledge any property or assets to the Indenture Trustee as security for the Certificates;

         (b) to evidence the succession of another corporation to the Owner Trustee or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Owner Trustee herein and in the Certificates;

         (c) to add to the covenants of the Owner Trustee such further covenants, restrictions, conditions or provisions as it and the Indenture Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Indenture Event of Default permitting the enforcement of all or any of the several remedies provided herein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Indenture Event of Default or may limit the remedies available to the Indenture Trustee upon such an Indenture Event of Default or may limit the right of not less than the Majority in Interest of Certificate Holders to waive such an Indenture Event of Default;

         (d) to surrender any right or power conferred herein upon the Owner Trustee or the Owner Participants;

         (e) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Owner Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders;

         (f) to correct or amplify the description of any property at any time subject to the Lien of this Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture or to subject Replacement Airframe or Replacement Engines to the Lien of this Indenture in accordance with the provisions hereof or with the Lease or to release from the Lien of this Indenture property that has been substituted on or removed from the Aircraft as contemplated in Section 3.07 hereof; provided that supplements to this Indenture entered into for the purpose of subjecting Replacement Airframe or Replacement Engines to the Lien of this Indenture need only be executed by the Owner Trustee and the Indenture Trustee;

         (g) to provide for the issuance under this Indenture of Certificates in coupon form (including Certificates registrable as to principal only) and to provide for exchangeability of such Certificates with Certificates issued hereunder in fully registered form, and to make all appropriate changes for such purpose;

         (h)  to effect the re-registration of the Aircraft pursuant to
   Section 6.03(b) of the Participation Agreement; and

         (i) to add, eliminate or change any provision hereunder so long as such action shall not adversely affect the interests of the Holders.

         The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained therein and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Indenture Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

         Any such supplemental indenture may be executed without the consent of the Holders of Outstanding Certificates, notwithstanding any of the provisions of Section 13.02 hereof.

         Section 13.02.  Supplemental Indentures With Consent of Holders.
With the consent (evidenced as provided in Article X) of the Majority in Interest of Certificate Holders, the Owner Trustee (when authorized by the Owner Participants) and the Indenture Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each and every Holder and each Liquidity Provider, no such amendment of or supplement to this Indenture or any indenture supplemental hereto, or modification of the terms of, or consent under, any thereof, shall (a) modify any of the provisions of Section 7.11 hereof or this
Section 13.02, (b) reduce the amount or extend the time of payment of any amount owing or payable under any Certificate or reduce the interest payable on any Certificate (except that only the consent of the Holder shall be required for any decrease in any amounts of or the rate of interest payable on such Certificate or any extension for the time of payment of any amount payable under such Certificate), or alter or modify the provisions of Article V hereof with respect to the order of priorities in which distributions thereunder shall be made as among Holders of different Series of Certificates or as between the Holder and the Owner Trustee or the Owner Participants or with respect to the amount or time of payment of any such distribution, or alter or modify the circumstances under which a Make-Whole Premium shall be payable, or alter the currency in which any amount payable under any Certificate is to be paid, or impair the right of any Holder to commence legal proceedings to enforce a right to receive payment hereunder, (c) reduce, modify or amend any indemnities in favor of any Holder or in favor of or to be paid by the Owner Participants (except as consented to by each Person adversely affected thereby), or (d) create or permit the creation of any Lien on the Trust Indenture Estate or any part thereof prior to or pari passu with the Lien of this Indenture, except as expressly permitted herein, or deprive any Holder of the benefit of the Lien of this Indenture on the Trust Indenture Estate, except as provided in Section 7.02 hereof or in connection with the exercise of remedies under Article VII. This Section 13.02 shall not apply to any indenture or indentures supplemental hereto permitted by, and complying with the terms of, Section 13.06 hereof.

         Upon the request of the Owner Trustee (at the direction of the Owner Participants) and upon the filing with the Indenture Trustee of evidence of the consent of Holders and other documents, if any, required by Section 10.01, the Indenture Trustee shall join with the Owner Trustee and the Lessee in the execution of such supplemental indenture unless such supplemental indenture affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Indenture Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

         Promptly after the execution by the Owner Trustee, the Indenture Trustee and the Lessee of any supplemental indenture pursuant to the provisions of this Section, the Indenture Trustee shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the registry books of the Registrar, setting forth in general terms the substance of such supplemental indenture. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

         Section 13.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Indenture Trustee, the Owner Trustee, the Lessee and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

         Section 13.04. Documents to Be Given to Indenture Trustee. The Indenture Trustee, subject to the provisions of Sections 9.02 and 9.03, may receive an Officer's Certificate and an Opinion of Counsel as conclusive evidence that any such supplemental indenture complies with the applicable provisions of this Indenture.

         Section 13.05. Notation on Certificates in Respect of Supplemental Indentures. Certificates authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in form approved by the Indenture Trustee as to any matter provided for by such supplemental indenture. If the Owner Trustee or the Indenture Trustee shall so determine, new Certificates so modified as to conform, in the opinion of the Owner Trustee and the Indenture Trustee, to any modification of this Indenture contained in any such supplemental indenture may be prepared by the Owner Trustee, authenticated by the Indenture Trustee and delivered in exchange for the Outstanding Certificates.

         Section 13.06. No Request Necessary for Lease Supplement or Indenture and Security Agreement Supplement. Notwithstanding anything contained in
Section 13.02 hereof, no written request or consent of the Indenture Trustee, any Holder or the Owner Participants pursuant to Section 13.02 hereof shall be required to enable the Owner Trustee to enter into any supplement to the Lease with the Lessee in accordance with the terms and conditions of the Lease to subject a Replacement Airframe or Replacement Engine thereto or to execute and deliver an Indenture and Security Agreement Supplement pursuant to the terms hereof.

         Section 13.07. Notices to Liquidity Providers. Any request made to any Holder for consent to any amendment, supplement or waiver pursuant to
Section 7.11, 8.01 or this Article XIII shall be promptly furnished by the Indenture Trustee to each Liquidity Provider.


                                  ARTICLE XIV

                   SATISFACTION AND DISCHARGE OF INDENTURE;
                               UNCLAIMED MONEYS

         Section 14.01. Satisfaction and Discharge of Indenture; Termination of Indenture. If at any time after (a) the Owner Trustee shall have paid or caused to be paid the principal of and interest on all the Certificates outstanding hereunder, as and when the same shall have become due and payable, or (b) the Owner Trustee shall have delivered to the Indenture Trustee for cancellation all Certificates theretofore authenticated (other than any Certificates which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.07 hereof) or (c) (i) all such Certificates not theretofore delivered to the Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for prepayment within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of prepayment by the Indenture Trustee in the name and at the expense of the Owner Trustee, and (ii) the Owner Trustee shall have irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds the entire amount in cash (other than moneys repaid by the Indenture Trustee or any paying agent to the Owner Trustee in accordance with
Section 14.04 hereof) or Government obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity all such Certificates not theretofore delivered to the Indenture Trustee for cancellation, including principal and interest due or to become due to such date of maturity as the case may be, and if, in any such case, the Owner Trustee shall also pay or cause to be paid all other sums then payable hereunder by the Owner Trustee, then this Indenture shall cease to be of further effect (except in the case of (c) above as to (A) rights of registration of transfer and exchange, and the Owner Trustee's right of optional prepayment pursuant to Section 6.02(a)(ii) hereof, (B) substitution of mutilated, defaced, destroyed, lost or stolen Certificates,
(C) rights of Holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (D) the rights, obligations, indemnities and immunities of the Indenture Trustee hereunder and (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them), and the Indenture Trustee, on demand of the Owner Trustee accompanied by an Officer's Certificate and an Opinion of Counsel (covering such matters reasonably requested by, and in form and substance reasonably satisfactory to, the Indenture Trustee) and at the cost and expense of the Owner Trustee, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture. The Owner Trustee agrees to reimburse and indemnify the Indenture Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Indenture Trustee for any services thereafter reasonably and properly rendered by the Indenture Trustee in connection with this Indenture or the Certificates.

         Upon (or at any time after) payment in full to the Indenture Trustee, as trust funds, of the principal of and interest on and Make-Whole Premium, if any, and all other amounts due hereunder and under all Certificates and provided that there shall then be no other amounts due to the Indenture Trustee hereunder or under the Participation Agreement or otherwise secured hereby, the Owner Trustee shall direct the Indenture Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft from the Lien of this Indenture and releasing the Indenture Documents from the assignment thereof hereunder, and the Indenture Trustee shall execute and deliver such instrument as aforesaid and, at the Owner Trustee's expense, will execute and deliver such other instruments or documents as may be reasonably requested by the Owner Trustee to give effect to such release; provided, however, that this Indenture and the trusts created hereby shall terminate earlier and this Indenture shall be of no further force or effect upon any sale or other final disposition by the Indenture Trustee of all property forming a part of the Trust Indenture Estate and the final distribution by the Indenture Trustee of all moneys or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

         Section 14.02. Application by Indenture Trustee of Funds Deposited for Payment of Certificates. Subject to Section 14.04 hereof, all moneys deposited with the Indenture Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it to the prompt payment, either directly or through any Paying Agent, to the Holders of the particular Certificates for the payment or prepayment of which such moneys have been deposited with the Indenture Trustee, of all sums due and to become due thereon for principal, interest and Make-Whole Premium, if any, but such money need not be segregated from other funds except to the extent required by law.

         Section 14.03.  Repayment of Moneys Held by Paying Agent.   Upon the
satisfaction and discharge of this Indenture all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Owner Trustee, be repaid to it or paid to the Indenture Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

         Section 14.04. Transfer of Moneys Held by Indenture Trustee and Paying Agent Unclaimed for Two Years and Eleven Months. Any moneys deposited with or paid to the Indenture Trustee or any Paying Agent for the payment of the principal of or interest or Make-Whole Premium on any Certificate and not applied but remaining unclaimed for two years and eleven months after the date upon which such principal, interest or Make-Whole Premium shall have become due and payable, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be paid to the Owner Trustee (or, if the Trust Agreement shall no longer be in effect, to the Owner Participants) by the Indenture Trustee or such Paying Agent and the Holder of such Certificate, as a general unsecured creditor, shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Owner Trustee (or the Owner Participants) for any payment which such Holder may be entitled to collect, and all liability of the Indenture Trustee, or any Paying Agent with respect to such moneys shall thereupon cease.


                                  ARTICLE XV

                                 MISCELLANEOUS

         Section 15.01. Capacity in Which Acting. Each of WTC (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents, and, in the case of WTC (or its permitted successors or assigns), in the Trust Agreement.

         Section 15.02. No Legal Title to Trust Indenture Estate in Holders. No Holder shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Indenture or entitle such Holder or any successor or transferee of such Holder to an accounting or to the transfer to it of legal title to any part of the Trust Indenture Estate.

         Section 15.03. Sale of Trust Indenture Estate by Indenture Trustee is Binding. Any sale or other conveyance of all or any part of the Trust Indenture Estate by the Indenture Trustee made pursuant to the terms of this Indenture or of the Lease shall bind the Lessee, the Owner Trustee, the Holders and the Owner Participants and shall be effective to transfer or convey all right, title and interest of the Indenture Trustee, the Owner Trustee, the Owner Participants and such Holders therein and thereto. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Indenture Trustee.

         Section 15.04. Indenture for Benefit of Owner Trustee, Indenture Trustee, Owner Participants, Holders and Liquidity Providers. Nothing in this Indenture, whether express or implied, shall be construed to give to any person other than WTC, the Owner Trustee, the Lessee, the Indenture Trustee, as trustee and in its individual capacity, the Owner Participants, each Liquidity Provider and the Holders any legal or equitable right, remedy or claim under or in respect of this Indenture. Upon termination of this Indenture pursuant to Article XIV hereof, the Indenture Trustee in connection with the satisfaction of the Indenture shall return to the Owner Trustee all property (and related documents and instruments) constituting or evidencing the Trust Indenture Estate.

         Section 15.05. No Action Contrary to the Lessee's Rights Under the Lease. Notwithstanding any of the provisions of this Indenture or the Trust Agreement to the contrary, so long as no Event of Default shall have occurred and be continuing, neither the Indenture Trustee nor the Owner Trustee will take any affirmative acts that interfere with the peaceful and quiet possession and enjoyment of the Aircraft by the Lessee.

         Section 15.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Indenture to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telex or telecopy, and (a) if to the Owner Trustee, addressed to it at its office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention:
Corporate Trust Administration (telephone: (302) 651-1000, facsimile: (302) 651-8882) (with a copy to the Owner Participants at the address provided for notice pursuant to Section 14.01 of the Participation Agreement), (b) if personally delivered to the Indenture Trustee, addressed to it at its office at 79 South Main Street, Salt Lake City, Utah 84111 (telephone: (801) 246-5630, facsimile: (801) 243-5053), Attention: Corporate Trust Department or (c) if to the Owner Participants, a Liquidity Provider or the Lessee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Indenture Trustee, or, until an address is so furnished, addressed to the address of such party if any, set forth in
Section 14.01 of the Participation Agreement. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Indenture.

         Where this Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise expressly provided herein) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at such Holder's last address as it appears in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Owner Trustee and Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

         Section 15.07. Officer's Certificates and Opinions of Counsel; Statements to Be Contained Therein. Upon any application or demand by the Lessee or the Owner Trustee to the Indenture Trustee to take any action under any of the provisions of this Indenture, the Lessee or the Owner Trustee, as the case may be, shall furnish to the Indenture Trustee upon request (a) an Officer's Certificate stating that all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and that the proposed action is in conformity with the requirements of this Indenture, and (b) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

         Any certificate, statement or opinion of an officer of WTC may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters information with respect to which is in the possession of the Lessee or WTC, upon the certificate, statement or opinion of or representations by an officer or officers of the Lessee or WTC, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate, statement or opinion of an officer of the Lessee or WTC or of counsel thereto may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants employed by the Lessee or the Owner Trustee, as the case may be, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

         Any certificate or opinion of any independent firm of public accountants filed with the Indenture Trustee shall contain a statement that such firm is independent.

         Section 15.08. Severability. Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15.09. No Oral Modifications or Continuing Waivers. No terms or provisions of this Indenture or the Certificates may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof or of any Certificate shall be effective only in the specific instance and for the specific purpose given.

         Section 15.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Holder shall bind the successors and assigns of such Holder. This Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby and thereby.

         Section 15.11. Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 15.12. Normal Commercial Relations. Anything contained in this Indenture to the contrary notwithstanding, the Owner Participants, the Indenture Trustee and any Holder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Lessee fully to the same extent as if this Indenture were not in effect, including without limitation the making of loans or other extensions of credit to the Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

         Section 15.13.  Governing Law; Counterparts.   THIS INDENTURE AND
EACH CERTIFICATE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed this 28th day of May, 1997 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Indenture shall be effective only upon such execution and delivery.


                                    WILMINGTON TRUST COMPANY,
                                    not in its individual capacity,
                                    except as specifically set forth herein
                                    but solely as Owner Trustee


                                    By______________________________________
                                      Name:  Donald G. MacKelcan
                                      Title: Assistant Vice President



                                    FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee


                                    By______________________________________
                                      Name:  Greg A. Hawley
                                      Title: Vice President



                                                                     Exhibit A
                                                                            to
                                        Trust Indenture and Security Agreement


                  Indenture and Security Agreement Supplement


         Indenture and Security Agreement Supplement (Federal Express Corporation Trust No. N587FE) dated ________, ____, of WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as owner trustee (herein called the "Owner Trustee") under the Trust Agreement dated as of December 1, 1996, as amended and restated as of May 1, 1997 (as at any time amended, herein called the "Trust Agreement") between Wilmington Trust Company and the Owner Participants named therein.


                             W I T N E S S E T H :

         WHEREAS, the Trust Agreement provides for the execution and delivery of this Indenture and Security Agreement Supplement which shall particularly describe the Aircraft and any Replacement Airframe or Replacement Engine included in the property covered by the Trust Agreement.

         WHEREAS, the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 (herein called the "Original Indenture") between the Owner Trustee and State Street Bank and Trust Company, as Original Indenture Trustee (herein called the "Original Indenture Trustee"), provides for the execution and delivery of a supplement thereto substantially in the form hereof which shall particularly describe the Aircraft (such term and other defined terms in the Indenture being used herein with the same meanings) and any Replacement Airframe or Replacement Engine included in the Trust Indenture Estate, and shall specifically mortgage such Aircraft, Replacement Airframe or Replacement Engine, as the case may be, to the Indenture Trustee.

         WHEREAS, the Original Indenture dated as of December 1, 1996 which together with the Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE) dated December 13, 1996 (the Original Indenture being attached to and made a part of such Indenture and Security Agreement Supplement and filed therewith) have been duly recorded pursuant to Subtitle VII of Title 49 of the United States Code on [________________] as one document and have been assigned Conveyance No. [______].

         WHEREAS, the Original Indenture, as amended and restated by the Trust Indenture and Security Agreement dated as of May 1, 1997 (herein called the "Indenture"), was duly recorded pursuant to Subtitle VII of Title 49 of the United States Code on ______________ and assigned Conveyance No. ________;

         NOW, THEREFORE, this Supplement witnesseth, that, to secure the prompt payment of the principal of and Make-Whole Premium, if any, and interest on, and all other amounts due with respect to, all Outstanding Certificates under the Indenture and all other amounts due hereunder and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions for the benefit of the Holders contained in the Indenture, in the Lease, in the Participation Agreement and the Certificates, and the prompt payment of any and all amounts from time to time owing under the Participation Agreement by the Owner Trustee, the Owner Participants or the Lessee to the Holders and for the uses and purposes and subject to the terms and provisions of the Indenture and the Certificates, and in consideration of the premises and of the covenants contained in the Indenture, and of the purchase of the Certificates by the Holders, and of the sum of $1 paid to the Owner Trustee by the Indenture Trustee at or before the delivery of the Indenture, the receipt of which is hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged, granted a security interest in, and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge, grant a security interest in, and confirm, unto the Indenture Trustee, its successors and assigns, in trust for the equal and ratable security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Trustee in, to and under the following described property:


                                   Airframe

                    One (1) Airframe identified as follows:

                                 FAA               Manufacturer's
                                 Registration      Serial
Manufacturer         Model       Number            Number
------------         -----       ------------      --------------



together with all appliances, equipment, instruments and accessories (including, without limitation, radio and radar) from time to time belonging thereto, owned by the Owner Trustee and installed in or appurtenant to said aircraft.

                               AIRCRAFT ENGINES

Two (2) aircraft engines, each such engine having 750 or more rated takeoff horsepower or the equivalent thereof, identified as follows:

                                                         Manufacturer's
Manufacturer                     Model                   Serial Number
------------                     -----                   --------------




together with all equipment and accessories belonging thereto, by whomsoever manufactured, owned by the Owner Trustee and installed in or appurtenant to said aircraft engines.

         Together with all substitutions, replacements and renewals of the property described above, and all property which shall hereafter become physically attached to or incorporated in the property described above, whether the same are now owned by the Owner Trustee or shall hereafter be acquired by it.

         As further security for the obligations referred to above and secured by the Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Indenture Trustee, its successors and assigns, for the security and benefit of the Holders, in the trust created by the Indenture, and subject to all of the terms, conditions, provisions and limitations set forth in the Indenture, all of the estate, right, title and interest of the Owner Trustee in, to and under the Lease Supplement (other than Excepted Payments, if any) covering the property described above.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, for the benefit and security of the Holders for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement is being delivered in the State of New York.

         AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft/Engines referred to in this Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee and covered by all the terms and conditions of the Trust Agreement, subject to the Lien of the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Supplement to be duly executed as of the date first written above by one of its officers thereunto duly authorized.


                                 WILMINGTON TRUST COMPANY,
                                 not in its individual capacity,
                                 except as specifically set forth herein
                                 but solely as Owner Trustee


                                 By______________________________________
                                   Name:   Donald G. MacKelcan
                                   Title:  Assistant Vice President



                                                                     Exhibit B
                                                                            to
                                        Trust Indenture and Security Agreement


                             [Form of Certificate]


                THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
                THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
         NOT BE SOLD OR OFFERED FOR SALE IN CONTRAVENTION OF SAID ACT


No. ______                                                      $_____________


                          EQUIPMENT TRUST CERTIFICATE
                (Federal Express Corporation Trust No. N587FE)

                           WILMINGTON TRUST COMPANY
                 not in its individual capacity but solely as
                      OWNER TRUSTEE UNDER TRUST AGREEMENT
                (Federal Express Corporation Trust No. N587FE)
                         dated as of December 1, 1996
                   as amended and restated as of May 1, 1997


Interest Rate                                                         Maturity


                                  SERIES ___

         Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 as amended and restated as of May 1, 1997, among the Owner Participants named therein and Wilmington Trust Company (herein as such Trust Agreement may be amended or supplemented from time to time called the "Trust Agreement"), hereby promises to pay to FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Subordination Agent, or its registered assigns, the principal sum of ________________ _______________ Dollars, payable as set forth below for the Maturity specified above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the principal outstanding from time to time, semiannually on each January 15 and July 15, on said principal sum in like coin or currency at the rate per annum set forth above from the January 15 or the July 15, as the case may be, next preceding the date of this Certificate to which interest on the Certificates has been paid or duly provided for, unless the date hereof is a date to which interest on the Certificates has been paid or duly provided for, in which case from the date of this Certificate. Notwithstanding the foregoing, if the date hereof is after any January 15 or July 15 and before the following January 15 or July 15, as the case may be, this Certificate shall bear interest from such January 15 or July 15; provided that, if the Owner Trustee shall default in the payment of interest due on such January 15 or July 15, then this Certificate shall bear interest from the next preceding January 15 or July 15 to which interest on this Certificate has been paid or duly provided for. The interest so payable on any January 15 or July 15 will, except as otherwise provided in the Indenture referred to below, be paid to the person in whose name this Certificate is registered at the close of business on the January 15 or July 15 preceding such January 15 or July 15, whether or not such day is a Business Day.

         This Certificate shall bear interest at the Past Due Rate on any principal hereof and on any other amount payable hereunder or under the Indenture which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the date thereof to but excluding the date the same is paid in full, payable from time to time on demand of the Indenture Trustee.

         Principal and interest and other amounts due hereunder shall be payable at the office or agency of First Security Bank, National Association (the "Indenture Trustee") maintained for such purpose in immediately available funds prior to 10:30 A.M. (New York time) on the due date thereof and the Indenture Trustee shall remit all such amounts received by it to the Holders at such account or accounts at such financial institution or institutions as the Holders shall have designated to the Indenture Trustee in writing, in immediately available funds, such payment to be made if the payment was received prior to 10:30 A.M. New York time by the Indenture Trustee on any Business Day, by 12:00 noon New York time on such Business Day; otherwise, the Indenture Trustee shall make payment promptly, but not later than 11:00 A.M. New York time on the next succeeding Business Day; provided that, at the option of the Indenture Trustee or its Paying Agent, interest may be paid by mailing a check therefor payable to or upon the written order of the registered holder entitled thereto at his last address as it appears on the
Register.   If any amount payable under this Certificate, or under the
Indenture, falls due on a day that is not a Business Day, then such sum shall be payable on the next succeeding Business Day, without (provided that payment is made on such next succeeding Business Day) additional interest thereon for the period of such extension.

         Wilmington Trust Company and First Security Bank, National Association are not acting individually hereunder, but solely as Owner Trustee and Indenture Trustee, respectively.

         Any Person, other than the Subordination Agent, who is acquiring the Certificates will be deemed to represent and warrant that (i) no assets of an employee benefit plan subject to Title I of ERISA or an individual retirement account or plan subject to Section 4975 of the Code, or any trust established under any such plan or account, have been used to acquire or hold any of the Certificates, or (ii) that one or more administrative or statutory exemptions from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code applies to its purchase and holding of the Certificates such that its purchase and holding of the Certificates will not result in a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

         This Certificate is one of a duly authorized issue of Certificates issued and to be issued under the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 as amended and restated as of May 1, 1997 (herein as amended, supplemented or modified from time to time called the "Indenture") between the Owner Trustee and the Indenture Trustee, designated as Equipment Trust Certificates (Federal Express Corporation Trust No. N587FE) limited in aggregate initial principal amount to $61,754,000 consisting of the following aggregate principal amounts of Certificates with the interest rates per annum and Maturities shown:

                                       Initial
                                       Aggregate
                                       Principal
Series             Maturity            Amount              Interest Rate
------         ----------------        -----------         -------------

  A            January 15, 2015        $37,512,000             7.50%
  B            January 15, 2010        $13,796,000             7.52%
  C            January 15, 2007        $10,446,000             7.65%

         Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties conveyed, pledged and assigned thereby, the nature and extent of the security, the respective rights of the Owner Trustee, the Owner Participants, the Lessee, the Indenture Trustee and the Holders, and the terms upon which the Certificates are, and are to be, executed and delivered, to all of which terms and conditions in the Indenture each Holder hereof agrees by its acceptance of this Certificate.

         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         The principal amounts of the Certificates are payable as follows. The Certificates are subject to redemption in part, pro rata (based on the face amount thereof), in each case through mandatory sinking fund redemptions providing for the redemption on the Sinking Fund Redemption Dates of the aggregate principal amounts set forth below, together with interest accrued thereon to the applicable Sinking Fund Redemption Date, but without Make-Whole Premium.


                             Series A            Series B              Series C
                    Certificates with    Certificates with    Certificates with
Sinking Fund            a Maturity of        a Maturity of        a Maturity of
Redemption Date      January 15, 2015     January 15, 2010     January 15, 2007
----------------    -----------------    -----------------    -----------------
January 15, 1998              724,290                  786                    0
July 15, 1998                     468                    0                    0
January 15, 1999              750,760              281,534              544,208
July 15, 1999                       0                    0                    0
January 15, 2000              750,760              281,534              599,356
July 15, 2000                       0                    0                    0
January 15, 2001              750,760              281,534              728,258
July 15, 2001                       0                    0                    0
January 15, 2002              750,760              281,534              861,394
July 15, 2002                       0                    0                    0
January 15, 2003              750,760              281,534            1,005,202
July 15, 2003                       0                    0                    0
January 15, 2004              750,760              281,534            1,160,006
July 15, 2004                       0                    0                    0
January 15, 2005                    0                    0            1,967,524
July 15, 2005                 750,762              281,540                    0
January 15, 2006              750,760              281,536            3,279,410
July 15, 2006                       0                    0                    0
January 15, 2007              750,760            1,684,506              300,642
July 15, 2007                       0                    0                    0
January 15, 2008              750,760            2,533,230                    0
July 15, 2008                       0                    0                    0
January 15, 2009              750,760            4,135,478                    0
July 15, 2009                       0                    0                    0
January 15, 2010            2,078,026            3,189,720                    0
July 15, 2010                       0                    0                    0
January 15, 2011            5,678,550                    0                    0
July 15, 2011                       0                    0                    0
January 15, 2012            6,121,034                    0                    0
July 15, 2012                       0                    0                    0
January 15, 2013            6,597,998                    0                    0
July 15, 2013                       0                    0                    0
January 15, 2014            7,112,128                    0                    0
July 15, 2014                       0                    0                    0
January 15, 2015              941,144                    0                    0

         Except as expressly provided in the Indenture, all payments of principal, Make-Whole Premium, if any, and interest and other amounts to be made to the Holder hereof by or at the behest of the Owner Trustee hereunder or under the Indenture shall be made only from the income and proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Lessor's Estate to the extent included in the Trust Indenture Estate to enable the Indenture Trustee to make such distributions in accordance with the terms of the Indenture; provided that under the Lease, the Lessee is obligated to pay or cause to be paid, to the extent such payments are not required to be made from the assets subject to the Lien of this Indenture or the income and proceeds received by the Indenture Trustee therefrom, any net loss arising from the investment of funds held by the Indenture Trustee which but for an Event of Default would be payable to Lessee, and each Holder hereof, by its acceptance of this Certificate, agrees that it will (except as aforesaid) look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the Holder hereof as provided above and that neither the Owner Participants, the Owner Trustee, Wilmington Trust Company nor the Indenture Trustee is personally liable to the Holder hereof for any amounts payable or any liability under this Certificate or under the Indenture, except as expressly provided in the Indenture, in the case of Wilmington Trust Company, the Owner Trustee and the Indenture Trustee.

         The Certificates are subject to prepayment in the following circumstances at the price determined as set forth below.

         (i) If an Event of Loss occurs with respect to the Airframe or with respect to the Airframe and the Engines or engines then installed on the Airframe (unless pursuant to Section 11.03 of the Lease and Section 9.08 of the Indenture replacement equipment is substituted therefor).

         (ii) If the Lessee, pursuant to Section 4.02(a) of the Lease, gives notice of purchase of the Aircraft (and the Lessee shall not have revoked such notice or effected an assumption of the Certificates as provided in
   Section 2.12 of the Indenture).

         (iii) If the Owner Participants or the Owner Trustee on behalf of the Owner Participants gives notice of prepayment to the Indenture Trustee pursuant to Section 8.02 of the Indenture.

         (iv) If the Lessee, pursuant to Section 10.01 of the Lease, gives notice of a voluntary termination for obsolescence or surplus, but subject to Section 6.02(c) of Indenture.

         (v) Pursuant to Section 15.01 of the Participation Agreement in connection with a Refinancing of the Certificates.

         (vi) At the option of the Owner Trustee with the prior written consent of the Lessee upon not less than 25 days' prior written notice.

         In the case of a prepayment of the Certificates pursuant to clauses
(ii), (iv) and (v) above, the Lessee, in accordance with and subject to the terms (including timing of notice) of Section 4.02(a) or 10.01 of the Lease or
Article 15 of the Participation Agreement, as the case may be, shall give irrevocable (subject to Section 6.02(c) of the Indenture) written notice to the Owner Trustee and the Indenture Trustee and to the Holders of all of the Certificates specifying the Business Day on which the Owner Trustee is directed to prepay the Certificates. In the case of a prepayment pursuant to clause (i) above, the Certificates shall be prepaid on the Loss Payment Date (as defined in Section 11.02 of the Lease). In the case of a prepayment pursuant to clause (iii) above, the Certificates shall be prepaid on the date designated in the notice of prepayment required by Section 8.02 of the Indenture. In the case of a prepayment of the Certificates pursuant to clauses
(ii) and (iv) above, the Certificates shall be prepaid in full on the Termination Date. In the case of a prepayment of the Certificates pursuant to clause (v) above, the Certificates shall be prepaid on the effective date of the Refinancing. In the case of a prepayment of the Certificates pursuant to
(vi) above, the Certificates shall be prepaid on the date designated in the notice referred to therein. The day on which the Certificates are to be prepaid is herein referred to as the "Prepayment Date". On or prior to the Prepayment Date, immediately available funds shall be deposited with the Indenture Trustee in an amount in respect of the Certificates equal to:

         (1) (i) if such prepayment is made under any provision of Section
   6.02 of the Indenture on or after the applicable Premium Termination Date, or (ii) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (i) or (iii) above (if clause (i) of the first sentence of Section 8.02(a) of the Indenture is applicable), the sum of (A) the aggregate principal amount of such Certificates then Outstanding, (B) accrued interest on the Certificates to the Prepayment Date and (C) all other aggregate sums due the Indenture Trustee under the Indenture or under the Participation Agreement or the Lease, but excluding any Make-Whole Premium or other premium or penalty, or

         (2) if such prepayment is made prior to the applicable Premium Termination Date pursuant to clause (ii), (iii) (if clause (ii) of the first sentence of Section 8.02(a) of the Indenture is applicable), (iv),
   (v) or (vi) above, the sum of the amounts specified in clauses (A), (B) and
   (C) of the preceding clause (1) plus any Make-Whole Premium payable in respect of all Certificates with respect to which the Premium Termination Date therefor has not occurred

(the aggregate amount required to be paid pursuant to this sentence being herein referred to as the "Prepayment Price").

         If, in accordance with and subject to the satisfaction of the conditions set forth in Section 7.11 of the Participation Agreement, the Lessee shall assume all of the obligations of the Owner Trustee hereunder, under the Certificates and all other Operative Agreements, the Owner Participants and the Owner Trustee shall (except for prior acts) be released and discharged from any further obligations hereunder and under the Certificates and all other Operative Agreements (except any obligations that have accrued prior to such assumption).

         If an Indenture Event of Default under the Indenture shall occur and be continuing, the principal of the Certificates may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived the Majority in Interest of Holders. Any such consent or waiver shall be conclusive and binding upon the Holder of this Certificate and upon all future Holders and owners of this Certificate and any Certificate that may be issued in exchange or substitution therefor, whether or not any notation thereof is made upon this Certificate or such other Certificates. Moreover, if, and only if, an Event of Default shall occur, the Indenture Trustee may declare the Lease to be in default, and may, to the exclusion of the Owner Trustee, exercise one or more of the remedies of the Owner Trustee provided in the Lease.

         The Owner Trustee or the Owner Participants may cure a default by the Lessee under the Lease arising from the failure of the Lessee to make any Basic Rent payments under the Lease, but the Owner Trustee and the Owner Participants, collectively, may not cure more than three consecutive such failures or more than six such failures in total. The Owner Trustee or the Owner Participants may cure any other default by the Lessee in the performance of its obligations under the Lease.

         (A) If an Event of Default shall have occurred and be continuing for more than 180 days or the Certificates shall have been accelerated or (B) an Event of Default shall have occurred and be continuing for not more than 180 days and the Certificates shall not have been accelerated, the Owner Participants (or the Owner Trustee on behalf of the Owner Participants) may:

             (1) direct the Owner Trustee to cause the prepayment of all the Outstanding Certificates by notifying the Indenture Trustee of such election and depositing the sum of amounts contemplated by paragraph "first" under Section 5.03 of the Indenture and the aggregate Prepayment Price of all such Certificates with the Indenture Trustee for distribution to the Holders; or

             (2) purchase all of the Outstanding Certificates by paying to the Indenture Trustee an amount equal to the aggregate unpaid principal amount of all Outstanding Certificates, plus accrued interest on such amount to the date of purchase and any Make-Whole Premium applicable to each Outstanding Certificate, if such purchase occurs prior to the Premium Termination Date for such Outstanding Certificate (in the case of a purchase pursuant to clause (ii) of the first sentence of
         Section 8.02(a) of the Indenture) plus all other sums due any Holder or the Indenture Trustee under the Indenture, the Participation Agreement or the Lease.

         The right of the Holder hereof to institute an action for any remedy under the Indenture is subject to certain restrictions specified in the Indenture, except that the right of the Holder of this Certificate to receive payment of the principal of and interest and Make-Whole Premium, if any, on this Certificate on or after the respective due dates, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

         The Certificates are issuable only as registered Certificates without coupons in denominations of $1,000 and integral multiples thereof. So long as any of the Certificates remain Outstanding, the Indenture Trustee will maintain an office or agency where the Certificates may be presented for payment and a facility or agency in New York, New York where the Certificates may be presented for registration of transfer and for exchange as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein, this Certificate is transferable, and upon surrender of this Certificate for registration of transfer at the principal corporate trust office of the Indenture Trustee, or at the office or agency maintained for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Owner Trustee and the Indenture Trustee duly executed by, the Holder or his attorney duly authorized in writing, one or more new Certificates of the same Series and Maturity and interest rate and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

         As provided in the Indenture and subject to certain limitations therein, the Certificates are exchangeable for an equal aggregate principal amount of Certificates of the same Series and Maturity and interest rate and of authorized denominations, as requested by the Holder surrendering the same, upon presentation thereof for such purpose at the principal corporate trust office of the Indenture Trustee, or at an office or agency maintained for such purpose.

         No service charge shall be levied for any such registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the due presentment for registration of transfer of this Certificate, the Owner Trustee, the Indenture Trustee, any agent of the Owner Trustee or the Indenture Trustee, the Paying Agent, if any, the Registrar and the Lessee shall deem and treat the person in whose name this Certificate is registered as the absolute owner hereof for all purposes whether or not this Certificate is overdue, and neither the Owner Trustee, the Indenture Trustee (nor any agent of the Owner Trustee or the Indenture Trustee), nor the Paying Agent, if any, the Registrar nor the Lessee shall be affected by notice to the contrary.

         The indebtedness evidenced by this Certificate is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Indenture) in respect of [Series A Certificate](1), [Series A and Series B Certificates](2) and this Certificate is issued subject to such provisions. The Holder of this Certificate, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Indenture Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Indenture Trustee such Holder's attorney-in-fact for such purpose.(*)

         As provided in the Indenture, the Indenture and the Certificates shall be construed in accordance with and governed by the laws of the State of New York.

         This Certificate shall not be secured by or be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless authenticated by the Indenture Trustee as evidenced by the manual signature of one of its authorized officers on the certificate below.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Trust Certificate (Federal Express Corporation Trust No. N587FE) to be duly executed in its corporate name by its officer thereunto duly authorized.


Dated: May ___, 1997                 WILMINGTON TRUST COMPANY,
                                     not in its individual capacity,
                                     but solely as Owner Trustee


                                     By ____________________________________
                                        Name: Donald G. MacKelcan
                                        Title: Assistant Vice President



----------
(1) To be inserted in the case of a Series B Certificate.
(2) To be inserted in the case of a Series C Certificate.
(*) To be inserted for each Certificate other than any Series A
    Certificate.


          [FORM OF INDENTURE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


         This is one of the Equipment Trust Certificates (Federal Express Corporation Trust No. N587FE) referred to in the within mentioned Indenture.


Dated:  May ___, 1997              FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                   not in its individual capacity,
                                   but solely as Indenture Trustee


                                   By ____________________________________
                                      Name: Greg A. Hawley
                                      Title: Vice President




                                  SCHEDULE I

                                  [Reserved]



                                  SCHEDULE II

                                  DEFINITIONS
                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of an Owner Participant and WTC shall not be deemed to be an Affiliate of any of the Owner Trustee, the Lessor or such Owner Participant. Neither Owner Participant, by virtue of its status or the agreements in respect thereof, shall be deemed an "Affiliate" of the other Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participants, or any corporate Affiliate of an Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Agent. Morgan Guaranty Trust Company of New York and its successors and permitted assigns as Agent for the Original Loan Participant pursuant to
Article 16 of the Original Participation Agreement.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe (or any permitted substitute airframe) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Amendment No. 1 to the Original Tax Indemnity Agreement. Amendment No. 1 to the Original Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), dated as of May 1, 1997 among the Lessee, the Owner Participants and the Owner Trustee.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on the Delivery Date or the Refunding Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participants.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), dated the Delivery Date, as amended and restated as of the Refunding Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N587FE), dated the Refunding Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Appraisal. The report prepared by BK Associates, Inc. and delivered to the Owner Participants on the Delivery Date pursuant to Section 4.01(n) of the Original Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on June 13, 2017, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participants under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Breakage Costs. Has the meaning specified in Schedule II to the Original Participation Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Wilmington, Delaware.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N587FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to an Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the refunding of the Original Loan Certificates.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participants and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participants and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date.  December 13, 1996.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of December 1, 1996, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996 between the Lessor and the Lessee.

         Equity Percentage. For any Owner Participant, the fractional interest, expressed as a percentage, of such Owner Participant's interest in the Beneficial Interest, calculated by dividing the Commitment of such Owner Participant (or of such Owner Participant's predecessor in interest) paid on the Delivery Date by the aggregate of the Commitments paid by all of the Owner Participants on the Delivery Date. As to Comerica Leasing Corporation (formerly known as CMCA Lease, Inc.), such Equity Percentage shall be 50% and as to Norwest Bank Minnesota, National Association, such Equity Percentage shall be 50%.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of any Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 and Section 15.01 of the Participation Agreement or any indemnity hereafter granted to any Owner Participant or the Owner Trustee in its individual capacity pursuant to
Section 7.01(e), Article 9 or Section 11.03(a) of the Lease or Section 15.01 of the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by any Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by any Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of any Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to any Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to
Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses (i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement II.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of WTC, in its individual capacity and as Owner Trustee and Lessor, the Agent (to the extent set forth in Articles 8 and 9 of the Original Participation Agreement), the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, each Owner Participant, the Owner Participant Guarantor, the Original Loan Participant (to the extent set forth in Articles 8 and 9 of the Original Participation Agreement), the Original Indenture Trustee, in its individual capacity and as trustee, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or any Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to any Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, any Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of any Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or any Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or any Owner Participant arising from the voluntary transfer by the Lessor or any Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or any Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Majority in Interest of Owner Participants. As of a particular date of determination, the Owner Participants holding more than 50% of the Beneficial Interest.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Original Agreements. The documents and instruments delivered on the Delivery Date in connection with the transactions contemplated by the Original Participation Agreement.

         Original Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), among the Lessee, the Owner Participants, the Indenture Trustee and the Owner Trustee as it was originally executed on the Delivery Date.

         Original Indenture. The Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, between the Owner Trustee and the Indenture Trustee, which together with the Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996 attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance Number T053253.

         Original Indenture Trustee. State Street Bank and Trust Company, a Massachusetts trust company, not in its individual capacity but solely as Original Indenture Trustee under the Original Indenture.

         Original Lease. The Lease Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, between the Owner Trustee as lessor, and the Lessee, which together with Lease Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996 attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance Number T053254.

         Original Loan Certificates. The loan certificates issued on the Delivery Date to the Original Loan Participant.

         Original Loan Participant. The entities listed on Schedule I to the Original Participation Agreement and their successors and assigns (other than any assignees in connection with the Refunding Date).

         Original Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, among the Lessee, the Owner Participants, the Original Indenture Trustee, the Owner Trustee and the Original Loan Participant as it was originally executed on December 13, 1996.

         Original Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), among the Lessee, the Owner Participants and the Owner Trustee as it was originally executed as of December 1, 1996.

         Original Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, among the Owner Participants and the Owner Trustee as it was originally executed and filed with the FAA on December 13, 1996.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant or Owner Participants. The trustors originally named in the Trust Agreement and any successors thereto, and any Person to which any Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Comerica Bank, a Michigan banking association, and any other provider, if any, of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Delivery Date by Comerica Bank in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee and any guaranty delivered in compliance with Article 5 of the Trust Agreement.

         Owner Trustee. WTC, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owners' Economic Return. The Owner Participants' anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participants in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, among the Lessee, the Original Loan Participant, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participants, the Original Indenture Trustee, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine title or, prior to replacement thereof in accordance with the Lease, which may be removed therefrom.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participants or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Refunding Date. A Business Day on which the refunding of the Original Loan Certificates occurs, the expected date thereof having been specified by the Lessee in a written notice given to the parties to the Participation Agreement and the Underwriters at least three (3) Business Days prior to such expected Refunding Date.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. June 13, 2017 and each January 15 and July 15 commencing on July 15, 1997, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of any Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to FSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement (other than Basic
Rent) and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

         Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Original Tax Indemnity Agreement as amended by Amendment No. 1 to the Original Tax Indemnity Agreement.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on July 15, 2009 or January 15, 2012, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, among the Owner Participants and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or any Owner Participant expressly reserved to the Owner Trustee or any Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and dated the Delivery Date.

         WTC.  Wilmington Trust Company, a Delaware banking corporation.


                                 SCHEDULE III
                       DESCRIPTION OF ORIGINAL INDENTURE


         Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 between Wilmington Trust Company, as owner trustee under Trust Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 among CMCA Lease, Inc. and Norwest Bank Minnesota, National Association, as owner participants and Wilmington Trust Company, and State Street Bank and Trust Company, as indenture trustee, recorded by the Federal Aviation Administration on January 27, 1997 and assigned Conveyance No. T053253, as supplemented by the following described instrument:

                                                    FAA            FAA
                                    Date of         Recording      Conveyance
Instrument                          Instrument      Date           Number
----------                          ----------      ---------      ----------

Indenture and Security Agreement
Supplement No. 1
(Federal Express Corporation
Trust No. N587FE)                    12/13/96         01/27/97       T053253



                            DESCRIPTION OF AIRCRAFT

One (1) McDonnell Douglas MD-11F aircraft bearing manufacturer's serial number 48489 and U.S. Registration No. N587FE (the "Airframe") and three (3) General Electric CF6-80C2-D1F aircraft engines bearing manufacturer's serial numbers 702-757, 702-827 and 704-408